SCHEDULE 14A INFORMATION

  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                     1934

 Filed by the Registrant [X]
 Filed by a Party other than the Registrant [ ]
 Check the appropriate box:

      [  ]    Preliminary Proxy Statement

      [  ]    Confidential, for Use of the Commission Only (as permitted by
 Rule 14a-6(e)(2))

      [X]     Definitive Proxy Statement

      [  ]    Definitive Additional Materials
      [  ]    Soliciting Material Pursuant to <section>240.14a-11(c) or
 <section>240.14a-12

                         HOMETOWN BANCORPORATION, INC.
               ------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


    -----------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

 Payment of Filing Fee (Check the appropriate box):
 [  ]    $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
         or Item 22(a)(2) of Schedule 14A.
 [  ]    $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
 [X] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        1)  Title of each class of securities to which transaction applies:
            COMMON STOCK OF HOMETOWN BANCORPORATION, PAR VALUE $1.00 ("COMMON STOCK") AND OPTIONS TO PURCHASE SHARES OF COMMON STOCK

        2)  Aggregate number of securities to which transaction applies:
            1,709,146 SHARES OF COMMON STOCK; OPTIONS TO PURCHASE 129,600 SHARES OF COMMON STOCK

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 {(}Set forth the amount on which the filing fee is calculated and state how it was determined):

            $17.75 PER SHARE OF COMMON STOCK OUTSTANDING (1,709,146 SHARES) FOR AN AGGREGATE OF $30,337,342 PLUS $17.75 PER SHARE OF COMMON STOCK SUBJECT TO OPTIONS (129,600) MINUS THE EXERCISE PRICE OF SUCH OPTIONS FOR AN AGGREGATE OF $1,633,644)

        4)  Proposed maximum aggregate value of transaction:
            $31,970,986

        5)  Total fee paid:
            $6,394.20

 [x]   Fee paid previously with preliminary materials.
 [  ]  Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)  Amount Previously Paid:
         _____________________

    2)  Form, Schedule or Registration Statement No.:
         _____________________

    3)  Filing Party:
         _____________________

    4)  Date Filed:
         _____________________

                         HOMETOWN BANCORPORATION, INC.
                                 20 WEST AVENUE
                        DARIEN, CONNECTICUT  06820-1265
                                 (203) 656-2265

                                                                July 23, 1996


 Dear Stockholder:


            On behalf of the Board of Directors, we want to extend to you a cordial invitation to attend a Special Meeting of Stockholders of Hometown Bancorporation, Inc. ("HOMETOWN"). The meeting will be held at 4:00 p.m., on August 20, 1996 at the main office of The Bank of Darien, 20 West Avenue, Darien, Connecticut.


            The purpose of the meeting is to vote on a proposal to approve the Amended and Restated Agreement and Plan of Merger, dated as of April 28, 1996 (the "MERGER AGREEMENT"), among Hometown, The Bank of Darien ("THE BANK OF DARIEN"), HUBCO, Inc. ("HUBCO"), Hudson United Bank and Hometown Acquisition Corporation ("Hometown Acquisition Corporation"), pursuant to which Hometown Acquisition Corporation would merge with and into Hometown (the "MERGER"), and at HUBCO's option, The Bank of Darien would merge with and into a subsidiary of HUBCO.

            Upon consummation of the Merger each outstanding share of Hometown common stock (other than shares the holders of which have exercised dissenters' rights under the Delaware General Corporation Law) would be converted into the right to receive $17.75 in cash.

            Consummation of the Merger is subject to certain conditions, including approval of the Merger Agreement by the Hometown stockholders and approval of the Merger by various regulatory agencies.

            Approval of the Merger Agreement requires the affirmative vote of a majority of the outstanding common stock of Hometown. Assuming that the directors and executive officers of Hometown and The Bank of Darien vote their shares of common stock of Hometown (13.78% of the outstanding Common
 Stock) in favor of approval of the Merger Agreement, approval of the Merger Agreement will require the affirmative vote of the holders of an additional 36.22% of the outstanding shares of Hometown common stock entitled to be voted at the meeting in order for the Merger Agreement to be approved.


            Holders of Hometown common stock should not send their certificates representing shares of Hometown Common Stock until they receive instructions from the Exchange Agent.


            The accompanying Notice of Special Meeting and Proxy Statement contain information about the Merger. We urge you to review carefully such information and the information in Hometown's 1995 Annual Report on Form 10-K and Hometown's Quarterly Report on Form 10-Q for the period ended March 31, 1996, copies of which are attached to the accompanying Proxy Statement.

            THE BOARD OF DIRECTORS OF HOMETOWN HAS UNANIMOUSLY ADOPTED THE MERGER AGREEMENT AND RECOMMENDS THAT THE STOCKHOLDERS OF HOMETOWN APPROVE THE MERGER AGREEMENT. A FAILURE TO VOTE, EITHER BY NOT RETURNING THE ENCLOSED PROXY OR BY CHECKING THE "ABSTAIN" BOX THEREON, WILL HAVE THE SAME EFFECT AS A VOTE AGAINST APPROVAL OF THE MERGER AGREEMENT. EVEN IF YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE THE ENCLOSED PROXY, SIGN AND DATE IT AND MAIL IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID, RETURN ADDRESSED ENVELOPE.

                                    Yours very truly,


           DOUGLAS D. MILNE, III             KEVIN E. GAGE
           CHAIRMAN OF THE BOARD             PRESIDENT AND CHIEF
                                             EXECUTIVE OFFICER

                         HOMETOWN BANCORPORATION, INC.
                                 20 WEST AVENUE
                        DARIEN, CONNECTICUT  06820-1265

                                 (203) 656-2265



                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON AUGUST 20, 1996




            NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Hometown Bancorporation, Inc. ("HOMETOWN") will be held at 4:00 p.m. on August 20, 1996 at the main office of The Bank of Darien, 20 West Avenue, Darien, Connecticut for the following purposes:


            1. To consider and vote upon a proposal to approve the Amended and Restated Agreement and Plan of Merger, dated as of April 28, 1996 (the "MERGER AGREEMENT"), among Hometown, The Bank of Darien ("THE BANK OF DARIEN"), HUBCO, Inc. ("HUBCO"), Hudson United Bank and Hometown Acquisition Corporation ("HOMETOWN ACQUISITION CORPORATION") pursuant to which (i) Hometown Acquisition Corporation would merge with and into Hometown (the "MERGER"), and at HUBCO's option, The Bank of Darien would merge with and into a subsidiary of HUBCO, and (ii) each outstanding share of Hometown common stock (other than shares the holders of which have exercised dissenters' rights under the Delaware General Corporation
      Law) would be converted into the right to receive $17.75 in cash; and

            2. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

            A copy of the Merger Agreement is set forth in ANNEX A to the accompanying Proxy Statement.

            The Board of Directors of Hometown has fixed July 3, 1996, as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting, and accordingly, only holders of record of Hometown common stock at the close of business on that date will be entitled to notice of and to vote at the Special Meeting.

            Approval of the Merger Agreement requires the affirmative vote of a majority of the outstanding common stock of Hometown as of the record date.

            THE BOARD OF DIRECTORS OF HOMETOWN UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

                                        By Order of the Board of Directors of
                                        HOMETOWN BANCORPORATION, INC.

                                        KEVIN E. GAGE
                                        PRESIDENT AND CHIEF EXECUTIVE OFFICER


 July 23, 1996



 STOCKHOLDERS ARE URGED TO COMPLETE, DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF A STOCKHOLDER RECEIVES MORE THAN ONE PROXY FOR ANY REASON, EACH PROXY SHOULD BE COMPLETED AND RETURNED. YOUR COOPERATION WILL BE APPRECIATED. YOUR PROXY WILL BE VOTED WITH RESPECT TO THE MATTERS IDENTIFIED THEREON IN ACCORDANCE WITH ANY SPECIFICATIONS ON THE PROXY. A FAILURE TO VOTE, EITHER BY NOT RETURNING THE ENCLOSED PROXY OR BY CHECKING THE "ABSTAIN" BOX THEREON, WILL HAVE THE SAME EFFECT AS A VOTE AGAINST APPROVAL OF THE MERGER AGREEMENT.

                                PROXY STATEMENT

                         Hometown Bancorporation, Inc.
                                 20 West Avenue
                         Darien, Connecticut 06820-1265
                                 (203) 656-2265

                             ______________________


                   Special Meeting of Stockholders to be Held
                                on August 20, 1996



            This Proxy Statement is being furnished by Hometown Bancorporation, Inc., a Delaware corporation ("HOMETOWN"), to the holders of Hometown common stock, par value $1.00 per share (the "HBI COMMON STOCK"), in connection with the solicitation of proxies by the Hometown Board of Directors for use at a special meeting of stockholders of Hometown to be held at 4:00 p.m. on August 20, 1996, at the main office of The Bank of Darien, 20 West Avenue, Darien, Connecticut (the "SPECIAL MEETING"), and at any adjournment or adjournments thereof. The Board of Directors has fixed July 3, 1996 as the record date for determining stockholders entitled to notice of, and to vote at, the Special Meeting.



            This Proxy Statement, the accompanying Notice of Special Meeting and form of proxy are first being mailed to the stockholders of Hometown on or about July 23, 1996.


            The purpose of the Special Meeting is to consider and vote upon a proposal to approve the Amended and Restated Agreement and Plan of Merger, dated as of April 28, 1996 (the "MERGER AGREEMENT"), among Hometown, The Bank of Darien ("THE BANK OF DARIEN"), HUBCO, Inc. ("HUBCO"), Hudson United Bank and Hometown Acquisition Corporation ("HOMETOWN ACQUISITION CORPORATION") pursuant to which Hometown Acquisition Corporation would merge with and into Hometown (the "MERGER") and at HUBCO's option, The Bank of Darien would merge with and into a subsidiary of HUBCO, all on and subject to the terms and conditions contained therein. See "SUMMARY," "THE MERGER" and ANNEX A to this Proxy Statement.

            Upon consummation of the Merger each outstanding share of HBI Common Stock (other than shares the holders of which have exercised dissenters' rights under the Delaware General Corporation Law (the "DGCL")) would be converted into the right to receive $17.75 in cash. See "THE MERGER
 - Dissenting Stockholders' Rights."

            The Board of Directors recommends that the stockholders of Hometown approve the Merger Agreement.

            HBI Common Stock is listed and traded on The Nasdaq Stock Market, Inc. On April 24, 1996, the last business day prior to public announcement of the execution of the Merger Agreement on which trading in HBI Common Stock occurred, the high and low sale prices per share of HBI Common Stock on The Nasdaq Stock Market, Inc. were both $13.75.





               THE DATE OF THIS PROXY STATEMENT IS JULY 23, 1996.

                             AVAILABLE INFORMATION

      Hometown is subject to the information requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "EXCHANGE ACT"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "COMMISSION"). Reports, proxy statements and other information filed by Hometown can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C.
 20549 and at the Commission's Regional Offices in New York (7 World Trade Center, 13th Floor, New York, New York 10048) and Chicago (Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661) and copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a Web site that contains reports, proxy and other information regarding registrants that file electronically with the Commission at the following address: http://www.sec.gov. Since the HBI Common Stock is listed on The Nasdaq
 Stock Market, Inc., reports, proxy statements and other information relating to Hometown can also be inspected at the offices of The Nasdaq
 Stock Market, Inc., 1735 K Street, N.W., Washington, DC  20006-1506,
 Attn: Regulatory Filings.


     This Proxy Statement incorporates documents by reference, which are not presented herein or delivered herewith. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." A copy of such documents (other than certain exhibits thereto) is available without charge to each person, including any beneficial owner, to whom a Proxy Statement is delivered, upon written or oral request to: Hometown Bancorporation, Inc., 20 West Avenue, Darien, Connecticut 06820-1265, Attn: Kevin E. Gage, President and Chief Executive Officer (telephone number (203) 656-2265). Documents requested will be sent by first class mail or other equally prompt means within one business day of receipt of the request. In order to ensure timely delivery of such documents, any such request should be made by August 13, 1996.


      No person has been authorized to give any information or to make any representations other than those contained in this Proxy Statement and, if given or made, such information or representations must not be relied upon as having been authorized by Hometown. The delivery of this Proxy Statement shall not under any circumstances create any implication that there has been no change in the affairs of Hometown since the date hereof or that the information contained herein is correct as of any time subsequent to its date.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed by Hometown with the Commission (File No. 0-16272) under Section 13(a) or 15(d) of the Exchange Act are hereby incorporated by reference in this Proxy Statement:

        (i) Hometown's Annual Report on Form 10-K for the year ended December 31, 1995;
       (ii) Hometown's Quarterly Report on Form 10-Q for the period ended March 31, 1996; and
      (iii) Hometown's Current Reports on Form 8-K, dated March 5, 1996 (as amended) and April 28, 1996.


                   INCLUSION OF ANNUAL AND QUARTERLY REPORTS

      Hometown's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 and Hometown's Quarterly Report on Form 10-Q for the period ended March 31, 1996 are attached to this Proxy Statement as Annexes B and C, respectively.

                               TABLE OF CONTENTS

                                                                           PAGE
 PROXY STATEMENT                                                              1
 AVAILABLE INFORMATION                                                        2
 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE                              2
 INCLUSION OF ANNUAL AND QUARTERLY REPORTS                                    2
 SUMMARY                                                                      4
      Parties to Merger                                                       4
      Special Meeting; Record Date                                            4
      The Merger; Exchange Price                                              4
      Votes Required                                                          5
      Effective Time                                                          5
      Recommendations of Hometown's Board of Directors                        5
      Opinion of Financial Advisor                                            5
      Dissenting Stockholders' Rights                                         6
      Business Pending Consummation                                           6
      Regulatory Approvals                                                    6
      Conditions to Consummation; Termination                                 6
      Stock Option Agreement                                                  6
      Interests of Certain Persons in the Merger                              7
      Selected Consolidated Financial Data                                    7
 GENERAL INFORMATION                                                          9
      General                                                                 9
      Record Date; Votes Required                                             9
 VOTING SECURITIES AND PRINCIPAL HOLDERS                                      9
      Security Ownership of Certain Beneficial Owners                         9
      Security Ownership of Management                                       10
 THE MERGER                                                                  11
      Background of and Reasons for Merger                                   11
      Opinion of Financial Advisor                                           13
      The Merger Agreement                                                   14
            General Description                                              14
            Consideration                                                    15
            Conversion of Hometown Stock Options                             15
            Conditions to the Merger                                         15
            Conduct of Business Pending the Merger                           15
            Representations and Warranties                                   16
            Conversion of Certificates and Options                           16
            Effective Time; Amendments; Termination                          17

            Stock Option for Shares of HBI Common Stock                      17

      Regulatory Approvals                                                   19
      Dissenting Stockholders' Rights                                        19
      Interests of Certain Persons in the Merger                             19
      Certain Federal Income Consequences                                    20
 MARKET PRICES                                                               21
 INDEPENDENT ACCOUNTANTS                                                     21
 EXPERTS                                                                     22

 PROPOSALS OF STOCKHOLDERS                                                   22

 OTHER MATTERS                                                               23

 ANNEX A:  AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER
 ANNEX B:  HOMETOWN BANCORPORATION, INC. ANNUAL REPORT ON FORM 10-K FOR THE
         YEAR ENDED DECEMBER 31, 1995
 ANNEX C:  HOMETOWN BANCORPORATION, INC. QUARTERLY REPORT ON FORM 10-Q FOR THE
         QUARTER ENDED MARCH 31, 1996
 ANNEX D:  OPINION OF BROWN BROTHERS HARRIMAN & CO.
 ANNEX E:  STOCK OPTION AGREEMENT; BACKGROUND; AGREEMENT
 ANNEX F:  APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS

                                    SUMMARY


     THE FOLLOWING IS A BRIEF SUMMARY OF CERTAIN INFORMATION RELATING TO THE MERGER CONTAINED ELSEWHERE IN THIS PROXY STATEMENT. THIS SUMMARY IS NOT INTENDED TO BE A SUMMARY OF ALL MATERIAL INFORMATION RELATING TO THE MERGER AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT, INCLUDING THE ANNEXES HERETO AND IN THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT. A COPY OF THE MERGER AGREEMENT IS SET FORTH IN ANNEX A TO THIS PROXY STATEMENT AND REFERENCE IS MADE THERETO FOR A COMPLETE DESCRIPTION OF THE TERMS OF THE MERGER. STOCKHOLDERS ARE URGED TO READ CAREFULLY THE ENTIRE PROXY STATEMENT, INCLUDING THE ANNEXES. AS USED IN THIS PROXY STATEMENT, THE TERMS "HOMETOWN" AND "HUBCO" REFER TO SUCH ORGANIZATIONS, RESPECTIVELY, AND, UNLESS THE CONTEXT OTHERWISE REQUIRES, SUCH ORGANIZATIONS AND THEIR RESPECTIVE SUBSIDIARIES.

 PARTIES TO THE MERGER

   HUBCO and Hometown Acquisition Corporation

     HUBCO is a bank holding company organized under the laws of New Jersey in 1982. Hometown Acquisition Corporation is a subsidiary of HUBCO formed specifically for the purpose of the acquisition of Hometown by HUBCO. HUBCO owns and operates Hudson United Bank, which is a wholly owned subsidiary of HUBCO, chartered under New Jersey law in 1890. Hudson United Bank operates over 50 branches in northern New Jersey. The principal executive offices of HUBCO and Hometown Acquisition Corporation are located at 1000 MacArthur Boulevard, Mahwah, New Jersey 07430, and their telephone number is
 (201) 236-2600. On July 1, 1996, HUBCO acquired Lafayette American Bank and Trust Company, a commercial bank headquartered in Connecticut ("LAFAYETTE"). It is anticipated that The Bank of Darien will be merged into Lafayette following the Merger.

   Hometown and The Bank of Darien

      Hometown was incorporated under Delaware law on April 14, 1987 to operate principally as a bank holding company for The Bank of Darien. The Bank of Darien is the sole subsidiary of Hometown. The business of Hometown consists of ownership of the capital stock of The Bank of Darien. The Bank of Darien has an office in Darien and one branch in Westport, Connecticut. As of December 31, 1995, and for the year then ended, Hometown reported assets of $229.2 million, net loans of $103.4 million, deposits of $178.0 million, stockholders' equity of $16.8 million and net income of $1.3 million. The principal executive offices of Hometown and The Bank of Darien are located at 20 West Avenue, Darien, Connecticut 06820-1265, and their telephone number is
 (203) 656-2265.

 SPECIAL MEETING;  RECORD DATE


      The Special Meeting will be held on August 20, 1996 at 4:00 p.m., at the main office of The Bank of Darien, 20 West Avenue, Darien, Connecticut, for the purpose of considering and voting upon a proposal to approve the Merger Agreement.


      The Board of Directors of Hometown has fixed July 3, 1996 as the record date for determining stockholders entitled to notice of and to vote at the Special Meeting (the "RECORD DATE"). As of the Record Date, there were 1,709,146 shares of HBI Common Stock outstanding and entitled to be voted at the Special Meeting.

      See "GENERAL INFORMATION."

 THE MERGER;  EXCHANGE PRICE

      Under the terms of the Merger Agreement, Hometown Acquisition Corporation would merge with and into Hometown and at HUBCO's option, The Bank of Darien would merge with and into a subsidiary of HUBCO, which is anticipated to be Lafayette. Upon consummation of the Merger, each outstanding share of HBI Common Stock (other than shares the holders of which have exercised dissenters' rights under the DGCL) would be converted into the right to receive $17.75 in cash. Stockholders of Hometown prior to the Merger will retain no continuing interest in Hometown or The Bank of Darien after completion of the Merger. See "THE MERGER - Dissenting Stockholders' Rights."

 VOTES REQUIRED

      Approval of the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of HBI Common Stock as of the Record Date.

      The directors and executive officers of Hometown and The Bank of Darien (including certain of their related interests) beneficially owned, as of the Record Date, and are entitled to vote at the Special Meeting, 235,558 shares of HBI Common Stock, which represents 13.78% of the outstanding HBI
 Common Stock. Accordingly, assuming that the directors and executive officers of Hometown and The Bank of Darien vote their shares of HBI Common Stock in favor of approval of the Merger Agreement, approval of the Merger Agreement will require the affirmative vote of the holders of an additional 36.22% of the outstanding shares of HBI Common Stock in order for the Merger Agreement to be approved.

      See "GENERAL INFORMATION - Record Date;  Vote Required."

      A FAILURE TO VOTE, EITHER BY NOT RETURNING THE ENCLOSED PROXY OR BY CHECKING THE "ABSTAIN" BOX THEREON, WILL HAVE THE SAME EFFECT AS A VOTE AGAINST APPROVAL OF THE MERGER AGREEMENT.

 EFFECTIVE TIME


     Subject to the terms of the Merger Agreement regarding termination thereof, the effective time (the "Effective Time") will be the close of business on the first day when a Certificate of Merger relating to the Merger is filed with the Secretary of State of Delaware. The Effective
 Time shall occur following the closing of the Merger (the "Closing") which shall take place as soon as practicable following the satisfaction or waiver of all conditions precedent to consummation of the Merger, some of which are not under the control of HUBCO and/or Hometown. See "THE MERGER - The Merger Agreement; Effective Time; Amendments; Termination."


 RECOMMENDATION OF HOMETOWN'S BOARD OF DIRECTORS

      The Board of Directors of Hometown has adopted the Merger Agreement by unanimous vote, believes it is in the best interests of Hometown and its stockholders and recommends its approval by Hometown's stockholders. See "THE MERGER - Background of and Reasons for Merger."

 OPINION OF FINANCIAL ADVISOR

     Brown Brothers Harriman & Co. ("BROWN BROTHERS") has advised Hometown's Board of Directors that, in its opinion, the consideration to be paid to stockholders of Hometown set forth in the Merger Agreement is fair to such stockholders from a financial point of view. The full text of Brown Brothers' opinion, dated April 26, 1996, which describes the procedures followed, assumptions made, limitations on the review undertaken and other matters in connection with rendering such opinion, is set forth in ANNEX D to this Proxy Statement and should be read in its entirety by Hometown's stockholders. For further information regarding the opinion of Brown Brothers, see "THE MERGER - Opinion of Financial Advisor."

 DISSENTING STOCKHOLDERS' RIGHTS

     Under the DGCL, a stockholder owning shares of HBI Common Stock is entitled to dissent from the Merger and to receive cash from Hometown, as the surviving corporation of the Merger, equal to the fair value of such stockholder's shares of HBI Common Stock.

     See, "THE MERGER -- Dissenting Stockholders' Rights" and ANNEX F, which set forth the procedures to be followed by a holder of HBI Common Stock who wishes to exercise the right to dissent.

 BUSINESS PENDING CONSUMMATION

     In general, Hometown has agreed in the Merger Agreement that it will, and will cause The Bank of Darien to, conduct their respective businesses prior to the Effective Time only in the ordinary course and consistent with prudent banking practices. During such period, Hometown has agreed not to take certain actions, nor permit The Bank of Darien to take certain actions, except as otherwise provided in the Merger Agreement, including, among other things, changing the number of shares of its authorized or issued capital stock, issuing or granting any right or option to purchase shares of its capital stock, paying any dividends in respect of its capital stock, granting any severance or other termination pay to or entering into or amending any employment or severance agreement with any directors, officers or employees, adopting any new employee benefit plan or increasing compensation to directors, officers or employees except under the circumstances specified in the Merger Agreement, selling or disposing of a substantial amount of assets or incurring any significant liabilities, amending the charter or by-laws of Hometown or The Bank of Darien or making or committing to make certain new loans or other extensions of credit or renewals of certain existing loans or other extensions of credit as described in the Merger Agreement. See "THE MERGER - The Merger Agreement; Conduct of Business Pending the Merger."

 REGULATORY APPROVALS


      The Merger is subject to the prior approval of the Board of Governors of the Federal Reserve System (the "FEDERAL RESERVE BOARD"), the Federal Deposit Insurance Corporation ("FDIC") and the Commissioner of Banking of the State of Connecticut (the "CONNECTICUT COMMISSIONER"). Applications were filed with each of such regulatory authorities for such approvals and approval from FDIC was granted on July 10, 1996. There can be no assurance that the other necessary regulatory approvals will be obtained or as to the timing or conditions of such approvals. See "THE MERGER - Regulatory Approvals."


 CONDITIONS TO CONSUMMATION;  TERMINATION

     The obligation of each party to consummate the Merger is subject to the satisfaction or waiver of certain conditions, including, among other things:
 (i) approval of the Merger by the requisite vote of the stockholders of Hometown; (ii) the receipt of all consents, approvals and authorizations of all necessary federal and state government authorities and expiration of all required waiting periods, necessary for the consummation of the Merger; and
 (iii) the absence of any litigation that would restrain or prohibit the consummation of the Merger. See "THE MERGER - The Merger Agreement; Conditions to the Merger."

 STOCK OPTION AGREEMENT

     As a condition to HUBCO's entering into the Merger Agreement, Hometown entered into a Stock Option Agreement with HUBCO dated April 28, 1996 (the "STOCK OPTION AGREEMENT"). Pursuant to the Stock Option Agreement, Hometown granted to HUBCO an option (the "OPTION"), exercisable only under certain limited and specifically defined circumstances, none of which, to the best of Hometown's knowledge, has occurred as of the date hereof, to purchase up to 435,000 shares of HBI Common Stock, which would constitute upon issuance approximately 20% of the total number of shares outstanding, at a purchase price of $13.75 per share. HUBCO does not have any voting or other rights with respect to shares of HBI Common Stock subject to the Option prior to the exercise of the Option.


     The Stock Option Agreement and the Option may be considered a deterrent to other potential acquisitions or attempted acquisitions of control of Hometown because, among other things, they are likely to increase the cost of an acquisition of all shares of HBI Common Stock that would then be outstanding. See "THE MERGER - The Merger Agreement; Stock Option for Shares of HBI
 Common Stock."


 INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Pursuant to the Merger Agreement, HUBCO has agreed to continue to provide indemnification to directors, officers and employees of Hometown and The Bank of Darien for a period of six years following consummation of the Merger.

     Kevin E. Gage, President and Chief Executive Officer of Hometown and The Bank of Darien, Christine J. Scholtz, Senior Vice President of The Bank of Darien, and Albert T. Jaronczyk, Senior Vice President and Chief Financial Officer of Hometown and The Bank of Darien, have entered into agreements with Hometown and The Bank of Darien pursuant to which they would be entitled to receive payments in the amount of approximately $450,000, $195,000 and $26,000, respectively, if their employment is terminated under certain conditions following consummation of the Merger. Douglas D. Milne, III, Chairman of the Board of Hometown and The Bank of Darien, Mr. Gage and Ms. Scholtz will also be entitled to receive payment in respect of outstanding options to purchase HBI Common Stock upon consummation of the Merger in the amount of $450,000, $775,250 and $89,825, respectively.

     See "THE MERGER - Interests of Certain Persons in the Merger."

 SELECTED CONSOLIDATED FINANCIAL DATA

      The following table sets forth certain selected consolidated financial information for Hometown for the years ended December 31, 1995, 1994, 1993, 1992 and 1991. This information should be read in conjunction with the consolidated financial statements of Hometown, including the respective notes thereto, and the other documents incorporated herein by reference. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                         HOMETOWN BANCORPORATION, INC.
                      SELECTED CONSOLIDATED FINANCIAL DATA<F1>
                (THOUSANDS OF DOLLARS EXCEPT PER SHARE AMOUNTS)

- -------------------------------------------------------------------------------------------------------------
                                        1995             1994            1993            1992            1991
- -------------------------------------------------------------------------------------------------------------
 FOR THE YEAR ENDED DECEMBER 31,
 Interest and dividend revenue     $15,080          $12,702          $11,304         $11,097          $9,445
 Interest expense                    7,668            5,813            4,995           5,236           5,281
 Net interest income                 7,412            6,889            6,309           5,861           4,164
 Provision for loan losses              75               75              360           1,258             800
 Net investment securities gains        26               46               27             367             375
  Before cumulative effect:
  Net income (loss)                  1,309            1,049            1,239             605           (173)
  Net income (loss) per share          .75              .60              .72             .37           (.11)
  After cumulative effect:
  Net income (loss)                  1,309            1,049            2,364             861           (173)
  Net income (loss) per share          .75              .60             1.38             .53           (.11)
- -------------------------------------------------------------------------------------------------------------
 DECEMBER 31,                           1995             1994            1993            1992           1991
- -------------------------------------------------------------------------------------------------------------
 Assets                           $229,220         $213,991         $201,352        $187,235        $118,902
 Loans, net                        103,407           74,940           85,461          85,322          60,786
 Allowance for loan losses           2,883            3,004            3,640           3,111           1,825
 Deposits                          178,000          182,731          159,641         154,721         107,617
 Average shares outstanding      1,752,523        1,750,988        1,708,207       1,629,710       1,597,194
- -------------------------------------------------------------------------------------------------------------
<F1>  On April 24, 1992, as a result of an action istituted by the Connecticut
      Commissioner, The Norwalk Bank, Norwalk, Connecticut was declared insolvent and the FDIC was appointed the receiver of The Norwalk Bank.
      As of the close of busienss on April 24, 1992, The Bank of Darien assumed all of the deposits and purchased certain assets of The Norwalk Bank.
      The Bank of Darien assumed deposits and other liabilities in the amount of $73.9 million and purchased assets in the amount of $34.5 million at a net discount of $353,000.  The assets acquired consisted primarily of single family residential mortgage loans, home equity loans, other consumer loans and U.S. teasury and U.S. government agency securities.

      The fully diluted book value per share of HBI Common Stock was $9.60 and $9.65 on December 31, 1995 and March 31, 1996, respectively.

      Hometown declared no dividends during the five-year period ended December 31, 1995.

                              GENERAL INFORMATION

 GENERAL


            This Proxy Statement is being furnished by Hometown to its stockholders in connection with the solicitation of proxies by the Board of Directors of Hometown for use at the Special Meeting to be held on August 20, 1996, and any adjournment or adjournments thereof, to consider and vote upon:
 (i) a proposal to approve the Merger Agreement and (ii) such other business as may properly come before the Special Meeting or any adjournment or adjournments thereof.


            Any proxy given by a stockholder may be revoked at any time before its exercise, and any stockholder who executes and returns a proxy and who attends the Special Meeting may withdraw the proxy at any time before it is voted and vote his shares in person. A proxy may be revoked by giving notice to the President of Hometown in writing (at Hometown's address indicated above) or in open meeting prior to the taking of a vote. Unless so revoked, all shares represented by valid proxies will be exercised in the manner specified thereon. If no specification is made, such shares will be voted in favor of approval of the Merger Agreement.

            In addition to solicitation by mail, directors, officers and certain management employees of Hometown or The Bank of Darien may solicit proxies from Hometown stockholders, either personally or by telephone, telegraph or other form of communication. Such persons will receive no additional compensation for such services. Hometown may retain Chemical Mellon Shareholder Services to assist in soliciting proxies and to send proxy materials to brokerage houses and other custodians, nominees and fiduciaries for transmittal to their principals, at an estimated cost of $6,000, plus out-of-pocket expenses. All expenses associated with the solicitation of proxies in the form enclosed will be borne by Hometown.

            THE BOARD OF DIRECTORS OF HOMETOWN HAS UNANIMOUSLY ADOPTED THE MERGER AGREEMENT, BELIEVES IT IS IN THE BEST INTERESTS OF HOMETOWN AND ITS STOCKHOLDERS AND RECOMMENDS ITS APPROVAL BY HOMETOWN STOCKHOLDERS. SEE "THE MERGER - BACKGROUND OF AND REASONS FOR MERGER."

 RECORD DATE; VOTE REQUIRED

            The Board of Directors of Hometown has fixed July 3, 1996, as the Record Date for determining stockholders entitled to notice of and to vote at the Special Meeting, and accordingly, only holders of HBI Common Stock of record at the close of business on that day will be entitled to notice of and to vote at the Special Meeting. The number of shares of HBI Common Stock outstanding on the Record Date was 1,709,146, and each of such shares is entitled to one vote on all matters to be considered at the Special Meeting.

            Approval of the Merger Agreement requires the affirmative vote of a majority of the outstanding HBI Common Stock as of the Record Date.

            The directors and executive officers of Hometown and The Bank of Darien (including certain of their related interests) beneficially owned, as of the Record Date, and are entitled to vote at the Special Meeting 235,558 shares of HBI Common Stock, which represent 13.78% of the outstanding
 HBI Common Stock. Accordingly, assuming that the directors and executive officers of Hometown and The Bank of Darien vote their shares of HBI Common Stock in favor of approval of the Merger Agreement, approval of the Merger Agreement will require the affirmative vote of the holders of an additional 36.22% of the outstanding shares of HBI Common Stock entitled to be voted at the Special Meeting in order for the Merger Agreement to be approved at the Special Meeting.

            A FAILURE TO VOTE, EITHER BY NOT RETURNING THE ENCLOSED PROXY OR BY CHECKING THE "ABSTAIN" BOX THEREON, OR A BROKER NON-VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST APPROVAL OF THE MERGER AGREEMENT.


                    VOTING SECURITIES AND PRINCIPAL HOLDERS

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

            Set forth below is the name and address of, amount and nature of beneficial ownership and percent of HBI Common Stock owned as of the date hereof by each person who is known by the Board of Directors of Hometown to be the beneficial owner of more than 5% of the outstanding HBI Common Stock.

                                    AMOUNT AND
     NAME AND ADDRESS           NATURE OF BENEFICIAL        PERCENT OF CLASS
                                     OWNERSHIP*

 Charles E. Waggner                   137,398                   8.04%
 P.O. Box 4028                        direct
 1063 Boston Post Road
 Darien, CT  06820-1428


 *  Amounts presented are based on information provided to Hometown by Mr.
 Waggner.

 SECURITY OWNERSHIP OF MANAGEMENT

            As of July 3, 1996, all directors and executive officers of Hometown held, directly or indirectly, as beneficial owners 312,548 shares of HBI Common Stock (including 90,940 shares which could be acquired on exercise of options within 60 days thereof), such number representing 17.36% of the outstanding HBI Common Stock. In addition, directors and executive officers of The Bank of Darien who are not also directors or executive officers of Hometown held, directly or indirectly, as beneficial owners 13,950 shares of HBI Common Stock as of July 3, 1996, such number representing .82% of the outstanding HBI Common Stock.

            Set forth below are the amount and percent of HBI Common Stock owned by each director of Hometown. Each of the persons named serves as a director of Hometown and The Bank of Darien and has a business address c/o Hometown. In addition, Mr. Gage serves as President and Chief Executive Officer of Hometown and The Bank of Darien, and Mr. Milne serves as the Chairman of the Board of Hometown and The Bank of Darien. Except as otherwise indicated, all such shares are owned directly by the person named.

          NAME                  NUMBER OF SHARES       PERCENT OF CLASS

 Richard A. Allen                   1,700                 .10%
 Kevin E. Gage                     57,090<F1>            3.24%
 Louis T. Hagopian                 10,000                 .59%
 Arnold H. Libner                  30,900                1.81%
 Joseph G. McIntyre                 2,000                 .12%
 Douglas D. Milne, III             48,320<F2>            2.78%
 Charles E. Waggner               137,398                8.04%
 Robert O. White                   19,000<F3>            1.11%
 Directors and Executive
 Officers as a Group (12          312,548<F4>           17.36%
 persons)


 <F1>    Includes 54,800 shares of HBI Common Stock which could be acquired by Mr. Gage within 60 days from July 3, 1996 upon exercise of options outstanding under Hometown's 1987 Stock Option Plan.

 <F2>    Includes 30,000 shares of HBI Common Stock which could be acquired by Mr. Milne within 60 days from July 3, 1996 upon exercise of options outstanding under Hometown's 1987 Stock Option Plan. Also includes 4,160 shares as to which Mr. Milne shares voting and investment power with his wife.

 <F3>   Includes 1,000 shares owned by Mr. White's wife.

<F4>    Includes 90,940 shares of HBI Common Stock which could be acquired within 60 days from July 3, 1996 upon exercise of options outstanding under Hometown's 1987 Stock Option Plan.

                            THE MERGER

 THE FOLLOWING INFORMATION RELATING TO THE MERGER IS NOT INTENDED TO BE A COMPLETE DESCRIPTION OF ALL MATERIAL INFORMATION RELATING TO THE MERGER AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT, INCLUDING THE ANNEXES HERETO AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. A COPY OF THE MERGER AGREEMENT IS SET FORTH IN ANNEX A TO THIS PROXY STATEMENT AND REFERENCE IS MADE THERETO FOR A COMPLETE DESCRIPTION OF THE TERMS OF THE MERGER. STOCKHOLDERS OF HOMETOWN ARE URGED TO READ THE MERGER AGREEMENT CAREFULLY.


 BACKGROUND OF AND REASONS FOR MERGER

      The past several years have been a period of substantial and rapid change in the banking industry in general and in the principal markets served by Hometown. During this period, several acquisitions have been made in Hometown's markets by larger regional and national bank holding companies with access to capital and resources substantially greater than Hometown's. The increasing disparity in resources between such larger bank holding companies and Hometown may impede Hometown's future ability to continue to provide its customers with competitive and cost-effective services and products, consider strategic and non-strategic acquisitions, and attract and retain talented officers and employees.

      In early Fall 1995, Hometown began an internal review of its strategic alternatives as a result of, among other things, the heightened attention Hometown was receiving from various institutional shareholders, and moreover, the increased consolidation activity occurring in the New England banking market, specifically in Fairfield County, Connecticut. On September 11, 1995, Hometown's Chairman and President met with various Brown Brothers' representatives to discuss, among other things, the changing nature of the Connecticut marketplace, given Brown Brothers' extensive experience as advisors in that market.

      A follow-up meeting was held between Hometown's President and representatives of Brown Brothers to continue the discussion of the challenges and alternatives facing Hometown in the short and long terms.
 At this meeting, Brown Brothers was asked to consider becoming financial advisors to Hometown and to prepare a presentation that would serve as a complete review of all of Hometown's strategic alternatives for the Board of Directors of Hometown. On November 21, 1995, Brown Brothers presented to the Board of Directors of Hometown a detailed review of Hometown's strategic alternatives which included, among other things, a review of Hometown's historical financial performance, discussion and analysis of remaining an independent institution, pursuing a merger of equals, and the possible sale of the institution. In particular, Hometown's Board of Directors was provided substantial information regarding the range of likely future values of its stock were it to remain independent, the financial condition and operation of larger banks and bank holding companies that might have interest in making an acquisition in Hometown's market, and the terms of comparable transactions. As a result, the Board of Directors authorized Hometown's senior management to initiate discussions with a selected group of possible interested parties, but refrained from making a decision whether to remain independent or seek an acquisition. The Board also authorized retaining Brown Brothers as Hometown's financial advisor.

      In the following months, Brown Brothers contacted representatives from several larger national and super-regional banks in order to determine the respective parties' level of interest in Hometown. After scheduling preliminary meetings with the representatives of the various institutions, Hometown executed confidentiality agreements with four institutions, one major national bank, two super-regional banks, and one large regional bank. Over the next few weeks, Brown Brothers assisted Hometown in responding to the interested parties' preliminary requests for additional information concerning Hometown. After the parties completed their respective initial evaluations, one of the super-regional banks and the regional bank determined that they were not significantly interested in pursuing a possible transaction with Hometown at that time.

      On February 6, 1996, HUBCO of Mahwah, NJ, parent company of Hudson United Bank, announced its proposed acquisition of Fairfield County-based Lafayette. At a scheduled meeting of Hometown's Board of Directors on March 12, 1996, Brown Brothers presented a comprehensive summary of the initial contacts, and the subsequent indications of interest from the interested parties. Brown Brothers then provided the Board of Directors an analysis of the possible implications of the HUBCO acquisition of Lafayette on Hometown's alternatives. The Board determined that, as a result of HUBCO's recent announcement of a Fairfield County acquisition, a preliminary meeting should be scheduled between Brown Brothers, Hometown, and representatives of both HUBCO and Lafayette.

      A meeting was held at HUBCO's offices on March 20, 1996, between the CEO's of HUBCO, Lafayette and Hometown and representatives of Brown Brothers. At this initial meeting, HUBCO outlined its operating plan for the newly acquired Connecticut operations, and suggested that Hometown's operations might be an attractive addition in the development of this plan. That evening, a confidentiality agreement was executed between the parties, and a meeting was scheduled to further explore the level of HUBCO's interest.
 On April 4, 1995, representatives of Hometown, HUBCO and Brown Brothers met again to answer specific due diligence questions raised by HUBCO. The meeting concluded with a discussion of transaction alternatives, including the type of consideration which might be considered by the respective parties. It was agreed that an indicative proposal would be communicated by HUBCO prior to the regularly scheduled Hometown board meeting on April
 18, 1996.

      In preparation for the April 18 meeting, Brown Brothers obtained indicative proposals from HUBCO and amajor national bank. On April 18, 1996, Brown Brothers presented both indicative proposals to the Hometown Board of Directors and also reviewed updated analyses of Hometown's financial performance and prospects. The HUBCO proposal was determined by the Board of Directors to be superior on the basis of a higher price with a high likelihood of an expeditious signing and subsequent completion of the transaction. Therefore, the Board selected HUBCO for continued negotiations and authorized more detailed due diligence. HUBCO was informed of the Board's decision, and subsequently pursued due diligence through April 20, 1996. During the following week, negotiations toward the definitive Merger Agreement and related agreements progressed.

      On April 26, 1996, a special meeting of the Hometown Board of Directors was convened to vote on the definitive Merger Agreement between Hometown and HUBCO. Brown Brothers made a detailed presentation regarding the proposal and alternatives available to Hometown and, among other things, compared the terms of the HUBCO proposal to the terms of other comparable transactions. After extensive discussion and consideration, the Board of Directors unanimously voted to accept the HUBCO proposal and approve the Merger Agreement. On April 28, 1996 the Merger Agreement was executed and delivered on behalf of HUBCO and Hometown.


      In reaching its determination to approve the Merger Agreement, the Hometown Board considered, in addition to the factors noted above; (i) the long-term as well as the short-term interests of Hometown, (ii) the interests of the stockholders of Hometown, long-term as well as short-term, including the possibility that those interests may be best served by the continued independence of Hometown, (iii) the interests of Hometown's employees, customers, creditors and suppliers, and (iv) community and societal considerations including those of each community in which an office or facility of Hometown is located. Among the specific factors considered by the Hometown Board were the following:


   (i) The consideration offered by HUBCO in the Merger Agreement in relation to the market value (1.46x the Hometown market price one month prior to the announcement), book value (1.86x March 31, 1996 book value of Hometown) and earnings per share (19.3x estimated earning for the twelve-month period ending December 31, 1996) of Hometown;

   (ii) Hometown 's business, results of operations, financial position and prospects were it to remain independent;

   (iii) The economic conditions and prospects for the markets in which Hometown operates in light of, among other things, intensifying competitive pressures in the financial services industry in general and, in particular, in these markets;

   (iv) The management, business, results of operations and financial condition of Hometown;

   (v) The price attainable for HBI Common Stock at this time compared with the risks involved and possible range of prices available at a later time;

   (vi) The future prospects of HUBCO and the anticipated strengths and synergies (including cost savings and efficiencies) anticipated from the combination of HUBCO and Hometown;

   (vii) The financial terms of other recent business combinations in the banking industry;

  (viii) The intentions of HUBCO relating to various benefit plans provided or to be provided to Hometown employees including healthcare, pension, disability, and severance;

   (ix) The intentions of HUBCO relating to HUBCO's giving priority consideration to displaced Hometown employees, if qualified, for job openings in HUBCO operations; and

    (x) The financial advice rendered by Brown Brothers, including its opinion to the effect that the consideration contemplated by the Merger Agreement is fair from a financial point of view to Hometown stockholders.

      The Board of Directors of Hometown did not assign any specific or relative weight to the factors it considered.


 OPINION OF FINANCIAL ADVISOR

      In November 1995, Hometown retained Brown Brothers to act as Hometown's financial advisor in connection with a review of strategic alternatives, including the possible sale of Hometown to a third party. Brown Brothers is regularly engaged in the valuation of bank and bank holding company securities in connection with mergers, acquisitions, and other securities transactions. Brown Brothers has knowledge of, and experience with, Connecticut banking markets and banking organizations operating in those markets. Brown Brothers was selected by Hometown based upon its qualifications, expertise, and reputation in the financial institutions industry.

      In such capacity, Brown Brothers participated in the negotiations with respect to the pricing and other terms of the Merger, but the decision to accept the HUBCO offer was made by the Board of Directors of Hometown. On April 26, 1996, the day of the Board of Directors meeting prior to the signing of the Merger Agreement, Brown Brothers delivered to the Hometown Board of Directors its opinion that, as of such date, the consideration to be paid by HUBCO pursuant to the Merger was fair to Hometown and its shareholders from a financial point of view. No limitations were imposed upon Brown Brothers with respect to the investigations made or procedures followed by Brown Brothers in rendering its opinion.

      THE FULL TEXT OF THE OPINION OF BROWN BROTHERS DATED AS OF APRIL 26, 1996, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED, AND LIMITS ON THE REVIEW UNDERTAKEN BY BROWN BROTHERS, IS ATTACHED HERETO AS ANNEX D. STOCKHOLDERS ARE URGED TO READ THIS OPINION IN ITS ENTIRETY. BROWN BROTHERS' OPINION IS DIRECTED ONLY TO THE MERGER CONSIDERATION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE
 AT THE SPECIAL MEETING. THE SUMMARY OF THE OPINION OF BROWN BROTHERS SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

      For purposes of its opinion and in connection with the review of the proposed transaction, Brown Brothers: (i) reviewed a draft of the Merger Agreement, (ii) analyzed certain publicly available financial statements, both audited and unaudited, for Hometown and HUBCO, (iii) analyzed certain financial statements and other financial and operating data concerning Hometown and HUBCO prepared by their respective managements, (iv) analyzed certain financial projections of Hometown, prepared by the management of Hometown, (v) discussed the past and current operations and financial position and the prospects of Hometown and HUBCO with the managements of Hometown and HUBCO, (vi) reviewed and evaluated reported market prices and historical trading activity of HBI Common Stock and HUBCO common stock,
 (vii) reviewed the financial performance of Hometown and HUBCO together with the stock market data relating to Hometown and HUBCO and similar data available for certain companies deemed comparable by Brown Brothers and their publicly-traded securities, (viii) reviewed the financial terms, to the extent publicly available, of certain recent business combinations involving financial institutions deemed comparable by Brown Brothers, (ix) considered the views of management of HUBCO respecting the strategic importance of the Merger, (x) analyzed the pro forma financial impact of the Merger on HUBCO, and (xi) conducted such other studies, analyses, and examinations as it deemed appropriate.

      In connection with its review, Brown Brothers relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information regarding Hometown and HUBCO provided to Brown Brothers by both companies and their representatives. Brown Brothers also did not independently verify and relied on and assumed that the allowances for loan and lease losses set forth in the balance sheets of Hometown and HUBCO at December 31, 1995 were adequate and complied fully with applicable law, regulatory policy, and sound banking practice as of the date of such financial statements. With respect to the financial projections, Brown Brothers assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of Hometown's management as to the future financial performance of Hometown. Brown Brothers was not retained to conduct a physical inspection of any of the properties or facilities of Hometown or HUBCO, nor did Brown Brothers make any independent evaluation or appraisal of Hometown's or HUBCO's assets (including loans) or liabilities. Brown Brothers also assumed that the Merger in all respects is and will be in compliance with all laws and regulations that are applicable to Hometown and HUBCO.

      Brown Brothers' opinion was based solely upon the information available to it and the economic, market, and other circumstances as they existed as of April 26, 1996, including the market price of HUBCO common stock. Events occurring after that date could materially affect the assumptions and conclusions contained in the opinion. Brown Brothers has not undertaken to reaffirm or revise its opinion or otherwise comment upon any events occurring after April 26, 1996.

      In connection with rendering its opinion, Brown Brothers performed a variety of financial analyses, which are summarized below. Although the evaluation of the fairness, from a financial point of view, of the consideration to be paid in the Merger was to some extent a subjective one based on the experience and judgment of Brown Brothers and not merely the result of mathematical analyses of financial data, Brown Brothers relied on several basic financial valuation methodologies in its determinations. Brown Brothers believes its analyses must be considered as a whole and that selecting portions of such analyses and factors considered by Brown Brothers without considering all such analyses and factors could create an incomplete view of the process underlying Brown Brothers' opinion. In its analyses, Brown Brothers made numerous assumptions with respect to business, market, monetary, and economic conditions, industry performance and other matters, many of which are beyond Hometown's and HUBCO's control. Any estimates contained in Brown Brothers' analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. None of the analyses performed by Brown Brothers was assigned a greater significance by Brown Brothers than any other.

      VALUATION SUMMARY. Brown Brothers analyzed the Merger consideration of $17.75 in cash per share of HBI Common Stock and the total transaction value of $31.9 million. Brown Brothers noted that the Merger consideration represented a multiple of 22.7x Hometown's reported earnings per share for the fiscal year 1995, 23.6x Hometown's reported earnings per share for the twelve month period ending March 31, 1996, and 19.3x estimated earnings per share of HBI Common Stock for the twelve month period ending December 31, 1996 and a multiple of 1.90x December 31, 1995, and 1.86x March 31, 1996 book value of Hometown. Brown Brothers also noted that the Merger consideration represented a multiple of 1.46x the Hometown market price one month prior to the announcement of the Merger.

      DISCOUNTED CASH FLOW ANALYSIS. Using a discounted cash flow analysis, Brown Brothers estimated the present value of the future dividend stream that Hometown could produce over a five- year period under two different operating scenarios if Hometown performed in accordance with management's forecasts. Brown Brothers also estimated the terminal value of Hometown's common equity after a four and five year period by assuming a range of valuation multiples of 10.0x to 15.0x last twelve months earnings. The dividend streams and terminal values were then discounted to present values using discount rates from 10% to 12%, which reflect different assumptions regarding the required rates of return of holders and prospective purchasers of HBI Common Stock. The range of present values per fully diluted share of HBI Common Stock resulting from these assumptions was $9.97 to $19.05, depending upon the operating scenario and the multiple selected for the terminal value.

      COMPARABLE ACQUISITION TRANSACTIONS. Brown Brothers compared the Merger on the basis of multiples of stated book value and earnings of Hometown implied by the value of the consideration to be paid to the holders of HBI Common Stock as of the date of the determination with the same ratios in acquisitions of banks and bank holding companies which Brown Brothers deemed comparable. Such comparable acquisitions included banks and bank holding companies within the New England and New Jersey region with total assets between $120 million and $800 million. The range of multiples paid in these transactions was 1.12 to 2.36 times the stated book value of the acquired companies' common stock and 13.09 to 26.70 times the acquired companies' last twelve months earnings.

      Pursuant to the terms of an engagement letter dated November 22, 1995, Hometown has agreed to pay Brown Brothers a financial advisory fee of $25,000 per year, commencing October 1, 1995. In addition, Brown Brothers will, in the event a Transaction (as defined in the engagement letter) is consummated (including the Merger), be entitled to a cash fee (the "CLOSING FEE") equal to 1.5% of Transaction consideration for its financial advisory services, including the rendering of the fairness opinion, less any financial advisory fees paid previously pursuant to the November 22, 1995 letter agreement. Such fee will be payable at the closing of the Transaction. Hometown estimates that the Closing Fee payable to Brown Brothers upon consummation of the Merger will be $478,837. Whether or not the the Merger or any other Transaction is consummated, Hometown has agreed to reimburse Brown Brothers for out-of -pocket expenses and has agreed to indemnify Brown Brothers, its affiliates and their respective partners, directors, officers, agents, consultants, employees, and controlling persons against certain expenses and liabilities, including liabilities under certain federal securities laws.

 THE MERGER AGREEMENT

      GENERAL DESCRIPTION

      The Merger Agreement provides that, at the Effective Time, Hometown Acquisition Corporation will be merged into Hometown, with Hometown as the surviving corporation (the "SURVIVING CORPORATION"). The separate identity and existence of

 Hometown Acquisition Corporation will cease upon consummation of the Merger and all property, rights, powers and franchises of each of Hometown Acquisition Corporation and Hometown will vest in the Surviving Corporation. Stockholders of Hometown prior to the Merger will retain no continuing interest in Hometown or The Bank of Darien after completion of the Merger. The Merger Agreement also contemplates that at the Effective Time, at HUBCO's option, The Bank of Darien may be merged into HUBCO's subsidiary Hudson United Bank or into Lafayette; in either case, the surviving bank in that merger would succeed to the property, rights, powers and franchises of The Bank of Darien and the other party to that merger, and thereafter operate as a wholly-owned subsidiary of HUBCO.

      CONSIDERATION

      At the Effective Time, each share of HBI Common Stock outstanding immediately prior to the Effective Time, except for (i) treasury shares,
 (ii) shares, if any, as to which statutory dissenters' rights are perfected and preserved, and (iii) shares held by The Bank of Darien or any other Hometown subsidiary (other than shares held as trustee or in a fiduciary capacity, or as nominee), will be converted into the right to receive $17.75 in cash.

      CONVERSION OF HOMETOWN STOCK OPTIONS


      At the Effective Time, each outstanding option to purchase shares of HBI Common Stock (a "HOMETOWN OPTION"), whether or not then exercisable, shall, by virtue of the Merger, automatically and without any action on the part of the holder thereof be converted into the right to receive cash in an amount equal to (i) the excess of $17.75, without interest, over the exercise price per share provided in such Hometown Option, multiplied by (ii) the number of shares of HBI Common Stock subject to such Hometown Option.


      CONDITIONS TO THE MERGER

      The obligation of each party to consummate the Merger is subject to satisfaction or waiver of certain conditions, including (i) approval of the Merger by the requisite vote of the stockholders of Hometown and, if necessary in the opinion of HUBCO's counsel, the stockholders of HUBCO;
 (ii) the receipt of all consents, approvals and authorizations of all necessary federal and state government authorities and expiration of all required waiting periods, necessary for the consummation of the Merger (See "Regulatory Approvals"); and (iii) the absence of any litigation that would restrain or prohibit the consummation of the Merger.

      The obligation of HUBCO to consummate the Merger is also conditioned on, among other things, (i) the continued accuracy in all material respects of the representations and warranties of Hometown contained in the Merger Agreement; and (ii) the performance by Hometown, in all material respects, of all its obligations under the Merger Agreement.

      The obligation of Hometown to consummate the Merger is also conditioned on, among other things, (i) the continued accuracy in all material respects of the representations and warranties of HUBCO contained in the Merger Agreement; and (ii) the performance by HUBCO, in all material respects, of all its obligations under the Merger Agreement.

      CONDUCT OF BUSINESS PENDING THE MERGER

      The Merger Agreement requires Hometown to, and to cause The Bank of Darien to, conduct their respective businesses prior to the Effective Time only in the ordinary course and consistent with prudent banking practices, except as permitted under the Merger Agreement or with the written consent of HUBCO. Under the Merger Agreement, Hometown has agreed not to take certain actions, nor permit The Bank of Darien to take certain actions, without the prior written consent of HUBCO or unless permitted by the Merger Agreement, including, among other things, the following: (a) change the number of shares of its authorized or issued capital stock or issue or grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to the authorized or issued capital stock of Hometown, or any securities convertible into shares of such stock, or split, combine or reclassify any shares of its capital stock, or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock; (b) grant any severance or termination pay (other than pursuant to policies or contracts of Hometown in effect on the date of the Merger Agreement and disclosed to HUBCO) to, or enter into or amend any employment or severance agreement with, any of its directors, officers or employees; (c) adopt any new employee benefit plan or arrangement of any type, or award any increase in compensation or benefits to its directors, officers or employees, except with respect to officer or employee increases in the ordinary course of business and consistent with past practices and policies and in any event not in excess of 6% per year and as otherwise disclosed to HUBCO; (d) sell or dispose of any substantial amount of assets or voluntarily incur any significant liabilities other than in the ordinary course of business consistent with past practices and policies or in response to substantial financial demands upon the business of Hometown or The Bank of Darien; (e) make any capital expenditures other than pursuant to binding commitments existing on the date of the Merger Agreement, expenditures necessary to maintain existing assets in good repair, and expenditures described in business plans or budgets previously furnished to HUBCO; (f) file any applications or make any contracts with respect to branching or site location or relocation; (g) agree to acquire in any manner whatsoever
(other than to realize upon collateral for a defaulted loan) any business or entity; (h) make any material change in its accounting methods or practices, other than changes required in accordance with generally accepted accounting principles or regulatory authorities; (i) take any action that would result in any of Hometown's representations or warranties being untrue at the Effective Time in any material respect; (j) change any provision of the Certificate of Incorporation or By- laws of Hometown or The Bank of Darien; (k) without HUBCO's prior consent, make or commit to make any new loan or other extension of credit in an amount of $500,000 or more, renew for a period in excess of one year any existing loan or other extension of credit in an amount of $500,000 or more, or increase by $500,000 or more the aggregate credit outstanding to any borrower or group of borrowers, except such loan initiations, renewals or increases that are committed as of the date of the Merger Agreement and disclosed to HUBCO and residential mortgage loans made in the ordinary course of business in accordance with past practice; or (l) agree to do any of the foregoing.

      Under the Merger Agreement, Hometown cannot, directly or indirectly, encourage or solicit or hold discussions or negotiations with, or provide any information to, any person, entity or group (other than HUBCO) concerning any merger or sale of shares of capital stock or sale of substantial assets or liabilities not in the ordinary course of business or similar transactions involves Hometown or The Bank of Darien (an "ACQUISITION TRANSACTION"); provided, however, that notwithstanding the foregoing, Hometown may enter into discussions or negotiations or provide any information in connection with an unsolicited possible Acquisition Transaction if the Board of Directors of Hometown, after consulting with counsel, determines in the exercise of its fiduciary responsibilities that such discussions or negotiations should be commenced or such information should be furnished. Hometown has agreed to promptly communicate to HUBCO the terms of any proposal, whether written or oral, which it may receive in respect of any such Acquisition Transaction, and the fact that it is having discussions or negotiations with a third party about an Acquisition Transaction.

      REPRESENTATIONS AND WARRANTIES

      The Merger Agreement contains customary mutual representations and warranties, relating to, among other things, (a) corporate organization and similar corporate matters; (b) the capital structures of each of HUBCO and Hometown; (c) authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters; (d) the accuracy of information supplied by each of HUBCO and Hometown in connection with this Proxy Statement; (e) certain financial statements of the parties; and
 (f) brokers' and finders' fees. In addition, the Merger Agreement contains additional customary representations and warranties of Hometown relating to, among other things, (a) compliance with applicable laws; (b) the absence of material litigation; (c) filing of tax returns and payment of taxes; (d) matters relating to certain material contracts; (e) director and officer contracts and retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974, as amended; (f) insurance matters; (g) certain bank regulatory matters; (h) absence of certain material changes or events from December 31, 1995; (i) documents filed by Hometown with the Commission and Hometown and The Bank of Darien with regulatory agencies, and the accuracy of information contained therein;
 (j) title to properties; (k) the adequacy of loan loss reserves; and (l) environmental compliance.

      CONVERSION OF CERTIFICATES AND OPTIONS

      At the Effective Time, holders of certificates formerly representing shares of HBI Common Stock (other than certificates held by Hometown stockholders who have exercised dissenters' rights under the DGCL) will cease to have any rights as Hometown shareholders and their certificates automatically will represent the right to receive the $17.75 into which their shares of HBI Common Stock will have been converted by the Merger. Promptly after the Effective Time, HUBCO will instruct the exchange agent to send written instructions and a letter of transmittal to each holder of record of HBI Common Stock (other than holders who have exercised dissenters' rights under the DGCL), indicating the method for exchanging such holder's stock certificates for cash in respect thereof. HOLDERS OF HBI COMMON STOCK SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE INSTRUCTIONS FROM THE EXCHANGE AGENT.

      Holders of outstanding certificates for HBI Common Stock, upon proper surrender of such certificates to the exchange agent, will be entitled to receive cash in an amount equal to the $17.75 per share multiplied by the number of shares of HBI Common Stock previously represented by the surrendered certificates without interest.

      Holders of Hometown Options, shall, by virtue of the Merger, be entitled to receive cash in an amount determined as described under "Conversion of Hometown Stock Options" above. HUBCO has indicated that, promptly following the Closing, it will communicate with holders of Hometown Options concerning the mechanism for such payment.

      EFFECTIVE TIME; AMENDMENTS; TERMINATION

      The Closing will occur as soon as practicable after receipt of all necessary approvals and consents and the satisfaction or waiver of the other conditions to consummation of the Merger, or on another day mutually agreed to by HUBCO and Hometown. At the Closing, documents required to satisfy the conditions to the Merger of the respective parties will be exchanged. Immediately following the Closing, a Certificate of Merger will be executed by Hometown Acquisition Corporation and Hometown and filed with the Secretary of State of Delaware. The Effective Time will be the close of business on the day when such certificate has been so filed. The Effective Time is dependent upon satisfaction of all conditions precedent, some of which are not under the control of HUBCO and/or Hometown. See "Conditions to the Merger" and "Regulatory Approvals."

      The Merger Agreement may be amended by the mutual consent of HUBCO and Hometown at any time prior to the Effective Time. However, after approval of the Merger Agreement by the stockholders of Hometown, no amendment can be made which reduces or changes the amount or form of consideration to be delivered to the stockholders of Hometown without the approval of such stockholders.

      The Merger Agreement may be terminated by the mutual consent of Hometown and HUBCO. The Merger Agreement may also be terminated by Hometown or HUBCO (i) if the Effective Time has not occurred on or before February 28, 1997 unless the failure to close is due to the failure of the party seeking to terminate to perform or observe its agreements in the Merger Agreement; (ii) if a vote of the stockholders of Hometown to approve the Merger Agreement, or of the stockholders of HUBCO if required, is taken and the stockholders of either Hometown or HUBCO fail to approve the Merger Agreement at their respective stockholder meetings; or (iii) if any application for regulatory approvals necessary to consummate the transaction have been denied or withdrawn at the request of the applicable agency or governmental entity or if an approval is given with conditions which materially impair the value of Hometown and The Bank of Darien to HUBCO
 (but then only by HUBCO).

      HUBCO may terminate the Merger Agreement if there has been a material adverse change in the business, operations, assets or financial condition of Hometown and The Bank of Darien from that disclosed by Hometown in its Annual Report on Form 10-K for the year ended December 31, 1995, or Hometown materially breaches any representation, warranty or covenant under the Merger Agreement and does not cure such breach within 30 days after receipt by Hometown of a notice of breach. Hometown may terminate the Merger Agreement if HUBCO materially breaches any representation, warranty or covenant under the Merger Agreement and does not cure such breach within 30 days after receipt by HUBCO of a notice of breach. HUBCO may also terminate the Merger Agreement if the conditions to HUBCO's obligations to close are not satisfied and Hometown may terminate the Merger Agreement if the conditions for Hometown to close are not satisfied, and, in either case, are not capable of being satisfied by February 28, 1997.


      Hometown may terminate the Merger Agreement unilaterally if it shall have approved an Acquisition Transaction after determining, upon advice of counsel, that such approval was necessary in the exercise of its fiduciary obligations under applicable laws. See "Stock Option for Shares of HBI Common Stock."


      In the event of a termination pursuant to the terms of the Merger Agreement, the Merger Agreement (other than as to certain confidentiality obligations, certain regulatory matters, and the parties' payment of their respective expenses) will become void without liability on the part of any party, except any liability for any breach of the Merger Agreement.

      The foregoing discussion is qualified in its entirety by reference to the applicable provisions in the Merger Agreement (a copy of which is set forth as Annex A to this Proxy Statement).


      STOCK OPTION FOR SHARES OF HBI COMMON STOCK


      In connection with the execution of the Merger Agreement, and as a required inducement to HUBCO, HUBCO and Hometown also entered into the Stock Option Agreement. Pursuant to the Stock Option Agreement, Hometown has granted to HUBCO an option (the "OPTION") to purchase up to 435,000 shares of HBI Common Stock, which would constitute upon issuance approximately 20% of the total number of shares outstanding, at a price of $13.75 per share (the closing price of HBI

 Common Stock on the last trading day prior to announcement of the Merger Agreement). HUBCO does not have any voting or other rights with respect to shares of HBI Common Stock subject to the Option prior to exercise of the Option. The Stock Option Agreement is set forth in Annex E hereto.

      In the event that certain specifically enumerated events ("TRIGGERING EVENTS") occur, including but not limited to the acquisition of beneficial ownership of at least 20% of the outstanding HBI Common Stock by a person or group other than HUBCO or an affiliate of HUBCO, HUBCO may exercise the Option in whole or in part. The ability of HUBCO to exercise the Option and to cause up to an additional 435,000 shares of HBI Common Stock to be issued may be considered a deterrent to other potential acquisitions or attempted acquisitions of control of Hometown because, among other things, it is likely to increase the cost of an acquisition of all of the shares of HBI Common Stock that would then be outstanding. Moreover, the exercise of the Option by HUBCO may make "pooling of interests" accounting treatment unavailable to a subsequent acquiror of Hometown.

      The term "Triggering Event" is defined to mean the occurrence of any of the following events: a person or group, as such terms are defined in the Exchange Act and the rules and regulations thereunder, other than HUBCO or an affiliate of HUBCO: (a) acquires beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of at least 20% of the then outstanding shares of HBI Common Stock; (b) enters into a letter of intent or an agreement with Hometown pursuant to which such person would (i) merge or consolidate, or enter into any similar transaction, with Hometown,
 (ii) acquire all or a significant portion of the assets or liabilities of Hometown, or (iii) acquire beneficial ownership of securities representing, or the right to acquire the beneficial ownership or to vote securities representing, 20% or more of the then outstanding shares of HBI Common Stock; (c) makes a filing with any bank regulatory authorities or publicly announces a bona fide proposal (a "PROPOSAL") for (i) any merger, consolidation or acquisition of all or a significant portion of the assets or liabilities of Hometown or any other business combination involving Hometown, or (ii) a transaction involving the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 20% or more of the outstanding shares of HBI Common Stock, and thereafter, if such Proposal has not been publicly withdrawn (within the meaning of the Stock Option Agreement) at least 15 days prior to the meeting of stockholders of Hometown called to vote on the Merger and Hometown's stockholders fail to approve the Merger by the vote required by applicable law at the meeting of stockholders called for such purpose; (d) makes a bona fide Proposal and thereafter, but before such Proposal has been publicly withdrawn, Hometown willfully takes any action in a manner that would materially interfere with its desire or ability to consummate the Merger or materially reduce the value of the Merger transaction to HUBCO; or (e) which is the holder of more than 5% of the HBI Common Stock solicits proxies in opposition to approval of the Merger. The definition of "Triggering Event" also means the taking of any direct or indirect action by Hometown or any of its directors, officers or agents to invite or solicit any proposal which has as its purpose a tender offer for the shares of HBI Common Stock, a merger, consolidation, plan of exchange, plan of acquisition or reorganization of Hometown, or a sale of shares of HBI Common Stock or 25% or more of the assets or liabilities of Hometown. "Publicly withdrawn" for purposes of the Stock Option Agreement means an unconditional bona fide withdrawal of the Proposal coupled with a public announcement of no further interest in pursuing such Proposal or in acquiring any controlling influence over Hometown or in soliciting or inducing any other person (other than HUBCO or any affiliate) to do so.

      HUBCO may not sell, assign or otherwise transfer its rights and obligations under the Stock Option Agreement, in whole or in part, to any person or group of persons other than to an affiliate of HUBCO. Hometown is not obligated to issue shares of HBI Common Stock upon exercise of the Option (i) in the absence of any required governmental or regulatory approval or consent necessary for Hometown to issue the HBI Common Stock subject to the Option or HUBCO to exercise the Option or prior to the expiration or termination of any waiting period required by law, or (ii) so long as any injunction or other order, decree or ruling issued by any federal or state court of competent jurisdiction is in effect which prohibits the sale or delivery of the HBI Common Stock subject to the Option.

      The Stock Option Agreement also provides, among other things, for certain rights on the part of HUBCO to require Hometown to register the Option, and shares of HBI Common Stock issuable pursuant to the Option, under the Securities Act of 1933, for certain anti-dilution adjustments in the number of shares subject to the Option under specified circumstances, and for various other matters.

      Solely for the purposes of the Connecticut Banking Laws, Section 36a-184, the Option is not considered effective unless and until it is approved by the Connecticut Commissioner. Under certain circumstances, if the Connecticut Commissioner fails to approve the exercise of the Option, a Triggering Event has occurred and Hometown is merged or acquired by a third party, Hometown must pay HUBCO a termination fee of $3,000,000 in lieu of the Option.

 REGULATORY APPROVALS


      The Merger is subject to the prior approval of the Federal Reserve Board, the FDIC, and the Connecticut Commissioner. Applications were filed with each of such regulatory authorities for such approvals and approval from the FDIC was granted on July 10, 1996. There can be no assurance that the other necessary regulatory approvals will be obtained or as to the timing or conditions of such approvals.


 DISSENTING STOCKHOLDERS' RIGHTS

      Under the DGCL, stockholders owning shares of the HBI Common Stock are entitled to dissent from the Merger and to receive cash from the Surviving Corporation equal to the fair value of such stockholder's shares of HBI Common Stock.

      Pursuant to Section 262 of the DGCL (a copy of which is attached hereto as Annex F), a holder of HBI Common Stock who complies with the statutory provisions thereof shall be entitled to an appraisal by the Delaware Court of Chancery of the fair value of his or her HBI Common Stock and to receive payment of such amount in lieu of the $17.75 per share in cash provided for in the Merger Agreement. Such amount may be more or less than $17.75 per share. Any holder of HBI Common Stock desiring to exercise dissenters' rights of appraisal should refer to the statute in its entirety and should consult with legal counsel prior to taking any action, to insure that such holder complies strictly with the applicable statutory provisions.

      To exercise dissenter's rights, a holder of HBI Common Stock must:

      (i) hold shares of HBI Common Stock on the date of the making of a demand for appraisal of such shares and continuously hold such shares through the Effective Time;

      (ii) before the taking of the vote on the Merger, deliver to Hometown written demand for appraisal of his or her shares; and

      (iii) not have voted in favor of the Merger nor consented thereto in writing pursuant to Section 228 of the DGCL.

      Thereafter, within 120 days after the Effective Time, any stockholder who has met such requirements, or Hometown, may file a petition with the Delaware Court of Chancery seeking a determination of the value of the stock of all dissenting stockholders. The Court of Chancery must hold a hearing and determine the fair value (exclusive of any element of value arising from the Merger), together with a fair rate of interest to be paid on the fair value. The Surviving Corporation will pay the fair value of the stock held by dissenting stockholders and the interest determined by the Court. Notwithstanding the foregoing, at any time within 60 days after the Effective Time, any stockholder shall have the right to withdraw his demand for appraisal rights and accept the terms offered in the Merger.

      The failure of a holder of HBI Common Stock to vote on the proposal to approve the Merger Agreement will not constitute a waiver of such holder's appraisal rights under the DGCL. A vote against approval of the Merger Agreement will not satisfy the obligation of a dissenting stockholder to give notice pursuant to Section 262 of the DGCL.

 INTERESTS OF CERTAIN PERSONS IN THE MERGER

      The Merger Agreement provides that for the six-year period following the Effective Date, HUBCO will indemnify the directors, officers, employees or agents of Hometown or The Bank of Darien holding such positions on or prior to the date of the Effective Time, and each person who serves or has served at the request of Hometown or The Bank of Darien in any capacity with any other person against certain liabilities to the extent such persons were indemnified under the DGCL and applicable Connecticut law and Hometown's or The Bank of Darien's Certificates of Incorporation and Bylaws as in effect on the date of the Merger Agreement.

      In addition, HUBCO agreed in the Merger Agreement to cause Hometown's and The Bank of Darien's officers and directors to be covered under HUBCO's then current officers' and directors' liability insurance policy for a period of six years after the Effective Time, or in the alternative to be covered under an extension of Hometown's or The Bank of Darien's existing officers' and directors' liability insurance policy; provided that HUBCO is only required to provide insurance to such persons upon terms substantially similar to Hometown's and The Bank of Darien's existing officers' and directors' liability insurance.

      Hometown and The Bank of Darien have entered into an employment agreement, as amended, with Kevin E. Gage, President and Chief Executive Officer of Hometown and The Bank of Darien. The terms of the agreement provide that, following a change in control (as defined) of The Bank of Darien or Hometown, if Mr. Gage's employment is terminated by The Bank of Darien other than for death, special cause or special disability (as defined) or if Mr. Gage's employment is terminated by Mr. Gage, The Bank of Darien will be obligated to pay Mr. Gage a lump sum severance payment equal to 2.99 times his then applicable annual salary. Hometown has guaranteed performance by The Bank of Darien of its obligations under this agreement. If, following the Effective Time, Mr. Gage's employment is terminated (other than by The Bank of Darien for death, special cause or special disability), Mr. Gage would be entitled to receive a payment of approximately $450,000, subject to reduction if such amount, together with certain other amounts received by him, would exceed certain limits imposed under the Internal Revenue Code of 1986, as amended (the "Code").

      Hometown and The Bank of Darien have also entered into an employment agreement, as amended, with Christine J. Scholtz, Senior Vice President of The Bank of Darien. The terms of the agreement with Ms. Scholtz provide, that following a change in control (as defined) of The Bank of Darien or Hometown, if Ms. Scholtz's employment is terminated by The Bank of Darien other than for death, special cause or special disability (as defined) or is Ms. Scholtz's employment is terminated by Ms. Scholtz, The Bank of Darien will be obligated to pay Ms. Scholtz a lump sum severance payment equal to 2 times the sum of her then applicable annual salary and the average bonus paid in respect of the two preceding years. In addition, Ms. Scholtz would be entitled to receive an amount sufficient to pay for continued medial benefits for a period of eighteen months from termination of employment.
 If, following the Effective Time, Ms. Scholtz's employment is terminated (other than by The Bank of Darien for death, special cause or special disability) Ms. Scholtz would be entitled to receive a payment of approximately $195,000, subject to reduction if such amount, together with certain other amounts received by her, would exceed certain limits imposed under the Internal Revenue Code.

      The Bank of Darien has also entered into a severance agreement with Albert T. Jaronczyk, Senior Vice President and Chief Financial Officer of Hometown and The Bank of Darien, which provides that Mr. Jaronczyk will be entitled to receive a severance payment equal to three months' salary (approximately $26,000) if his employment is terminated by Hometown or The Bank of Darien without cause at any time prior to the earlier to occur of the first anniversary of the consummation of the Merger or the termination of the Merger Agreement or by Mr. Jaronczyk for any reason after the date on which the conversion of Hometown's and The Bank of Darien's computer systems to the computer systems of HUBCO is completed.

      Based on a Severance Policy adopted by Hometown and The Bank of Darien in 1996, Peter T. Hovey, Senior Vice President and Senior Loan Officer of The Bank of Darien, would be entitled to receive a severance payment equal to three times his weekly base pay multiplied by his number of years of employment by The Bank of Darien, including for such purposes a period in excess of 180 days as a full year.

     Pursuant to the Merger Agreement, at the Effective Time each Hometown Option, whether or not then exercisable, shall be automatically converted into the right to receive cash in an amount equal to (i) the excess of $17.75 over the exercise price per share provided in such Hometown Option multiplied by (ii) the number of shares of HBI Common Stock subject to such Hometown Option. Based on the number of unexercised Hometown Options currently outstanding, Mr. Milne, Mr. Gage, Ms. Scholtz and all current executive officers of Hometown and The Bank of Darien as a group would be entitled to receive $450,000, $775,250, $89,825 and $1,598,731, respectively, in respect of their Hometown Options upon consummation of the Merger.

 CERTAIN FEDERAL INCOME TAX CONSEQUENCES

      The following is a summary of certain of the principal federal income tax consequences of the Merger to holders whose shares of HBI Common Stock are converted to cash in the Merger (including pursuant to the exercise of appraisal rights). The discussion applies only to holders of shares of HBI Common Stock in whose hands shares of HBI Common Stock are capital assets, and may not apply to shares of HBI Common Stock received pursuant to the exercise of employee stock options or otherwise as compensation, or to holders of shares of HBI Common Stock who are in special tax situations
 (such as insurance companies, tax- exempt organizations or non-U.S. persons).

      THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE BASED UPON CURRENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF SHARES OF HBI COMMON STOCK SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH STOCKHOLDER AND THE PARTICULAR TAX EFFECTS OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF FOREIGN, STATE, LOCAL AND OTHER INCOME AND OTHER TAX LAWS.

      The receipt of cash for shares of HBI Common Stock pursuant to the Merger (including pursuant to the exercise of appraisal rights) will be a taxable transaction for federal income tax purposes (and also may be a taxable transaction under applicable foreign, state, local and other income and other tax laws). In general, for federal income tax purposes, a holder of shares of HBI Common Stock will recognize gain or loss equal to the difference between his adjusted tax basis in the shares of HBI Common Stock converted to cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of shares of HBI Common Stock (I.E., shares of HBI Common Stock acquired at the same cost in a single transaction) converted to cash in the Merger. Such gain or loss will be capital gain or loss and will be long-term gain or loss if, on the date of sale (or, if applicable, the date of the Merger), the shares of HBI Common Stock were held for more than one year. With respect to dissenters exercising appraisal rights, amounts, if any, which are or are deemed to be interest for federal income tax purposes will be taxed as ordinary income.

      Payments in connection with the Merger may be subject to "backup withholding" at a rate of 31%. Backup withholding generally applies if a stockholder (a) fails to furnish to the exchange agent his social security number or taxpayer identification number ("TIN"), (b) furnishes an incorrect TIN, (c) fails properly to include a reportable interest or dividend payment on such stockholder's federal income tax return, or (d) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is such stockholder's correct number and that such stockholder is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from backup withholding, including corporations and financial institutions. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Each stockholder should consult with such stockholder's own tax advisor as to qualification for exemption from backup withholding and the procedure for obtaining such exemption.


                          MARKET PRICES

      The following table sets forth the range of high and low sales prices per share of HBI Common Stock on The Nasdaq Stock Market, Inc. by quarter as reported by Nasdaq. Hometown has approximately 485 stockholders of record.

                                                HBI COMMON STOCK

                                             HIGH              LOW
                                             ----              ---
 1994
 First Quarter                                $ 14.50       $ 10.00
 Second Quarter                                 14.50         12.00
 Third Quarter                                 13.875         12.00
 Fourth Quarter                                 14.00          9.25
 1995
 First Quarter                                $ 11.75        $ 9.50
 Second Quarter                                12.625          9.50
 Third Quarter                                  13.00         10.00
 Fourth Quarter                                 14.25         12.25
 1996
 First Quarter                                $ 14.00       $ 12.00
 Second Quarter                                 17.50         12.50
 Third Quarter (through July 3, 1996)           17.50         17.25


                INDEPENDENT ACCOUNTANTS

     The Board of Directors approved KPMG Peat Marwick LLP, independent accountants, to audit the books, records and accounts of Hometown and The Bank of Darien for the year ending December 31, 1996.

     KPMG Peat Marwick LLP will audit the consolidated balance sheet as of the end of the fiscal year and related consolidated statements of income, changes in stockholders' equity and cash flows for the year in accordance with generally accepted auditing standards. The accounting firm also is responsible for the preparation of Hometown's consolidated state and federal income tax returns. Hometown has been advised by KPMG Peat Marwick LLP that it has no material direct financial interest or any material indirect financial interest in Hometown other than that arising from the firm's employment as independent accountants. It is expected that a representative of Price Waterhouse LLP will attend the Special Meeting and will have the opportunity to make a statement and be available to respond to appropriate questions. It is not expected that a repreentative of KPMG Peat Marwick will attend the Special Meeting.

     On March 5, 1996, Hometown notified Price Waterhouse LLP that Price Waterhouse LLP was dismissed as Hometown's independent accountants for the fiscal year ending December 31, 1996. Since that date, Price Waterhouse LLP has completed its audit of Hometown's financial statements as of December 31, 1995, and for the year then ended. Price Waterhouse LLP has assisted Hometown in meeting its 1995 income tax reporting obligations. The decision to dismiss Price Waterhouse LLP as Hometown's independent accountants for the year ending December 31, 1996 was approved by the Board of Directors of Hometown upon the recommendation of the Audit Committee of the Board of Directors.

     The reports of Price Waterhouse LLP on the financial statements of Hometown for the fiscal years ended December 31, 1995 and 1994 did not contain an adverse opinion or a disclaimer of opinion, and such reports were not qualified or modified as to uncertainty, audit scope or accounting principles.

     During the fiscal years ended December 31, 1995 and 1994 and the period from January 1, 1996 through March 5, 1996, there were no disagreements with Price Waterhouse LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreement, if not resolved to the satisfaction of Price Waterhouse LLP, would have caused Price Waterhouse LLP to make a reference to the subject matter of the disagreement in its report on the financial statements for such years.

     During the fiscal years ended December 31, 1995 and 1994 and the period from January 1, 1996 through March 5, 1996, there were no "reportable events" as defined in Item 304(a)(1)(v) of Regulation S-K except as set forth below.

     On August 25, 1995 the Audit Committee of Hometown concluded its investigation of accounting errors and irregularities which were initially discovered in July 1995. Based upon the findings of the investigation, the Board of Directors of Hometown has concluded that the errors and irregularities resulted from the activities of a former employee who manipulated records and circumvented controls. The results of such actions required the restatement of financial statements for the years ended December 31, 1992 through 1994. In connection with such restatements, Price Waterhouse LLP identified certain material weaknesses in Hometown's internal controls. The material weaknesses noted related to the lack of segregation of duties by a former officer of Hometown and lack of control over the input of entries into the general ledger. Such matters were summarized and reported to Hometown's Audit Committee by Price Waterhouse LLP. Hometown has authorized Price Waterhouse LLP to respond to any and all inquiries by its successor accountants concerning the subject matter of such reportable event.

                                 EXPERTS

      The consolidated balance sheets of Hometown as of December 31, 1995 and 1994 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995, included in Hometown's 1995 Annual Report on Form 10-K, have been incorporated herein in reliance on the report of Price Waterhouse LLP, independent public accountants, and upon the authority of said firm as experts in accounting and auditing.


                            PROPOSALS OF STOCKHOLDERS

      Hometown will hold an Annual Meeting in 1996 only if the Merger is not consummated before the time of such meeting. Any stockholder of Hometown desiring to present a proposal for action at the 1996 Annual Meeting of Hometown, in the event that such a meeting is held would have to have delivered such proposal to the main office of Hometown a reasonable time before the distribution of proxy material for it to be included in Hometown's proxy statement and form of proxy relating to that meeting.

                                OTHER MATTERS

      As of the date of this Proxy Statement, the Board of Directors of Hometown knows of no matters which will be presented for consideration at the Special Meeting other than as set forth in the Notice of Special Meeting accompanying this Proxy Statement. However, if any other matters shall come before the meeting or any adjournment or adjournments thereof and be voted upon, the enclosed proxy shall be deemed to confer discretionary authority to the individuals named as proxies therein to vote the shares represented by such proxy as to any such matters.

                                                                       ANNEX A
                                                                CONFORMED COPY

                               AMENDED AND RESTATED

                                  AGREEMENT AND

                                 PLAN OF MERGER



                                       by

                                       and

                                      among


                                   HUBCO, INC.

                                       and

                               HUDSON UNITED BANK

                                       and

                          HOMETOWN ACQUISITION CORPORATION

                                       and

                          HOMETOWN BANCORPORATION, INC.

                                       and

                               THE BANK OF DARIEN







                              Dated as of April 28, 1996

                         [THIS PAGE INTENTIONALLY BLANK]

                                TABLE OF CONTENTS

                                                                          Page

ARTICLE I - THE MERGER.....................................................A-5
         1.1      The Merger...............................................A-5
         1.2      Effect of the Merger.....................................A-5
         1.3      Certificate of Incorporation.............................A-5
         1.4      By-laws..................................................A-5
         1.5      Directors and Officers...................................A-5
         1.6      Newco Stock..............................................A-5
         1.7      Effective Time and Closing...............................A-5
         1.8      The Bank Merger..........................................A-6

ARTICLE II - CONVERSION OF HBI SHARES......................................A-6
         2.1      Conversion of HBI Common Stock...........................A-6
         2.2      Conversion Procedures....................................A-6
         2.3      Stock Transfer Books.....................................A-7
         2.4      HBI Stock Options........................................A-7
         2.5      Dissenting Shares........................................A-7

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF HBI........................A-7
         3.1      Corporate Organization...................................A-7
         3.2      Capitalization...........................................A-8
         3.3      Authority; No Violation..................................A-8
         3.4      Financial Statements.....................................A-9
         3.5      Broker's and Other Fees..................................A-9
         3.6      Absence of Certain Changes or Events.....................A-9
         3.7      Legal Proceedings........................................A-9
         3.8      Taxes and Tax Returns...................................A-10
         3.9      Employee Benefit Plans..................................A-10
         3.10     Reports.................................................A-11
         3.11     HBI and Darien Information..............................A-12
         3.12     Compliance with Applicable Law..........................A-12
         3.13     Certain Contracts.......................................A-12
         3.14     Properties and Insurance................................A-12
         3.15     Minute Books............................................A-13
         3.16     Environmental Matters...................................A-13
         3.17     Reserves................................................A-13
         3.18     No Parachute Payments...................................A-13
         3.19     Agreements with Bank Regulators.........................A-13
         3.20     Disclosure..............................................A-14

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF HUBCO......................A-14
         4.1      Corporate Organization..................................A-14
         4.2      Capitalization..........................................A-14
         4.3      Authority; No Violation.................................A-14
         4.4      Financial Statements....................................A-15
         4.5      Broker's and Other Fees.................................A-15
         4.6      HUBCO and Bank Information..............................A-16
         4.7      Sufficiency of Funds....................................A-16
         4.8      Disclosure..............................................A-16

ARTICLE V - COVENANTS OF THE PARTIES......................................A-16
         5.1      Conduct of the Business of HBI..........................A-16
         5.2      Negative Covenants......................................A-16
         5.3      No Solicitation.........................................A-17
         5.4      Current Information.....................................A-17
         5.5      Access to Properties and Records; Confidentiality.......A-17

         5.6      Regulatory Matters......................................A-18
         5.7      Approval of Stockholders................................A-18
         5.8      Further Assurances......................................A-19
         5.9      Public Announcements....................................A-19
         5.10     Failure to Fulfill Conditions...........................A-19
         5.11     Employee Matters........................................A-19
         5.12     Disclosure Supplements..................................A-19
         5.13     Transaction Expenses of HBI and HUBCO...................A-20
         5.14     Indemnification.  ......................................A-20
         5.15     Bank Merger.............................................A-21
         5.16     Rights Plan.............................................A-21

ARTICLE VI - CLOSING CONDITIONS...........................................A-21
         6.1      Conditions to Each Party's Obligations Under this
                  Agreement...............................................A-21
         6.2      Conditions to the Obligations of HUBCO Under this
                  Agreement...............................................A-21
         6.3      Conditions to the Obligations of HBI Under this
                  Agreement...............................................A-22

ARTICLE VII - TERMINATION, AMENDMENT AND WAIVER...........................A-22
         7.1      Termination.............................................A-22
         7.2      Effect of Termination...................................A-23
         7.3      Amendment...............................................A-23
         7.4      Extension; Waiver.......................................A-23

ARTICLE VIII - MISCELLANEOUS..............................................A-23
         8.1      Expenses................................................A-23
         8.2      Survival................................................A-24
         8.3      Notices.................................................A-24
         8.4      Parties in Interest; Assignability......................A-24
         8.5      Entire Agreement........................................A-24
         8.6      Counterparts............................................A-24
         8.7      Governing Law...........................................A-25
         8.8      Descriptive Headings....................................A-25
         8.9      Knowledge...............................................A-25

               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER



                  THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of April 28, 1996 (this "Agreement"), is among HUBCO, Inc. ("HUBCO"), a New Jersey corporation and registered bank holding company, Hudson United Bank (the "Bank"), a New Jersey chartered commercial banking corporation, wholly-owned by HUBCO, Hometown Acquisition Corporation, a Delaware corporation, wholly-owned by HUBCO ("Newco"), Hometown Bancorporation, Inc., a Delaware corporation ("HBI") and registered bank holding company, and The Bank of Darien, a Connecticut chartered bank, wholly owned by HBI ("Darien").

                  WHEREAS, the respective Boards of Directors of HUBCO, Newco, and HBI have each determined that it is in the best interests of HUBCO and HBI and their respective stockholders for HUBCO to acquire HBI by (i) merging Newco with and into HBI with HBI surviving as a wholly-owned subsidiary of HUBCO, and HBI shareholders receiving the consideration hereinafter set forth, and
(ii) in HUBCO's discretion, simultaneously with the merger of HBI into HUBCO, by merging Darien with and into the Bank with the Bank surviving; and

                  WHEREAS, the Boards of Directors of HBI, HUBCO, Newco, the Bank and Darien have duly adopted and approved this Agreement and the Board of Directors of HBI has directed that it be submitted to HBI's shareholders for approval; and

                  WHEREAS, simultaneously with the execution of this Agreement, HBI is issuing an option to HUBCO to purchase 435,000 shares of the authorized and unissued HBI Common Stock (as hereinafter defined) at an option price of $13.75 per share, subject to adjustment and subject to the terms and conditions set forth in the Option Agreement;

                  NOW, THEREFORE, intending to be legally bound, the parties hereto hereby agree as follows:

                             ARTICLE I - THE MERGER

                  1.1 THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as hereafter defined), Newco shall be merged with and into HBI (the "Merger") in accordance the Delaware General Corporation Law (the "DGCL") and HBI shall be the surviving corporation (the "Surviving Corporation").

                  1.2 EFFECT OF THE MERGER. At the Effective Time, the Surviving Corporation shall be considered the same business and corporate entity as each of Newco and HBI and thereupon and thereafter, all the property, rights, privileges, powers and franchises of each of Newco and HBI shall vest in the Surviving Corporation and the Surviving Corporation shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of Newco and HBI and shall have succeeded to all of each of their relationships, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, liabilities, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Corporation. In addition, any reference to either of Newco and HBI in any contract or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Surviving Corporation if not inconsistent with the other provisions of the contract or document; and any pending action or other judicial proceeding to which either of Newco or HBI is a party shall not be deemed to have abated or to have discontinued by reason of the Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Merger had not been made; or the Surviving Corporation may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of Newco or HBI if the Merger had not occurred.

                  1.3 CERTIFICATE OF INCORPORATION. As of the Effective Time, the certificate of incorporation of HBI as it exists at the Effective Time shall be the certificate of incorporation of the Surviving Corporation and shall not be amended by this Agreement or the Merger.

                  1.4 BY-LAWS. As of the Effective Time, the By-laws of Newco shall be the By-laws of the Surviving Corporation until otherwise amended as provided by law.

                  1.5 DIRECTORS AND OFFICERS. As of the Effective Time, the directors and officers of Newco shall become the directors and officers of the Surviving Corporation.

                  1.6 NEWCO STOCK. At the Effective Time, each outstanding share of Newco Common Stock shall remaian outstanding and shall constitute all the outstanding shares of the Surviving Corporation.

                  1.7 EFFECTIVE TIME AND CLOSING. The Merger shall become effective (and be consummated) upon the filing of a Certificate of Merger, in form and substance satisfactory to HUBCO and HBI, with the Secretary of State of the State of Delaware (the "Delaware Certificate of Merger"). The term "Effective Time" shall mean the close of business on the first day when the Delaware Certificate of Merger has been so filed. A closing (the "Closing") shall take place prior to the Effective Time at 10:00 a.m., on a date mutually agreeable and as soon as practicable following the receipt of all necessary regulatory, governmental and shareholder approvals and consents and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver of all of the conditions to the consummation of the Merger specified in Article VI hereof (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing) (the "Closing Date"), at the offices of Pitney, Hardin, Kipp & Szuch, 200 Campus Drive, Florham
Park, New Jersey, or at such other place, time or date as HUBCO and HBI may mutually agree upon. Immediately following the Closing, the Delaware Certificate of Merger shall be filed with the Delaware Secretary of State.

                  1.8 THE BANK MERGER. At HUBCO's option, at the Effective Time, and simultaneously with the Merger, Darien shall be merged with and into the Bank (the "Bank Merger") in accordance with the provisions of Section 36a-125 of the Banking Law of Connecticut. In the Bank Merger the Bank shall be the surviving bank (the "Surviving Bank"), except that Darien may be operated as "Hudson United Bank, Darien Division." Upon the consummation of the Bank Merger, if any, the separate existence of Darien shall cease and the Surviving Bank shall be considered the same business and corporate entity as each of Darien and the Bank, and all of the property, rights, privileges, powers and franchises of each of Darien and the Bank shall vest in the Surviving Bank and the Surviving Bank shall be deemed to have assumed all of the debts, liabilities, obligations and duties of each of Darien and the Bank and shall have succeeded to all or each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, liabilities, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Bank. Upon the consummation of the Bank Merger, if any, the certificate of incorporation and by-laws of the Bank shall become the certificate of incorporation and by-laws of the Surviving Bank and the officers and directors of the Bank shall be the officers and directors of the Surviving Bank. At HUBCO's option, following the execution of this Agreement,
 Darien and the Bank shall execute and deliver a merger agreement, both in form and substance reasonably satisfactory to the parties hereto, for delivery to the Commissioner of Banking of the State of New Jersey, the Connecticut Commissioner of Banking (the "Connecticut Commissioner"), and the Federal Deposit Insurance Corporation (the "FDIC") for approval of the Bank Merger.
At HUBCO's option, instead of merging Darien into the Bank, HUBCO may merge Darien into any other banking subsidiary of HUBCO as if such subsidiary was the Bank.

                  1.9 HBI MERGER. Immediately after the Effective Time, at HUBCO's option HBI shall be merged with and into HUBCO with HUBCO as the surviving corporation.

                      ARTICLE II - CONVERSION OF HBI SHARES

                  2.1 CONVERSION OF HBI COMMON STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

                       (a) Cancelled Shares. Each share of common stock, par value $1.00 per share, of HBI ("HBI Common Stock"), which is held by HBI as a treasury share, and any shares of HBI Common Stock owned by Darien or any other direct or indirect subsidiary of HBI (except as trustee or in a fiduciary capacity, or as nominee), shall be cancelled and retired, and no payment shall be made with respect thereto.

                       (b) Shares to be Exchanged; Exchange Price. Each remaining issued and outstanding share of HBI Common Stock shall be converted into the right to receive $17.75 per share in cash (the "Exchange Price").

                  2.2  CONVERSION PROCEDURES.

                       (a)  Exchange Agent.  As of the Effective Time,
HUBCO shall deposit, or shall cause to be deposited, with a bank or trust company designated by HUBCO, which may be Hudson United Bank, Trust Department (the "Exchange Agent"), for the benefit of the holders of shares of HBI Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, cash sufficient to provide all of the consideration required to be exchanged by HUBCO pursuant to the provisions of this Article II (the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver cash out of the Exchange Fund in accordance with Section 2.1. Except as contemplated by Section 2.2(d) hereof, the Exchange Fund shall not be used for any other purpose.

                       (b)  Procedures.  Promptly after the Closing Date,
HUBCO will instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding shares of HBI Common Stock (other than Dissenting Shares) (the "Certificates"), (i) a letter of transmittal (which is reasonably agreed to by HUBCO and HBI and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as HUBCO may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for cash. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor cash which such holder has the right to receive in respect of the shares of HBI Common Stock formerly evidenced by such Certificate in accordance with
Section 2.1 (the "Merger Consideration") and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of HBI Common Stock which is not registered in the transfer records of HBI, the Merger Consideration may be paid in accordance with this Article
II to a transferee if the Certificate evidencing such shares of HBI Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Exchange Agent, the posting by such person of a bond in such amount as the Exchange Agent may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, theExchange Agent will issue in exchange for such lost, stolen, or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement. Until surrendered as contemplated by this
Section 2.2, each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive upon such surrender the Merger Consideration, without interest.

                       (c)  No Further Rights in HBI Common Stock.  All
Merger Consideration paid upon conversion of the shares of HBI Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of HBI Common Stock.

                       (d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of HBI Common Stock for two years after the Effective Time shall be delivered to HUBCO, upon demand, and any holders of HBI Common Stock who have not theretofore complied with this Article II shall thereafter look only to HUBCO for the Merger Consideration to which they are entitled.

                       (e) No Liability. Neither HUBCO nor the Bank shall be liable to any holder of shares of HBI Common Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                       (f) Withholding Rights. HUBCO shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the Merger Consideration otherwise payable to any holder of a Certificate the minimum amounts (if any) that HUBCO is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986 as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by HUBCO, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificate in respect of which such deduction and withholding was made by HUBCO.

                  2.3 STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of HBI shall be closed and there shall be no further registration of transfers of shares of HBI Common Stock thereafter on the records of HBI. On or after the Effective Time, any Certificates presented to the Exchange Agent or HUBCO for any reason shall be converted into the Merger Consideration.

                  2.4 HBI STOCK OPTIONS. At the Effective Time, each Stock Option (as such term is defined in Section 3.2) listed on the HBI Disclosure Schedule, whether or not then exercisable, shall, by virtue of the Merger, automatically and without any action on the part of the holder thereof, be converted into the right to receive cash in an amount equal to (i) the excess of the Exchange Price, without interest, over the exercise price per share provided in such Stock Option, multiplied by (ii) the number of shares of HBI Common Stock subject to such Stock Option.

                  2.5 DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, any holder of HBI Common Stock shall have the right to dissent in the manner provided in Section 262 of the DGCL, and if all necessary requirements of the DGCL are met, such shares shall be entitled to payment of the fair value of such shares in accordance with the provisions of the DGCL ("Dissenting Shares"), provided, however, that (i) if any holder of Dissenting Shares shall subsequently withdraw such holder's demand for appraisal of such shares within 60 days of the Effective Time, or, with the written consent of the Surviving Corporation, any time thereafter, or (ii) if any holder fails to follow the procedures for establishing such holder's entitlement to appraisal rights as provided in the DGCL, the right to appraisal of such shares shall be forfeited and such shares shall thereupon be deemed to have been converted into the right to receive and to have become exchangeable for, as of the Effective Time, the Merger Consideration.


               ARTICLE III - REPRESENTATIONS AND WARRANTIES OF HBI

             References herein to "HBI Disclosure Schedule" shall mean all of the disclosure schedules required by this Article III, dated as of the date hereof and referenced to the specific sections and subsections of Article III of this Agreement, which have been delivered on the date hereof by HBI to HUBCO. HBI hereby represents and warrants to HUBCO as follows:

                  3.1  CORPORATE ORGANIZATION.

                       (a) HBI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. HBI has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the business, operations, assets or financial condition of HBI and the HBI Subsidiaries (as defined below), taken as a whole. HBI is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA").

                       (b)  Darien is the only current HBI Subsidiary.
For purposes of this Agreement, the term "HBI Subsidiary" means any corporation, partnership, joint venture or other legal entity in which HBI, directly or indirectly, owns at least a 50% stock or other equity interest or for which HBI, directly or indirectly, acts as a general partner, provided that to the extent that any representation or warranty set forth herein covers a period of time prior to the date of this Agreement, the term "HBI Subsidiary" shall include any entity which was an HBI Subsidiary at any time during such period. Darien is a state-chartered commercial bank duly organized and validly existing in stock form and in good standing under the laws of the State of Connecticut. All eligible accounts of depositors issued by Darien are insured by the Bank Insurance Fund of the FDIC to the fullest extent permitted by law. Each HBI Subsidiary has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the business, operations, assets or financial condition of HBI and the HBI Subsidiaries, taken as a whole.

                       (c) The HBI Disclosure Schedule sets forth true and complete copies of the Certificate of Incorporation and Bylaws, as in effect on the date hereof, of HBI and Darien.

                  3.2 CAPITALIZATION. The authorized capital stock of HBI consists of ten million shares of HBI Common Stock, par value $1.00 per share, and two million shares of preferred stock, par value $1.00 per share ("HBI Preferred Stock"). As of April 8, 1996, there are 1,706,496 shares of HBI Common Stock issued and outstanding. No shares of HBI Preferred Stock are issued and outstanding. As of April 8, 1996, there are 129,600 shares of HBI Common Stock issuable upon exercise of outstanding stock options. The HBI Disclosure Schedule sets forth (i) all options which may be exercised for issuance of HBI Common Stock (collectively, the "Stock Options") and the terms upon which the options may be exercised, and (ii) true and complete copies of each plan and each individual agreement pursuant to which any Stock Option was granted, including a list of each outstanding Stock Option issued pursuant thereto. All issued and outstanding shares of HBI Common Stock, and all issued and outstanding shares of capital stock of each HBI Subsidiary, have been duly authorized and validly issued, are fully paid, and nonassessable. The authorized capital stock of Darien consists of 1,000,000 shares of common stock, $5.00 par value per share. All of the outstanding shares of capital stock of each HBI Subsidiary are owned by HBI and are free and clear of any liens, encumbrances, charges, restrictions or rights of third parties. Except for the Stock Options issued and disclosed herein and the Stock Option granted to HUBCO pursuant to the Stock Option Agreement dated the date hereof, neither HBI nor Darien has granted nor is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase, subscription or issuance of any shares of capital stock of HBI or Darien or any securities representing the right to purchase, subscribe or otherwise receive any shares of such capital stock or any securities convertible into any such shares, and there are no agreements or understandings with respect to voting of any such shares.

                  3.3  AUTHORITY; NO VIOLATION.

                       (a) Subject to the approval of this Agreement and the transactions contemplated hereby by all applicable regulatory authorities and by the stockholders of HBI, HBI and Darien have the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by at least seventy-five percent (75%) of the members of the Boards of Directors of HBI and Darien in accordance with their respective Certificates of Incorporation and applicable laws and regulations. Except for such approvals, no other corporate proceedings on the part of HBI or Darien are necessary to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by HBI and Darien, and constitutes the valid and binding obligation of each of HBI and Darien, enforceable against HBI and Darien in accordance with its terms.

                       (b) Neither the execution and delivery of this Agreement by HBI or Darien, nor the consummation by HBI or Darien of the transactions contemplated hereby in accordance with the terms hereof, or compliance by HBI or Darien with any of the terms or provisions hereof, will
(i) violate any provision of HBI's or Darien's Certificate of Incorporation or By-laws, (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to HBI, Darien or any of their respective properties or assets, or (iii) except as set forth in the HBI Disclosure Schedule, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of HBI or Darien under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which HBI or Darien is a party, or by which they or any of their respective properties or assets may be bound or affected except, with respect to (ii) and (iii) above, such as individually or in the aggregate will not have a material adverse effect on the business, operations, assets or financial condition of HBI and the HBI Subsidiaries, taken as a whole, and which will not prevent or materially delay the consummation of the transactions contemplated hereby. Except for consents and approvals of or filings or registrations with or notices to the Board of Governors of the Federal Reserve System (the "FRB"), the FDIC, the Connecticut Commissioner, the Connecticut Department of Environmental Protection (the "DEP"), the Securities and Exchange Commission (the "SEC"), other applicable government authorities, and the stockholders of HBI, no consents or approvals of or filings or registrations with or notices to any third party or any public body or authority are necessary on behalf of HBI or Darien in connection with (x) the execution and delivery by HBI and Darien of this Agreement and (y) the consummation by HBI of the Merger, the consummation by Darien of the Bank Merger, if any, and the consummation by HBI and Darien of the other transactions contemplated hereby, except (i) such as are listed in the HBI Disclosure Schedule and (ii) such as individually or in the aggregate will not (if not obtained) have a material adverse effect on the business, operations, assets or financial condition of HBI and the HBI Subsidiaries taken as a whole or prevent or materially delay the consummation of the transactions contemplated hereby. To the best of HBI's knowledge, no fact or condition exists which HBI has reason to believe will prevent it from obtaining the aforementioned consents and approvals.

                  3.4  FINANCIAL STATEMENTS.

                       (a) The HBI Disclosure Schedule sets forth copies of the consolidated balance sheets of HBI as of December 31, 1994 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the periods ended December 31, in each of the three years 1993 through 1995, in each case accompanied by the audit report of Price Waterhouse LLP, independent public accountants with respect to HBI (collectively, the "HBI Financial Statements"). The HBI Financial Statements (including the related notes) have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved (except as may be indicated therein or in the notes thereto), and fairly present the consolidated financial condition of HBI as of the respective dates set forth therein, and the related consolidated statements of income, changes in stockholders' equity and cash flows fairly present the results of the consolidated operations, changes in stockholders' equity and cash flows of HBI for the respective periods set forth therein.

                       (b) The books and records of HBI and Darien are being maintained in material compliance with applicable legal and accounting requirements.

                       (c) Except as and to the extent reflected, disclosed or reserved against in the HBI Financial Statements (including the notes thereto), as of December 31, 1995, neither HBI nor any HBI Subsidiary had any liabilities, whether absolute, accrued, contingent or otherwise, material to the business, operations, assets or financial condition of HBI and the HBI Subsidiaries, taken as a whole, which were required by GAAP (consistently applied) to be disclosed in HBI's consolidated statement of condition as of December 31, 1995 or the notes thereto. Since December 31, 1995, HBI and Darien have not incurred any liabilities except in the ordinary course of business and consistent with prudent banking practice, except as related to the transactions contemplated by this Agreement.

                  3.5 BROKER'S AND OTHER FEES. Except for Brown Brothers Harriman & Co. ("Brown"), neither HBI or Darien nor any of their directors or officers has employed any broker or finder or incurred any liability for any broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement. The agreement with Brown is set forth in the HBI Disclosure Schedule. Other than pursuant to the agreement with Brown, there are no fees (other than time charges billed at usual and customary rates) payable to any consultants, including lawyers and accountants, in connection with this transaction or which would be triggered by consummation of this transaction or the termination of the services of such consultants by HBI or Darien.

                  3.6  ABSENCE OF CERTAIN CHANGES OR EVENTS.

                        (a) Except as disclosed in the HBI Disclosure Schedule, there has not been any material adverse change in the business, operations, assets or financial condition of HBI and the HBI Subsidiaries, taken as a whole, since December 31, 1995, and to the best of HBI's knowledge, no fact or condition exists which HBI believes will cause such a material adverse change in the future.

                       (b) Except as set forth in the HBI Disclosure Schedule, neither HBI nor Darien has taken or permitted any of the actions set forth in Section 5.2 hereof between December 31, 1995 and the date hereof and, except for execution of this Agreement and the other documents contemplated hereby, HBI has conducted its business only in the ordinary course, consistent with past practice.

                  3.7 LEGAL PROCEEDINGS. Except as disclosed in the HBI Disclosure Schedule, and except for ordinary routine litigation incidental to the business of HBI and the HBI Subsidiaries, neither HBI nor any HBI Subsidiary is a party to any, and there are no pending or, to the best of HBI's knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against HBI or any HBI Subsidiary which, if decided adversely to HBI or an HBI Subsidiary, are reasonably likely to have a material adverse effect on the business, operations, assets or financial condition of HBI and the HBI Subsidiaries taken as a whole. Except as disclosed in the HBI Disclosure Schedule, neither HBI nor any HBI Subsidiary is a party to any order, judgment or decree entered in any lawsuit or proceeding which is material to HBI or such HBI Subsidiary.

                  3.8  TAXES AND TAX RETURNS.

                       (a) HBI and each HBI Subsidiary has duly filed (and until the Effective Time will so file) all returns, declarations, reports, information returns and statements ("Returns") required to be filed by it on or before the Effective Time in respect of any federal, state and local taxes (including withholding taxes, penalties or other payments required) and has duly paid (and until the Effective Time will so pay) all such taxes due and payable, other than taxes or other charges which are being contested in good faith (and disclosed to HUBCO in writing) or against which reserves have been established. HBI and each HBI Subsidiary has established (and until the Effective Time will establish) on its books and records reserves that are adequate for the payment of all federal, state and local taxes not yet due and payable, but are incurred in respect of HBI or such HBI Subsidiary through such date. None of the federal or state income tax returns of HBI or any HBI Subsidiary have been examined by the Internal Revenue Service (the "IRS") or the Connecticut Division of Taxation within the past six years. To the best knowledge of HBI, there are no audits or other administrative or court proceedings presently pending nor any other disputes pending with respect to, or claims asserted for, taxes or assessments upon HBI or any HBI Subsidiary, nor has HBI or any HBI Subsidiary given any currently outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any taxes or Returns.

                       (b) Neither HBI nor any HBI Subsidiary (i) has requested any extension of time within which to file any Return, which Return has not since been filed, (ii) is a party to any agreement providing for the allocation or sharing of taxes, (iii) is required to include in income any adjustment pursuant to Section 481(a) of the Internal Revenue Code of 1986, as amended (the "Code"), by reason of a voluntary change in accounting method initiated by HBI or such HBI Subsidiary (nor does HBI have any knowledge that the IRS has proposed any such adjustment or change of accounting method), or
(iv) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

                  3.9  EMPLOYEE BENEFIT PLANS.

                       (a) Except as set forth on the HBI Disclosure Schedule, neither HBI nor any HBI Subsidiary maintains or contributes to any "employee pension benefit plan" (the "HBI Pension Plans") within the meaning of Section 3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), "employee welfare benefit plan" (the "HBI Welfare Plans") within the meaning of Section 3 of ERISA, stock option plan, stock purchase plan, deferred compensation plan, severance plan, bonus plan, employment agreement, director retirement program or other similar plan, program or arrangement. Neither HBI nor any HBI Subsidiary has, since September 2, 1974, contributed to any "Multiemployer Plan," as such term is defined in Section 3(37) of ERISA.

                       (b) HBI has delivered to HUBCO in the HBI Disclosure Schedules a complete and accurate copy of each of the following with respect to each of the HBI Pension Plans and HBI Welfare Plans, if any: (i) plan document, summary plan description, and summary of material modifications
(if not available, a detailed description of the foregoing); (ii) trust agreement or insurance contract, if any; (iii) most recent IRS determination letter, if any; (iv) most recent actuarial report, if any; and (v) most recent annual report on Form 5500.

                       (c) The present value of all accrued benefits, both vested and non-vested, under each of the HBI Pension Plans subject to Title IV of ERISA, based upon the actuarial assumptions used for funding purposes in the most recent actuarial valuation prepared by such HBI Pension Plan's actuary, did not exceed the then current value of the assets of such plans allocable to such accrued benefits. To the best of HBI's knowledge, the actuarial assumptions then utilized for such plans were reasonable and appropriate as of the last valuation date and reflect then current market conditions.

                       (d) During the last six years, the Pension Benefit Guaranty Corporation ("PBGC") has not asserted any claim for liability against HBI or any HBI Subsidiary which has not been paid in full.

                       (e) All premiums (and interest charges and penalties for late payment, if applicable) due to the PBGC with respect to each HBI Pension Plan have been paid. All contributions required to be made to each HBI Pension Plan under the terms thereof, ERISA or other applicable law have been timely made, and all amounts properly accrued to date as liabilities of HBI which have not been paid have been properly recorded on the books of HBI.

                       (f) Each of the HBI Pension Plans, HBI Welfare Plans and each other employee benefit plan and arrangement identified on the HBI Disclosure Schedule has been operated in compliance in all material respects with the provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations. Furthermore, if HBI maintains any HBI Pension Plan, HBI has received or applied for a favorable determination letter from the IRS which takes into account the Tax Reform Act of 1986 and subsequent legislation, and HBI is not aware of any fact or circumstance which would disqualify any plan.

                       (g) To the best knowledge of HBI, no non-exempt prohibited transaction, within the meaning of Section 4975 of the Code or
Section 406 of ERISA, has occurred with respect to any HBI Welfare Plan or HBI Pension Plan that would result in any material tax or penalty for HBI or any HBI Subsidiary.

                       (h) No HBI Pension Plan or any trust created thereunder has been terminated, nor have there been any "reportable events" (notice of which has not been waived by the PBGC), within the meaning of
Section 4034(b) of ERISA, with respect to any HBI Pension Plan.

                       (i) No "accumulated funding deficiency," within the meaning of Section 412 of the Code, has been incurred with respect to any HBI Pension Plan.

                       (j) There are no material pending, or, to the best knowledge of HBI, material threatened or anticipated claims (other than routine claims for benefits) by, on behalf of, or against any of the HBI Pension Plans or the HBI Welfare Plans, any trusts created thereunder or any other plan or arrangement identified in the HBI Disclosure Schedule.

                       (k) No HBI Pension Plan or HBI Welfare Plan pro-vides medical or death benefits (whether or not insured) beyond an employee's retirement or other termination of service, other than (i) coverage mandated by law, or (ii) death benefits under any HBI Pension Plan.

                       (l) Except with respect to customary health, life and disability benefits, there are no unfunded benefit obligations which are not accounted for by reserves shown on the HBI Financial Statements and established under GAAP or otherwise noted on such Financial Statements.

                       (m) With respect to each HBI Pension Plan and HBI Welfare Plan that is funded wholly or partially through an insurance policy, there will be no liability of HBI or any HBI Subsidiary as of the Effective Time under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Effective Time.

                       (n)  Except for benefits due pursuant to the
employment agreements included within the HBI Disclosure Schedule and as set forth in the HBI Disclosure Schedule or as agreed to by HUBCO in writing either pursuant to this Agreement or otherwise, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of HBI or any HBI Subsidiary to severance pay, unemployment compensation or any similar payment, or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation or benefits due to any current or former employee under any HBI Pension Plan or HBI Welfare Plan.

                       (o) Except for the HBI Pension Plans and the HBI Welfare Plans, and except as set forth on the HBI Disclosure Schedule, HBI has no deferred compensation agreements, understandings or obligations for payments or benefits to any current or former director, officer or employee of HBI or any HBI Subsidiary or any predecessor of any thereof. The HBI Disclosure Schedule sets forth (i) true and complete copies of the agreements, understandings or obligations with respect to each such current or former director, officer or employee, and (ii) the most recent actuarial or other calculation of the present value of such payments or benefits.

                       (p) Except as set forth in the HBI Disclosure Schedule, HBI does not maintain or otherwise pay for life insurance policies (other than group term life policies on employees) with respect to any director, officer or employee. The HBI Disclosure Schedule lists each such insurance policy and any agreement with a party other than the insurer with respect to the payment, funding or assignment of such policy. To the best of HBI's knowledge, neither HBI nor any HBI Pension Plan or HBI Welfare Plan owns any individual or group insurance policies issued by an insurer which has been found to be insolvent or is in rehabilitation pursuant to a state proceeding.

                  3.10  REPORTS.

                       (a) The HBI Disclosure Schedule lists, and HBI has previously delivered to HUBCO a complete copy of, each (i) final registration statement, prospectus, annual, quarterly or special report and definitive proxy statement filed by HBI since January 1, 1994 pursuant to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the "1934 Act"), and (ii) communication (other than general advertising materials and press releases) mailed by HBI to its stockholders as a class since January 1, 1994.

                       (b) Since January 1, 1994, (i) HBI has filed all reports that it was required to file with the SEC under the 1934 Act, and (ii) HBI and Darien each has duly filed all material forms, reports and documents which they were required to file with each agency charged with regulating any aspect of their business, in each case in form which was correct in all material respects, and, subject to permission from such regulatory authorities, HBI promptly will deliver or make available to HUBCO accurate and complete copies of such reports. As of their respective dates, each such form, report, or document, and each such final registration statement, prospectus, annual, quarterly or special report, definitive proxy statement or communication, complied in all material respects with all applicable statutes, rules and regulations and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that information contained in any such document as of a later date shall be deemed to modify information as of an earlier date. The HBI Disclosure Schedule lists the dates and substance of all examinations of HBI or Darien conducted by either the FRB, the FDIC or the Connecticut Commissioner since January 1, 1994 and the dates and substance of any responses thereto submitted by HBI or Darien.

                  3.11 HBI AND DARIEN INFORMATION. The information relating to HBI and Darien, this Agreement, and the transactions contemplated hereby (except for information relating solely to HUBCO) to be contained in the Proxy Statement (as defined in Section 5.6(a) hereof) to be delivered to stockholders of HBI in connection with the solicitation of their approval of the Merger, as of the date the Proxy Statement is mailed to stockholders of HBI, and up to and including the date of the meeting of stockholders to which such Proxy Statement relates, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  3.12 COMPLIANCE WITH APPLICABLE LAW. HBI and each HBI Subsidiary holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business and has complied with and is not in default in any respect under any applicable law, statute, order, rule, regulation, policy and/or guideline of any federal, state or local governmental authority relating to HBI or such HBI Subsidiary (including, without limitation, consumer, community and fair lending laws) (other than where the failure to have a license, franchise, permit or authorization or where such default or noncompliance will not result in a material adverse effect on the business, operations, assets or financial condition of HBI and the HBI Subsidiaries taken as a whole), and HBI has not received notice of violation of, and does not know of any violations of, any of the above.

                  3.13  CERTAIN CONTRACTS.

                       (a) Except for plans referenced in Section 3.9 and as disclosed in the HBI Disclosure Schedule, (i) neither HBI nor Darien is a party to or bound by any written contract or understanding (whether written or oral) with respect to the employment of any officers, employees, directors or consultants, and (ii) the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from HBI or Darien to any officer, employee, director or consultant thereof. The HBI Disclosure Schedule sets forth true and correct copies of all severance or employment agreements with officers, directors, employees, agents or consultants to which HBI or Darien is a party.

                       (b)  Except as disclosed in the HBI Disclosure
Schedule and except for loan commitments, loan agreements and loan instruments entered into or issued in the ordinary course of business, (i) as of the date of this Agreement, neither HBI nor any HBI Subsidiary is a party to or bound by any commitment, agreement or other instrument which is material to the business, operations, assets or financial condition of HBI and the HBI Subsidiaries taken as a whole, (ii) no commitment, agreement or other instrument to which HBI or any HBI Subsidiary is a party or by which any of them is bound limits the freedom of HBI or any HBI Subsidiary to compete in any line of business or with any person, and (iii) neither HBI nor any HBI Subsidiary is a party to any collective bargaining agreement.

                       (c) Except as disclosed in the HBI Disclosure Schedule, neither HBI nor any HBI Subsidiary or, to the best knowledge of HBI, any other party thereto, is in default in any material respect under any material lease, contract, mortgage, promissory note, deed of trust, loan or other commitment (except those under which Darien is or will be the creditor) or arrangement, except for defaults which individually or in the aggregate would not have a material adverse effect on the business, operations, assets or financial condition of HBI and the HBI Subsidiaries, taken as a whole.

                  3.14  PROPERTIES AND INSURANCE.

                        (a) HBI or an HBI Subsidiary has good and, as to owned real property, marketable title to all material assets and properties, whether real or personal, tangible or intangible, reflected in HBI's consolidated balance sheet as of December 31, 1995, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since December 31, 1995), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities that are reflected in said balance sheet or the notes thereto or that secure liabilities incurred in the ordinary course of business after the date of such balance sheet, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) such encumbrances, liens, mortgages, security interests, pledges and title imperfections that are not in the aggregate material to the business, operations, assets, and financial condition of HBI and the HBI Subsidiaries taken as a whole, and (iv) with respect to owned real property, title imperfections noted in title reports delivered to HUBCO prior to the date hereof. Except as affected by the transactions contemplated hereby, HBI and Darien as lessees have the right under valid and subsisting leases to occupy, use, possess and control all real property leased by HBI and Darien in all material respects as presently occupied, used, possessed and controlled by HBI and Darien.

                       (b) The business operations and all insurable properties and assets of HBI and each HBI Subsidiary are insured for their benefit against all risks which, in the reasonable judgment of the management of HBI, should be insured against, in each case under policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are in the opinion of the management of HBI adequate for the business engaged in by HBI and the HBI Subsidiaries. As of the date hereof, neither HBI nor any HBI Subsidiary has received any notice of cancellation or notice of a material amendment of any such insurance policy or bond, and to the best of HBI's knowledge, is not in default under any such policy or bond, no coverage thereunder is being disputed, and all material claims thereunder have been filed in a timely fashion. The HBI Disclosure Schedule sets forth in summary form a list of all insurance policies of HBI and the HBI Subsidiaries.

                  3.15 MINUTE BOOKS. The minute books of HBI and Darien contain records of all meetings and other corporate action held of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors) that are complete and accurate in all material respects.

                  3.16  ENVIRONMENTAL MATTERS.

                       (a) Neither HBI nor any HBI Subsidiary has received any written notice, citation, claim, assessment, proposed assessment or demand for abatement alleging that HBI or such HBI Subsidiary (either directly or as a trustee or fiduciary, or as a successor-in-interest in connection with the enforcement of remedies to realize the value of properties serving as collateral for outstanding loans) is responsible for the correction or cleanup of any condition resulting from the violation of any law, ordinance or other governmental regulation regarding environmental matters, which correction or cleanup would be material to the business, operations, assets or financial condition of HBI and the HBI Subsidiaries taken as a whole. HBI has no knowledge that any toxic or hazardous substances or materials have been emitted, generated, disposed of or stored on any real property owned or leased by HBI or any HBI Subsidiary, as OREO or otherwise, or owned or controlled by HBI or any HBI Subsidiary as a trustee or fiduciary (collectively, "Properties"), in any manner that violates any presently existing federal, state or local law or regulation governing or pertaining to such substances and materials, the violation of which would have a material adverse effect on the business, operations, assets or financial condition of HBI and the HBI Subsidiaries, taken as a whole. None of the Properties is in the State of New Jersey.

                       (b) HBI has no knowledge that any of the Properties has been operated in any manner in the three years prior to the date of this Agreement that violated any applicable federal, state or local law or regulation governing or pertaining to toxic or hazardous substances and materials, the violation of which would have a material adverse effect on the business, operations, assets or financial condition of HBI and the HBI Subsidiaries taken as a whole.

                       (c) To the best of HBI's knowledge, HBI, each HBI Subsidiary and any and all of their tenants or subtenants have all necessary permits and have filed all necessary registrations material to permit the operation of the Properties in the manner in which the operations are currently conducted under all applicable federal, state or local environmental laws, excepting only those permits and registrations the absence of which would not have a material adverse effect upon the operations requiring the permit or registration.

                       (d) To the knowledge of HBI, there are no under-ground storage tanks on, in or under any of the Properties and no underground storage tanks have been closed or removed from any of the Properties while the property was owned, operated or controlled by HBI or any HBI Subsidiary.

                        (e) Except as set forth on the HBI Disclosure Schedule, HBI has no knowledge that any of the Properties meets the statutory criteria of an "Establishment" as that term is defined pursuant to the Connecticut Transfer of Establishments Act, P.A. 95-183 (the "Connecticut Transfer Act").

                  3.17 RESERVES. As of December 31, 1995, each of the allowance for loan losses and the reserve for OREO properties in the HBI Financial Statements was adequate pursuant to GAAP (consistently applied), and the methodology used to compute each of the loan loss reserve and the reserve for OREO properties complies in all material respects with GAAP (consistently applied) and all applicable policies of the FDIC and the Connecticut Commissioner.

                  3.18 NO PARACHUTE PAYMENTS. No officer, director, employee or agent (or former officer, director, employee or agent) of HBI or any HBI Subsidiary is entitled now, or will or may be entitled to as a consequence of this Agreement or the Merger, to any payment or benefit from HBI, an HBI Subsidiary, HUBCO or the Bank which if paid or provided would constitute an "excess parachute payment," as defined in Section 280G of the Code or regulations promulgated thereunder.

                  3.19 AGREEMENTS WITH BANK REGULATORS. Neither HBI nor any HBI Subsidiary is a party to any agreement or memorandum of understanding with, or a party to any commitment letter, board resolution submitted to a regulatory authority or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any court, governmental authority or other regulatory or administrative agency or commission, domestic or foreign ("Governmental Entity") which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, nor has HBI been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, except as disclosed in writing to HUBCO by HBI prior to the date of this Agreement. Neither HBI nor any HBI Subsidiary is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer, except as disclosed in writing to HUBCO by HBI prior to the date of this Agreement.

                  3.20  DISCLOSURE. No representation or warranty contained in
Article III of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein not misleading.


              ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF HUBCO

                  References herein to the "HUBCO Disclosure Schedule" shall mean all of the disclosure schedules required by this Article IV, dated as of the date hereof and referenced to the specific sections and subsections of
Article IV of this Agreement, which have been delivered on the date hereof by HUBCO to HBI. HUBCO hereby represents and warrants to HBI as follows:

                  4.1  CORPORATE ORGANIZATION.

                       (a) HUBCO is a corporation duly organized and validly existing and in good standing under the laws of the State of New Jersey. HUBCO has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the business, operations, assets or financial condition of HUBCO or the HUBCO Subsidiaries (defined below), taken as a whole. HUBCO is registered as a bank holding company under the BHCA.

                       (b) Each of the HUBCO Subsidiaries is listed in the HUBCO Disclosure Schedule. For purposes of this Agreement, the term "HUBCO Subsidiary" means any corporation, partnership, joint venture or other legal entity in which HUBCO, directly or indirectly, owns at least a 50% stock or other equity interest or for which HUBCO, directly or indirectly, acts as a general partner. Each HUBCO Subsidiary is duly organized and validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Bank is a state-chartered commercial bank duly organized and validly existing and in good standing under the laws of the State of New Jersey. All eligible accounts of depositors issued by the Bank are insured by the Bank Insurance Fund of the FDIC to the fullest extent permitted by law. Each HUBCO Subsidiary has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the business, operations, assets or financial condition of HUBCO and the HUBCO Subsidiaries, taken as a whole. The HUBCO Disclosure Schedule sets forth true and complete copies of the Certificate of Incorporation and By-laws of HUBCO as in effect on the date hereof.

                  4.2 CAPITALIZATION. The authorized capital stock of HUBCO consists solely of 25,000,000 common shares, no par value ("HUBCO Common Stock"), and 4,500,000 shares of preferred stock ("HUBCO Authorized Preferred Stock"), provided that HUBCO intends to submit a proposal at HUBCO's next Annual Meeting of Shareholders to increase HUBCO's authorized capital stock to 50,000,000 shares of HUBCO Common Stock and 10,000,000 shares of HUBCO Authorized Preferred Stock. As of March 31, 1996, there were 14,342,949 shares of HUBCO Common Stock issued and outstanding, excluding 713,534 shares of treasury stock. From time to time hereafter, HUBCO may sell or repurchase shares of HUBCO Common Stock. There are no shares of HUBCO Authorized Preferred Stock outstanding. Except for shares issuable under the Agreement and Plan of Merger, dated February 5, 1996 (the "Satellite Agreement"), between HUBCO and Satellite American Bank and Trust Company ("Satellite"), the HUBCO 1995 Stock Option Plan, and stock options issued to the former Chief Executive Officer of Urban National Bank (the "HUBCO Stock Option Plans"), there are no shares of HUBCO Common Stock issuable upon the exercise of outstanding stock options or otherwise. All issued and outstanding shares of HUBCO Common Stock, and all issued and outstanding shares of capital stock of the HUBCO Subsidiaries, have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights, and are free and clear of all liens, encumbrances, charges, restrictions or rights of third parties. All of the outstanding shares of capital stock of the HUBCO Subsidiaries are owned by HUBCO free and clear of any liens, encumbrances, charges, restrictions or rights of third parties. Except for the shares issuable under the HUBCO Stock Option Plans and HUBCO's obligations under the Satellite Agreement, neither HUBCO nor any HUBCO Subsidiary has granted or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of capital stock of HUBCO or any HUBCO Subsidiary or any securities representing the right to purchase, subscribe or otherwise receive any shares of such capital stock or any securities convertible into any such shares, and there are no agreements or understandings with respect to voting of any such shares.

                  4.3  AUTHORITY; NO VIOLATION.

                       (a)  Subject to the receipt of all necessary
governmental approvals, HUBCO, Newco and the Bank have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Boards of Directors of HUBCO, Newco and the Bank in accordance with their respective Certificates of Incorporation and applicable laws and regulations. Except for such approvals, no other corporate proceedings on the part of HUBCO, Newco or the Bank are necessary to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by HUBCO, Newco and the Bank and constitutes the valid and binding obligation of HUBCO, Newco and the Bank, enforceable against HUBCO, Newco and the Bank in accordance with its terms.

                       (b) Neither the execution or delivery of this Agreement by HUBCO, Newco and the Bank, nor the consummation by HUBCO, Newco and the Bank of the transactions contemplated hereby in accordance with the terms hereof, or compliance by HUBCO, Newco and the Bank with any of the terms or provisions hereof will (i) violate any provision of the Certificate of Incorporation or By-laws of HUBCO, Newco or the Bank, (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to HUBCO, Newco or the Bank or any of their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of HUBCO, Newco or the Bank under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which HUBCO, Newco or the Bank is a party, or by which they or any of their respective properties or assets may be bound or affected, except, with respect to (ii) and (iii) above, such as individually or in the aggregate will not have a material adverse effect on the business, operations, assets or financial condition of HUBCO and the HUBCO Subsidiaries, taken as a whole, and which will not prevent or materially delay the consummation of the transactions contemplated hereby. Except for consents and approvals of or filings or registrations with or notices to the FDIC, the New Jersey Department of Banking (the "Department"), the FRB, the Secretary of State of Delaware, or other applicable Governmental Entities, no consents or approvals of or filings or registrations with or notices to any third party or any public body or authority are necessary on behalf of HUBCO, Newco in connection with (x) the execution and delivery by HUBCO, Newco and the Bank of this Agreement, and (y) the consummation by HUBCO, Newco and the Bank of the Merger, the Bank Merger, if any, and the other transactions contemplated hereby, except such as are listed in the HUBCO Disclosure Schedule or in the aggregate will not (if not obtained) have a material adverse effect on the business, operations, assets or financial condition of HUBCO. To the best of HUBCO's knowledge, no fact or condition exists which HUBCO has reason to believe will prevent it from obtaining the aforementioned consents and approvals.

                  4.4  FINANCIAL STATEMENTS.

                       (a) The HUBCO Disclosure Schedule sets forth copies of the consolidated statements of financial condition of HUBCO as of December 31, 1994 and 1995, and the related consolidated statements of income, changes in stockholders' equity and of cash flows for the periods ended December 31, in each of the three fiscal years 1993 through 1995, in each case accompanied by the audit report of Arthur Andersen & Co., independent public accountants with respect to HUBCO (collectively, the "HUBCO Financial Statements"). The HUBCO Financial Statements (including the related notes) have been prepared in accordance with GAAP consistently applied during the periods involved (except as may be indicated therein or in the notes thereto), and fairly present the consolidated financial position of HUBCO as of the respective dates set forth therein, and the related consolidated statements of income, changes in stockholders' equity and of cash flows (including the related notes, where applicable) fairly present the consolidated results of operations, changes in stockholders' equity and cash flows of HUBCO for the respective fiscal periods set forth therein.

                       (b) The books and records of HUBCO and the Bank are being maintained in material compliance with applicable legal and accounting requirements, and reflect only actual transactions.

                       (c) Except as and to the extent reflected, dis-closed or reserved against in the HUBCO Financial Statements (including the notes thereto), as of December 31, 1995 neither HUBCO nor any of the HUBCO Subsidiaries had any obligation or liability, whether absolute, accrued, contingent or otherwise, material to the business, operations, assets or financial condition of HUBCO or any of the HUBCO Subsidiaries which were required by GAAP (consistently applied) to be disclosed in HUBCO's consolidated statement of condition as of December 31, 1995 or the notes thereto. Except for the proposed acquisition of Satellite, the transactions contemplated by this Agreement, and other proposed acquisitions by HUBCO since December 31, 1995 reflected in any Form 8-K filed by HUBCO with the SEC, neither HUBCO nor any HUBCO Subsidiary has incurred any liabilities since December 31, 1995 except in the ordinary course of business and consistent with past practice.

                  4.5 BROKER'S AND OTHER FEES. Neither HUBCO nor any of its directors or officers has employed any broker or finder or incurred any liability for any broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement.

                  4.6 HUBCO AND BANK INFORMATION. The information relating to HUBCO and the Bank to be contained in the Proxy Statement (as defined in Section 5.6(a) hereof), as of the date of the mailing of the Proxy Statement, and up to and including the date of the meeting of stockholders of HBI to which such Proxy Statement relates, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                  4.7 SUFFICIENCY OF FUNDS. HUBCO has, and at the Effective Time will have, sufficient funds to consummate the transactions contemplated hereby and to pay the related fees and expenses.

                  4.8  DISCLOSURE. No representation or warranty contained in
Article IV of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein not misleading.

                      ARTICLE V - COVENANTS OF THE PARTIES

                  5.1 CONDUCT OF THE BUSINESS OF HBI. During the period from the date of this Agreement to the Effective Time, HBI shall, and shall cause Darien to, conduct their respective businesses only in the ordinary course and consistent with prudent banking practice, except for transactions permitted hereunder or with the prior written consent of HUBCO, which consent will not be unreasonably withheld. HBI also shall use its best efforts to (i) preserve its business organization and that of Darien intact, (ii) keep available to itself and Darien the present services of its employees and those of Darien, and (iii) preserve for itself and HUBCO the goodwill of its customers and those of Darien and others with whom business relationships exist.

                  5.2  NEGATIVE COVENANTS.

                       (a) HBI agrees that from the date hereof to the Effective Time, except as otherwise approved by HUBCO in writing or as permitted or required by this Agreement, it will not, nor will it permit Darien to:

                             (i)  change any provision of its Certificate
                  of Incorporation or By-laws or any similar governing documents of HBI or Darien;

                             (ii)  change the number of shares of its
                  authorized or issued capital stock (other than upon exercise of stock options described or the HBI Disclosure Schedule in accordance with the terms thereof and issuance of up to 15 shares of HBI Common Stock per quarter pursuant to existing employee incentive plans) or issue or grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to the authorized or issued capital stock of HBI or Darien, or any securities convertible into shares of such stock, or split, combine or reclassify any shares of its capital stock, or declare, set aside or pay any dividend, or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

                             (iii)  grant any severance or termination
                  pay (other than pursuant to policies or contracts of HBI in effect on the date hereof and disclosed to HUBCO pursuant hereto) to, or enter into or amend any employment or severance agreement with, any of its directors, officers or employees; adopt any new employee benefit plan or arrangement of any type; or award any increase in compensation or benefits to its directors, officers or employees except (x) with respect to officer or employee increases in the ordinary course of business, consistent with past practices and policies and in any event not in excess of 6% per year and (y) as noted in the HBI Disclosure Schedule;

                             (iv)  sell or dispose of any substantial
                  amount of assets or voluntarily incur any significant liabilities other than in the ordinary course of business consistent with past practices and policies or in response to substantial financial demands upon the business of HBI or Darien;

                             (v)  make any capital expenditures other
                  than pursuant to binding commitments existing on the date hereof, expenditures necessary to maintain existing assets in good repair, and expenditures described in business plans or budgets previously finished to HUBCO;

                             (vi)  file any applications or make any
                  contract with respect to branching or site location or relocation;

                            (vii) agree to acquire in any manner whatso-ever (other than to realize upon collateral for a defaulted loan) any business or entity;

                           (viii)  make any material change in its
                  accounting methods or practices, other than changes required in accordance with generally accepted accounting principles or regulatory authorities;

                             (ix) take any action that would result in
                  any of its representations and warranties contained in
                  Article III of this Agreement not being true and correct in any material respect at the Effective Time or that would cause any of its conditions to Closing not to be satisfied;

                             (x) without HUBCO's prior consent, make or
                  commit to make any new loan or other extension of credit in an amount of $500,000 or more, renew for a period in excess of one year any existing loan or other extension of credit in an amount of $500,000 or more, or increase by $500,000 or more the aggregate credit outstanding to any borrower or group of affiliated borrowers, except such loan initiations, renewals or increases that are committed as of the date of this Agreement and identified on the HBI Disclosure Schedule and residential mortgage loans made in the ordinary course of business in accordance with past practice; or

                             (xi)   agree to do any of the foregoing.

                  5.3 NO SOLICITATION. HBI and Darien shall not, directly or indirectly, encourage or solicit or hold discussions or negotiations with, or provide any information to, any person, entity or group (other than HUBCO) concerning any merger or sale of shares of capital stock or sale of substantial assets or liabilities not in the ordinary course of business, or similar transactions involving HBI or Darien (an "Acquisition Transaction"). Notwithstanding the foregoing, HBI may enter into discussions or negotiations or provide any information in connection with an unsolicited possible Acquisition Transaction if the Board of Directors of HBI, after consulting with counsel, determines in the exercise of its fiduciary responsibilities that such discussions or negotiations should be commenced or such information should be furnished. HBI will promptly communicate to HUBCO the terms of any proposal, whether written or oral, which it may receive in respect of any such Acquisition Transaction and the fact that it is having discussions or negotiations with a third party about an Acquisition Transaction.

                  5.4 CURRENT INFORMATION. During the period from the date of this Agreement to the Effective Time, each of HBI and HUBCO will cause one or more of its designated representatives to confer with representatives of the other party on a monthly or more frequent basis regarding its business, operations, properties, assets and financial condition and matters relating to the completion of the transactions contemplated herein. On a monthly basis, HBI agrees to provide HUBCO, and HUBCO agrees to provide HBI, with internally prepared profit and loss statements no later than 15 days after the close of each calendar month. As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter (other than the last fiscal quarter of each fiscal year) ending on or after June 30, 1996, HBI will deliver to HUBCO and HUBCO will deliver to HBI their respective quarterly reports on Form 10-Q, as filed with the SEC under the 1934 Act. As soon as reasonably available, but in no event more than 90 days after the end of each calendar year, HBI will deliver to HUBCO and HUBCO will deliver to HBI their respective Annual Reports on Form 10-K as filed with the SEC under the 1934 Act.

                  5.5  ACCESS TO PROPERTIES AND RECORDS; CONFIDENTIALITY.

                       (a) HBI and Darien shall permit HUBCO and its representatives, and HUBCO and the Bank shall permit HBI and its representatives, reasonable access to their respective properties, and shall disclose and make available to HUBCO and its representatives, or HBI and its representatives, as the case may be, all books, papers and records relating to its assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and stockholders' meetings, organizational documents, by-laws, material contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files, plans affecting employees, and any other business activities or prospects in which HUBCO and its representatives or HBI and its representatives may have a reasonable interest. Neither party shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer, would contravene any law, rule, regulation, order or judgment or would waive any privilege. The parties will use their best efforts to obtain waivers of any such restriction (other than waivers of the attorney-client privilege) and in any event make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Notwithstanding the foregoing, HBI acknowledges that HUBCO may be involved in discussions concerning other potential acquisitions and HUBCO shall not be obligated to disclose such information to HBI except as such information is disclosed to HUBCO's shareholders generally.

                       (b) All information furnished by the parties hereto previously in connection with transactions contemplated by this Agreement or pursuant hereto shall be used solely for the purpose of evaluating the Merger contemplated hereby and shall be treated as the sole property of the party delivering the information until consummation of the Merger contemplated hereby, and if such Merger shall not occur, each party and each party's advisors shall return to the other party all documents or other materials containing, reflecting or referring to such information, will not retain any copies of such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. In the event that the Merger contemplated hereby does not occur, all documents, notes and other writings prepared by a party hereto or its advisors based on information furnished by the other party shall be promptly destroyed. The obligation to keep such information confidential shall continue for five years from the date the proposed Merger is abandoned but shall not apply to (i) any information which (A) the party receiving the information can establish by convincing evidence was already in its possession prior to the disclosure thereof to it by the other party; (B) was then generally known to the public; (C) became known to the public through no fault of the party receiving such information; or (D) was disclosed to the party receiving such information by a third party not bound by an obligation of confidentiality; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction.

                  5.6  REGULATORY MATTERS.

                       (a) For the purposes of holding the Stockholders Meeting (as such term is defined in Section 5.7 hereof), the parties hereto shall cooperate in the preparation and filing with the SEC of a proxy statement satisfying all applicable requirements of applicable state and federal laws, including the 1934 Act and applicable state securities laws and the rules and regulations thereunder (such proxy statement in the form mailed by HBI to the HBI shareholders, together with any and all amendments or supplements thereto, being herein referred to as the "Proxy Statement").

                       (b) HUBCO shall furnish HBI with such information concerning HUBCO and its subsidiaries as is necessary in order to cause the Proxy Statement, insofar as it relates to such corporations, to comply with
Section 5.6(a) hereof. HUBCO agrees promptly to advise HBI if at any time prior to the HBI shareholders' meeting referred to in Section 5.7 hereof, any information provided by HUBCO in the Proxy Statement becomes incorrect or incomplete in any material respect and to provide HBI with the information needed to correct such inaccuracy or omission. HUBCO shall furnish HBI with such supplemental information as may be necessary in order to cause the Proxy Statement, insofar as it relates to HUBCO and its subsidiaries, to comply with
Section 5.6(a) after the mailing thereof to HBI shareholders.

                       (c) HBI agrees promptly to advise HUBCO if at any time prior to the HBI Stockholders Meeting any information provided by HBI in the Proxy Statement becomes incorrect or incomplete in any material respect and to provide HUBCO and the HBI shareholders with the information needed to correct such inaccuracy or omission. HBI shall ensure that the Proxy Statement, insofar as it relates to HBI and Darien, complies with Section 5.6(a) from the date of the mailing thereof to HBI shareholders until the Stockholders Meeting.

                       (d) HUBCO and HBI shall as promptly as practicable file the Proxy Statement with the SEC, and each of HUBCO and HBI shall promptly notify the other of all communications, oral or written, with the SEC concerning the Proxy Statement.

                       (e) The parties hereto will cooperate with each other and use their best efforts to prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement as soon as possible, including, without limitation, those required by the FDIC, the FRB, the Department and the Connecticut Commissioner. The parties shall each have the right to review in advance (and shall do so promptly) all filings with, including all information relating to the other, as the case may be, and any of their respective subsidiaries, which appears in any filing made with, or written material submitted to, any third party or governmental body in connection with the transactions contemplated by this Agreement.

                       (f) Each of the parties will promptly furnish each other with copies of written communications received by them or any of their respective subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

                       (g) HBI acknowledges that HUBCO is in or may be in the process of acquiring other banks and financial institutions and that in connection with such acquisitions, information concerning HBI may be required to be included in the registration statements, if any, for the sale of securities of HUBCO or in SEC reports in connection with such acquisitions. HBI agrees to provide HUBCO with any information, certificates, documents or other materials about HBI as are reasonably necessary to be included in such other SEC reports or registration statements, including registration statements which may be filed by HUBCO prior to the Effective Time. HBI shall use its reasonable efforts to cause its attorneys and accountants to provide HUBCO and any underwriters for HUBCO with any consents, comfort letters, opinion letters, reports or information which are necessary to complete the registration statements and applications for any such acquisition or issuance of securities. HUBCO shall reimburse HBI for reasonable expenses thus incurred by HBI should this transaction be terminated for any reason other than as described in Section 7.1(h). HUBCO shall not file with the SEC any registration statement or amendment thereto or supplement thereof containing information regarding HBI unless HBI shall have consented to such filing, which consent shall not be unreasonably delayed or withheld.

                       (h) Between the date of this Agreement and the Effective Time, HBI shall cooperate with HUBCO to reasonably conform HBI's policies and procedures regarding applicable regulatory matters, including without limitation Federal Reserve, Bank Secrecy Act and FDIC matters, to those of HUBCO as HUBCO may reasonably identify to HBI from time to time.

                  5.7 APPROVAL OF STOCKHOLDERS. HBI will (i) take all steps necessary duly to call, give notice of, convene and hold a meeting of the stockholders of HBI (the "Stockholders Meeting") for the purpose of securing the approval of stockholders of this Agreement, (ii) subject to the qualification set forth in Section 5.3 hereof and the right not to make a recommendation or to withdraw a recommendation if its investment banker withdraws its fairness opinion prior to the Stockholders Meeting, recommend to the stockholders of HBI the approval of this Agreement and the transactions contemplated hereby and use its best efforts to obtain, as promptly as practicable, such approval, and (iii) cooperate and consult with HUBCO with respect to each of the foregoing matters.

                  To the extent HUBCO or its counsel deems it necessary, HUBCO shall take all steps necessary to obtain the approval of its shareholders as promptly as possible. In connection therewith, HUBCO shall take all steps necessary to duly call, give notice and convene a meeting of its shareholders for such purpose.

                  5.8  FURTHER ASSURANCES.

                       (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions to Closing and to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement and using its best efforts to prevent the breach of any representation, warranty, covenant or agreement of such party contained or referred to in this Agreement and to promptly remedy the same. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action. Nothing in this section shall be construed to require any party to participate in any threatened or actual legal, administrative or other proceedings (other than proceedings, actions or investigations to which it is a party or subject or threatened to be made a party or subject) in connection with consummation of the transactions contemplated by this Agreement unless such party shall consent in advance and in writing to such participation and the other party agrees to reimburse and indemnify such party for and against any and all costs and damages related thereto.

                       (b) HUBCO agrees that from the date hereof to the Effective Time, except as otherwise approved by HBI in writing or as permitted or required by this Agreement, it will not, nor will it permit the Bank to take any action that would result in any of its representations and warranties contained in Article IV of this Agreement not being true and correct in any material respect at the Effective Time or that would cause any of its conditions to Closing not to be satisfied or that would constitute a breach or default of its obligations under this Agreement or which is reasonably likely to delay or jeopardize the receipt of any of the regulatory approvals required hereby (except that any delay in the receipt of any regulatory approval required hereby arising from an action taken by HUBCO or the Bank with respect to the possible acquisition of any other banking or financial institutions shall not give rise to a claim by HBI that HUBCO has breached this provision).

                  5.9 PUBLIC ANNOUNCEMENTS. HUBCO and HBI shall cooperate with each other in the development and distribution of all news releases and other public filings and disclosures with respect to this Agreement or the Merger transactions contemplated hereby, and HUBCO and HBI agree that unless approved mutually by them in advance, they will not issue any press release or written statement for general circulation relating primarily to the transactions contemplated hereby, except as may be otherwise required by law or regulation in the opinion of counsel.

                  5.10 FAILURE TO FULFILL CONDITIONS. In the event that HUBCO or HBI determines that a material condition to its obligation to consummate the transactions contemplated hereby cannot be fulfilled on or prior to February 28, 1997 and that it will not waive that condition, it will promptly notify the other party. Except for any acquisition or merger discussions HUBCO may enter into with other parties, HBI and HUBCO will promptly inform the other of any facts applicable to HBI or HUBCO, respectively, or their respective directors or officers, that would be likely to prevent or materially delay approval of the Merger by any Governmental Entity or which would otherwise prevent or materially delay completion of the Merger.

                  5.11  EMPLOYEE MATTERS.

                       (a) Following consummation of the Merger, HUBCO shall honor the existing written contracts with officers and employees of HBI and Darien that are included in the HBI Disclosure Schedule.

                       (b) Following consummation of the Merger, HUBCO shall make available to all employees and officers of Darien employed by the Bank coverage under the benefit plans generally available to HUBCO's employees and officers (including pension and health and hospitalization) on the terms and conditions available to the Bank's employees and officers, and shall honor the severance policies of HBI and Darien previously disclosed to HUBCO in writing. After the Effective Time, HUBCO may terminate, merge or change existing HBI and Darien benefit plans. Employees of Darien employed by the Bank will receive credit for prior employment by Darien for the sole purpose of determining whether such employees are eligible to participate in or be vested under the Bank's medical, vacation, sick leave, disability, pension, and other employee benefit plans. Credit for prior service will not be given for purposes of benefit accrual under any defined benefit pension plan of HUBCO. No prior existing condition limitation shall be imposed with respect to any medical coverage plan of the Bank.

                  5.12 DISCLOSURE SUPPLEMENTS. From time to time prior to the Effective Time, each party hereto will promptly supplement or amend (by written notice to the other) its respective Disclosure Schedules delivered pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered materially inaccurate thereby. For the purpose of determining satisfaction of the conditions set forth in Article VI and subject to Sections 6.2(a) and 6.3(a), no supplement or amendment to the parties' respective Disclosure Schedules shall correct or cure any warranty which was untrue when made, but shall enable the disclosure of subsequent facts or events to maintain the truthfulness of any warranty.

                  5.13  TRANSACTION EXPENSES OF HBI AND HUBCO.

                       (a) For planning purposes, HBI shall, within 15 days from the date hereof, provide HUBCO with its estimated budget of transaction-related expenses reasonably anticipated to be payable by HBI in connection with this transaction, including the fees and expenses of counsel, accountants, investment bankers and other professionals. HBI shall promptly notify HUBCO if or when it determines that it will expect to exceed its budget.

                       (b) Promptly after the execution of this Agree-ment, HBI shall ask all of its attorneys and other professionals to render current and correct invoices for all unbilled time and disbursements. HBI shall accrue and/or pay all of such amounts as soon as possible.

                      (c) HBI shall advise HUBCO monthly of all out-of-pocket expenses which HBI has incurred in connection with this transaction.

                      (d) HUBCO, in reasonable consultation with HBI, shall make all arrangements with respect to the printing and mailing of the Proxy Statement and, subject to Section 8.1(b) hereof, HUBCO shall pay all expenses related to such printing and mailing. In addition, HUBCO shall pay all expenses and fees related to filing of the Proxy Statement and related documents with the SEC and filings pursuant to state "blue sky" laws and regulations in connection with the Merger, if any.

                  5.14  INDEMNIFICATION.

                       (a)  For a period of six years after the Effective
Time, HUBCO shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director, officer, employee or agent of HBI or Darien or serves or has served at the request of HBI or Darien in any capacity with any other person (collectively, the "Indemnitees") against any and all claims, damages, liabilities, losses, costs, charges, expenses (including, without limitation, reasonable costs of investigation, and the reasonable fees and disbursements of legal counsel and other advisers and experts as incurred), judgments, fines, penalties and amounts paid in settlement, asserted against, incurred by or imposed upon any Indemnitee by reason of the fact that he or she is or was a director, officer, employee or agent of HBI or Darien or serves or has served at the request of HBI or Darien in any capacity with any other person, in connection with, arising out of or relating to (i) any threatened, pending or completed claim, action, suit or proceeding (whether civil, criminal, administrative or investigative), including, without limitation, any and all claims, actions, suits, proceedings or investigations by or on behalf of or in the right of or against HBI or Darien or any of their respective affiliates, or by any former (but not any present) shareholder of HBI (collectively, "Claims"), including, without limitation, any Claim which is based upon, arises out of or in any way relates to the Merger, this Agreement, any of the transactions contemplated by this Agreement, the Indemnitee's service as a member of the Board of Directors or HBI or Darien or of any committee of HBI's Board of Directors, the events leading up to the execution of this Agreement, any statement, recommendation or solicitation made in connection therewith or related thereto and any breach of any duty in connection with any of the foregoing, or (ii) the enforcement of the obligations of HUBCO set forth in this Section 5.14, in each case to the fullest extent permitted under any of
(x) applicable law, (y) the Certificate of Incorporation of HBI or Darien, as applicable, or (z) the By-Laws of HBI or Darien, as applicable (and HUBCO shall also advance expenses as incurred to the fullest extent permitted under any thereof).

                       (b) From and after the Effective Time, HUBCO shall assume and honor any obligation of HBI or Darien immediately prior to the Effective Time with respect to the indemnification of the Indemnitees arising out of the Certificate of Incorporation or ByLaws of HBI or Darien as if such obligations were pursuant to a contract or arrangement between HUBCO and such Indemnitees.

                       (c) In the event HUBCO or any of its successors or assigns (i) reorganizes or consolidates with or merges into or enters into another business combination transaction with any other person or entity and is not the resulting, continuing or surviving corporation or entity of such consolidation, merger or transaction, or (ii) liquidates, dissolves or transfers all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision shall be made so that the successors and assigns of HUBCO assume the obligations set forth in this Section 5.14.

                       (d) HUBCO shall cause HBI's and Darien's officers and directors to be covered under HUBCO's then current officers' and directors' liability insurance policy for a period of six years after the Effective Time, or, in the alternative, to be covered under an extension of HBI's and Darien's existing officers' and directors' liability insurance policy. However, HUBCO shall only be required to insure such persons upon terms and for coverages substantially similar to HBI's and Darien's existing officers' and directors' liability insurance.

                       (e) Any Indemnitee wishing to claim indemnification under this Section 5.14 shall promptly notify HUBCO upon learning of any Claim, but the failure to so notify shall not relieve HUBCO of any liability it may have to such Indemnitee if such failure does not materially prejudice HUBCO.
In the event of any Claim (whether arising before or after the Effective

Time) as to which indemnification under this Section 5.14 is applicable, (x) HUBCO shall have the right to assume the defense thereof and HUBCO shall not be liable to such Indemnitees for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnitee in connection with the defense thereof, except that if HUBCO elects not to assume such defense, or counsel for the Indemnitees advises that there are issues which raise conflicts of interest between HUBCO and the Indemnitees, the Indemnitees may retain counsel satisfactory to them, and HUBCO shall pay the reasonable fees and expenses of such counsel for the Indemnitees as statements therefor are received; provided, however, that HUBCO shall be obligated pursuant to this
Section 5.14(e) to pay for only one firm of counsel for all Indemnitees in any jurisdiction with respect to a matter unless the use of one counsel for multiple Indemnitees would present such counsel with a conflict of interest that is not waived, and (y) the Indemnitees will cooperate in the defense of any such matter. HUBCO shall not be liable for settlement of any claim, action or proceeding hereunder unless such settlement is effected with its prior written consent. Notwithstanding anything to the contrary in this Section
5.14, HUBCO shall not have any obligation hereunder to any Indemnitee when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnitee in the manner contemplated hereby is prohibited by applicable law or public policy.

                  5.15 BANK MERGER. Notwithstanding that HBI believes that it has established all reserves and taken all provisions for possible loan losses required by GAAP and applicable laws, rules and regulations, HBI recognizes that HUBCO has adopted different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). From and after the date of this Agreement to the Effective Time and in order to formulate the plan of integration for the Bank Merger, HBI and HUBCO shall consult and cooperate with each other with respect to (i) conforming, based upon such consultation, HBI's loan, accrual and reserve policies to those policies of HUBCO to the extent appropriate, provided that any required change in HBI's practices in connection with the matters described in this clause (i) need not be effected until the parties receive all necessary governmental approvals and consents to consummate the transactions contemplated hereby, (ii) new extensions of credit or material revisions to existing terms of credits by Darien, in each case where the aggregate exposure exceeds $500,000.00, and (iii) conforming, based upon such consultation, the composition of the investment portfolio and overall asset/liability management position of HBI and Darien to the extent appropriate.

                  5.16 RIGHTS PLAN. Prior to the Closing Date, HBI will redeem all rights issued to the shareholders of HBI pursuant to the Common Shares Rights Agreement dated September 20, 1990 in accordance with the terms of such agreement.


                         ARTICLE VI - CLOSING CONDITIONS

                  6.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS UNDER THIS AGREEMENT. The respective obligations of each party under this Agreement to consummate the Merger shall be subject to the satisfaction, or, where permissible under applicable law, waiver at or prior to the Effective Time of the following conditions:

                       (a) Approval of HBI Stockholders. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the stockholders of HBI and, if necessary in the opinion of HUBCO's counsel, the stockholders of HUBCO.

                       (b) Regulatory Filings. All necessary regulatory or governmental approvals and consents (including without limitation any required approval of the FDIC, the Department, the FRB and the Connecticut Commissioner) required to consummate the transactions contemplated hereby shall have been obtained without any term or condition which would materially impair the value of HBI and Darien, taken as a whole, to HUBCO. All conditions required to be satisfied prior to the Effective Time by the terms of such approvals and consents shall have been satisfied; and all statutory waiting periods in respect thereof (including the Hart-Scott-Rodino waiting period if applicable) shall have expired.

                       (c) Suits and Proceedings. No order, judgment or decree shall be outstanding against a party hereto or a third party that would have the effect of preventing completion of the Merger; no suit, action or other proceeding shall be pending or threatened by any governmental body in which it is sought to restrain or prohibit the Merger; and no suit, action or other proceeding shall be pending before any court or governmental agency in which it is sought to restrain or prohibit the Merger or obtain other substantial monetary or other relief against one or more parties hereto in connection with this Agreement and which HUBCO or HBI determines in good faith, based upon the advice of their respective counsel, makes it inadvisable to proceed with the Merger because any such suit, action or proceeding has a significant potential to be resolved in such a way as to deprive the party electing not to proceed of any of the material benefits to it of the Merger.

                  6.2 CONDITIONS TO THE OBLIGATIONS OF HUBCO UNDER THIS AGREEMENT. The obligations of HUBCO under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

                       (a) Representations and Warranties; Performance of Obligations of HBI and Darien. Except for those representations which are made as of a particular date, the representations and warranties of HBI contained in this Agreement shall be true and correct in all material respects on the date of the Closing ("Closing Date") as though made on and as of the Closing Date. HBI shall have performed in all material respects the agreements, covenants and obligations to be performed by it prior to the Closing Date. With respect to any representation or warranty which as of the Closing Date has required a supplement or amendment to the HBI Disclosure Schedule to render such representation or warranty true and correct in all material respects as of the Closing Date, the representation and warranty shall be deemed true and correct as of the Closing Date only if
(i) the information contained in the supplement or amendment to the HBI Disclosure Schedule related to events occurring following the execution of this Agreement and (ii) the facts disclosed in such supplement or amendment would not either alone, or together with any other supplements or amendments to the HBI Disclosure Schedule, materially adversely affect the representation as to which the supplement or amendment relates.

                       (b) Opinion of Counsel. HUBCO shall have received an opinion of counsel to HBI, dated the Closing Date, in form and substance reasonably satisfactory to HUBCO, covering the matters customarily covered in opinions of counsel in transactions of this type.

                       (c) Certificates. HBI shall have furnished HUBCO with such certificates of its officers or other documents to evidence fulfillment of the conditions set forth in this Section 6.2 as HUBCO may reasonably request.

                       (d) No Parachute Payments. No payments under any severance agreement or any other plan or arrangement with HBI or Darien will constitute an "excess parachute payment," as defined in Section 280G of the Code or regulations promulgated thereunder.

                       (e) Legal Fees. HBI shall have furnished HUBCO with letters from all attorneys representing HBI and Darien in any matters certifying that all legal fees have been paid in full for services rendered as of the Effective Time.

                       (f) Merger-Related Expense. HBI shall have pro-vided HUBCO with an accounting of all merger-related expenses incurred by it through the Closing Date, including a good faith estimate of such expenses incurred but as to which invoices have not been submitted as of the Closing Date. The merger-related expenses of HBI shall be reasonable.

                       (g) Connecticut DEP Compliance. With respect to any Properties which are Establishments under the Connecticut Transfer Act, prior to the Closing HBI shall have delivered to HUBCO an appropriate Form in form and content acceptable to the DEP and prior to the Closing shall have fully accrued on HBI's books and disclosed to HUBCO the entire anticipated costs associated with any requested or reasonably anticipated clean-up.

                  6.3 CONDITIONS TO THE OBLIGATIONS OF HBI UNDER THIS AGREEMENT. The obligations of HBI under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

                       (a) Representations and Warranties; Performance of Obligations of HUBCO. Except for those representations which are made as of a particular date, the representations and warranties of HUBCO contained in this Agreement shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date. HUBCO shall have performed in all material respects the agreements, covenants and obligations to be performed by it prior to the Closing Date. With respect to any representation or warranty which as of the Closing Date has required a supplement or amendment to the HUBCO Disclosure Schedule to render such representation or warranty true and correct in all material respects as of the Closing Date, the representation and warranty shall be deemed true and correct as of the Closing Date only if (i) the information contained in the supplement or amendment to the HUBCO Disclosure Schedule related to events occurring following the execution of this Agreement and (ii) the facts disclosed in such supplement or amendment would not either alone, or together with any other supplements or amendments to the HUBCO Disclosure Schedule, materially adversely effect the representation as to which the supplement or amendment relates.

                       (b) Opinion of Counsel to HUBCO. HBI shall have received an opinion of counsel to HUBCO, dated the Closing Date, in form and substance reasonably satisfactory to HBI, covering the matters customarily covered in opinions of counsel in transactions of this type.

                       (c) Fairness Opinion. HBI shall have received an opinion from Brown, dated no more than three days prior to the date the Proxy Statement is mailed to HBI's stockholders, to the effect that, in its opinion, the consideration to be paid to stockholders of HBI hereunder is fair to such stockholders from a financial point of view ("Fairness Opinion"), and HUBCO shall not have taken any action (including the announcement of any other proposed acquisition) which causes Brown to withdraw its Fairness Opinion prior to the Closing.

                       (d) Certificates. HUBCO shall have furnished HBI with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 6.3 as HBI may reasonably request.

                 ARTICLE VII - TERMINATION, AMENDMENT AND WAIVER

                  7.1 TERMINATION. This Agreement may be terminated prior to the Effective Time, whether before or after approval of this Agreement by the stockholders of HBI:

                       (a) by mutual written consent of the parties hereto;

                       (b) by HUBCO or HBI (i) if the Effective Time shall not have occurred on or prior to February 28, 1997 unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth herein to be performed or observed by such party at or before the Effective Time, or (ii) if a vote of the stockholders of HBI is taken and such stockholders fail to approve this Agreement at the meeting (or any adjournment thereof) held for such purpose, or (iii) if a vote of the stockholders of HUBCO is required by law or applicable Nasdaq rules, such vote is taken and such stockholders fail to approve this Agreement at the meeting (or any adjournment thereof) held for such purpose;

                       (c) by HUBCO or HBI upon written notice to the other if any application for regulatory or governmental approval necessary to consummate the Merger and the other transactions contemplated hereby shall have been denied or withdrawn at the request or recommendation of the applicable regulatory agency or Governmental Entity or by HUBCO upon written notice to HBI if any such application is approved with conditions which materially impair the value of HBI and Darien, taken as a whole, to HUBCO;

                       (d) by HUBCO if (i) there shall have occurred a material adverse change in the business, operations, assets, or financial condition of HBI and Darien, taken as a whole, from that disclosed by HBI in HBI's Annual Report on Form 10-K for the year ended December 31, 1995; or (ii) there was a material breach in any representation, warranty, covenant, agreement or obligation of HBI hereunder and such breach shall not have been remedied within 30 days after receipt by HBI of notice in writing from HUBCO to HBI specifying the nature of such breach and requesting that it be remedied;

                       (e) by HBI, if there was a material breach in any representation, warranty, covenant, agreement or obligation of HUBCO hereunder and such breach shall not have been remedied within 30 days after receipt by HUBCO of notice in writing from HBI specifying the nature of such breach and requesting that it be remedied;

                       (f)  by HUBCO if the conditions set forth in
Section 6.2 are not satisfied and are not capable of being satis-fied by February 28, 1997;

                       (g)  by HBI if the conditions set forth in Section
6.3 are not satisfied and are not capable of being satisfied by February 28, 1997;

                       (h) by HBI, if HBI's Board of Directors shall have approved an Acquisition Transaction after determining, upon advice of counsel, that such approval was necessary in the exercise of its fiduciary obligations under applicable laws.

                  7.2 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement by either HUBCO or HBI pursuant to Section 7.1, this Agreement (other than Section 5.5(b), the penultimate sentence of Section 5.6(g), and Section 8.1) shall forthwith become void and have no effect, without any liability on the part of any party or its officers, directors or stockholders. Nothing contained herein, however, shall relieve any party from any liability for any breach of this Agreement.

                  7.3 AMENDMENT. This Agreement may be amended by action taken by the parties hereto at any time before or after adoption of this Agreement by the stockholders of HBI but, after any such adoption, no amendment shall be made which reduces or changes the amount or form of the consideration to be delivered to the shareholders of HBI without the approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties hereto.

                  7.4 EXTENSION; WAIVER. The parties may, at any time prior to the Effective Time of the Merger, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto; or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party against which the waiver is sought to be enforced.


                          ARTICLE VIII - MISCELLANEOUS

                  8.1  EXPENSES.

                       (a) Except as otherwise expressly stated herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including legal, accounting and investment banking fees and expenses) shall be borne by the party incurring such costs and expenses. Notwithstanding the foregoing, HUBCO may bear the expenses of the Bank and HBI may bear the expenses of Darien.

                       (b) Notwithstanding any provision in this Agree-ment to the contrary, in the event that either of the parties shall willfully default in its obligations hereunder, the non-defaulting party may pursue any remedy available at law or in equity to enforce its rights and shall be paid by the willfully defaulting party for all damages, costs and expenses, including without limitation legal, accounting, investment banking and printing expenses, incurred or suffered by the non-defaulting party in connection herewith or in the enforcement of its rights hereunder.

                  8.2 SURVIVAL. The respective representations, warranties, covenants and agreements of the parties to this Agreement shall not survive the Effective Time, but shall terminate as of the Effective Time, except for Article II, this Section 8.2 and Sections 5.5(b), 5.11 and 5.14.

                  8.3 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or by reputable overnight courier or sent by registered or certified mail, postage prepaid, as follows:

                       (a)  If to HUBCO, to:

                            HUBCO, Inc.
                            1000 MacArthur Blvd.
                            Mahwah, New Jersey  07430
                            Attn.: Kenneth T. Neilson, President
                            and Chief Executive Officer

                            Copy to:

                            1000 MacArthur Blvd.
                            Mahwah, New Jersey 07430
                            Attn.:  D. Lynn Van Borkulo-Nuzzo, Esq.

                            And copy to:

                            Pitney, Hardin, Kipp & Szuch
                            (Delivery) 200 Campus Drive
                            Florham Park, New Jersey
                            (Mail) P.O. Box 1945
                            Morristown, New Jersey 07962-1945
                            Attn.:  Michael W. Zelenty, Esq.

                       (b)  If to HBI, to:

                            Hometown Bancorporation, Inc.
                            20 West Avenue
                            Darien, Connecticut  06820-0513
                            Attn.:  Kevin E. Gage, President
                            and Chief Executive Officer

                            Copy to:

                            Donovan Leisure Newton & Irvine
                            30 Rockefeller Plaza
                            New York, New York 10112
                            Attn.:  Peter G. Smith, Esq.

or such other addresses as shall be furnished in writing by any party, and any such notice or communications shall be deemed to have been given as of the date actually received.

                  8.4 PARTIES IN INTEREST; ASSIGNABILITY. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement except the Indemnitees described in Section 5.14. This Agreement and the rights and obligations of the parties hereunder may not be assigned.

                  8.5 ENTIRE AGREEMENT. This Agreement, which includes the Disclosure Schedules hereto and the other documents, agreements and instruments executed and delivered pursuant to or in connection with this Agreement, contains the entire Agreement between the parties hereto with respect to the transactions contemplated by this Agreement and supersedes all prior negotiations, arrangements or understandings, written or oral, with respect thereto, other than any confidentiality agreements entered into by the parties hereto.

                  8.6 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

                  8.7 GOVERNING LAW. This Agreement shall be governed by the laws of the State of New Jersey, without giving effect to the principles of conflicts of laws thereof.

                  8.8 DESCRIPTIVE HEADINGS. The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agree-ment.

                  8.9 KNOWLEDGE. Representations made herein which are qualified by the phrase to the best of HBI's knowledge or similar phrases refer as of the date hereof to the best knowledge of the Chief Executive Officer, the Chief Financial Officer and the Chief Lending Officer of HBI and thereafter refer to the best knowledge of any senior officer of HBI or any HBI Subsidiary. Representations made herein which are qualified by the phrase to the best of HUBCO's knowledge or similar phrases refer as of the date hereof to the best of the knowledge of the President and Chief Executive Officer, the Executive Vice President/Legal and the Chief Financial Officer of HUBCO and thereafter refer to the best knowledge of any senior officer of HUBCO or any HUBCO Subsidiary.

                  IN WITNESS WHEREOF, HUBCO, the Bank, HBI and Darien have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.


ATTEST:                                         HUBCO, INC.

By:/s/ D. Lynn Van Borkulo-Nuzzo             By:/s/ Kenneth T. Neilson
   ----------------------------                 -------------------------------
      D. Lynn Van Borkulo-Nuzzo                 Kenneth T. Neilson, President
      Secretary                                 and Chief Executive Officer


ATTEST:                                         HOMETOWN BANCORPORATION, INC.


By:/s/ Peter L. Truebner                     By:/s/ Kevin E. Gage
   ----------------------------                 -------------------------------
       Peter L. Truebner                        Kevin E. Gage, President
       Secretary                                and Chief Executive Officer


ATTEST:                                         HUDSON UNITED BANK


By:/s/ D. Lynn Van Borkulo-Nuzzo             By:/s/ Kenneth T. Neilson
   ----------------------------                 -------------------------------
      D. Lynn Van Borkulo-Nuzzo                 Kenneth T. Neilson, President
      Secretary                                 and Chief Executive Officer


ATTEST:                                         THE BANK OF DARIEN

By:/s/ Peter L. Truebner                     By:/s/ Kevin E. Gage
   ----------------------------                 -------------------------------
       Peter L. Truebner                        Kevin E. Gage, President
       Secretary                                and Chief Executive Officer


ATTEST:                                         HOMETOWN ACQUISITION COMPANY


By: /s/ D. Lynn Van Borkulo-Nuzzo            By: /s/ Kenneth T. Neilson
   ------------------------------               -------------------------------
       D. Lynn Van Borkulo-Nuzzo                Kenneth T. Neilson, President
       Secretary                                and Chief Executive Officer

                     CERTIFICATE OF HBI AND DARIEN DIRECTORS

                  Reference is made to the Amended and Restated Agreement and Plan of Merger, dated as of April 28, 1996 (the "Agreement"), among HUBCO, Inc., Hudson United Bank, Hometown Bancorporation, Inc., and The Bank of Darien. Capitalized terms used herein have the meanings given to them in the Agreement.

                  Each of the following persons, being all of the directors of HBI and Darien, agrees to vote or cause to be voted all shares of HBI Common Stock which are held by such person, or over which such person exercises full voting control (except as trustee or in a fiduciary capacity, or as nominee), in favor of the Merger.

/s/ Richard A. Allen                       /s/ Douglas D. Milne, III
- -----------------------------------        ----------------------------------
    Richard A. Allen, Director                 Douglas D. Milne, III, Director


/s/ Malcolm Beinfield                      /s/ Theodore F. Shaker
- -----------------------------------        ----------------------------------
    Dr. Malcolm Beinfield, Director            Theodore F. Shaker, Director


/s/ Kevin E. Gage                          /s/ Etta M. Stanko
- -----------------------------------        ----------------------------------
    Kevin E. Gage, Director                    Etta M. Stanko, Director


/s/ Louis T. Hogopian                      /s/ Peter L. Truebner
- -----------------------------------        ----------------------------------
    Louis T. Hogopian, Director                Peter L. Truebner, Director


/s/ John C. Hammerslough                   /s/ Charles E. Waggner
- -----------------------------------        ----------------------------------
    John C. Hammerslough, Director             Charles E. Waggner, Director


/s/ Arnold H. Libner                       /s/ Robert O. White
- -----------------------------------        ----------------------------------
    Arnold H. Libner, Director                 Robert O. White, Director


/s/ Joseph G. McIntyre, Jr.
- -----------------------------------
    Joseph G. McIntyre, Jr., Director

Dated: June 27, 1996

                                                                      ANNEX B

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM 10-K

[ X ] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 1995
                          -----------------

                                        OR

[    ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES
       EXCHANGE ACT OF 1934

For the transition period from ---------- to ----------

Commission File Number  0-1627
                        ------

                            Hometown Bancorporation, Inc.
                            -----------------------------
              (Exact name of registrant as specified in its charter)

             Delaware                           06-1199559
             --------                           ----------
(State or other jurisdiction of
incorporation or organization)     (IRS Employer Identification No.)

                20 West Avenue, Darien, Connecticut 06820-0513
         (Address of principal executive offices, including zip code)

                            (203) 656-2265
                            --------------
           (Registrant's telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of Class                     Name of each exchange on which registered
- --------------                     -----------------------------------------
                               None

Securities registered pursuant to Section 12(g) of the Act:

                    Common Stock, par value $1.00 per share
                    ---------------------------------------

                         Common Stock Purchase Rights
                         ----------------------------
                                (Title of Class)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                            Yes   X       No
                                -----        -----

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to
this Form 10-K.   [  ]

The aggregate market value of the voting stock held by non-affiliates of the registrant was $18,085,728 on February 29, 1996. On that date 1,706,481shares of Common Stock, par value $1.00 per share, were outstanding.

DOCUMENTS INCORPORATED BY REFERENCE

           Document                      Part of 10-K into which incorporated
           --------                      ------------------------------------

Proxy Statement for 1996
Annual Meeting of Stockholders                      Parts I and III

                               TABLE OF CONTENTS

Part I.                                                                  Page
- -------                                                                  ----

Item 1   - Business                                                       B-4

Item 2   - Properties                                                     B-7

Item 3   - Legal Proceedings                                              B-8

Item 4   - Submission of Matters to a Vote of Security Holders            B-8

Item 4A  - Executive Officers of the Registrant                           B-8

Part II.
- --------

Item 5   - Markets for the Company's Common Stock and Related
           Stockholder Matters                                            B-9

Item 6   - Selected Financial Data                                       B-10

Item 7   - Management's Discussion and Analysis of Financial
           Condition and Results of Operations                           B-10

Item 8   - Financial Statements and Supplementary Data                   B-23

Item 9   - Changes in and Disagreements with Accountants on
           Accounting and Financial Disclosure                           B-52

Part III.
- ---------

Item 10  - Directors and Executive Officers of Registrant                B-52

Item 11  - Executive Compensation                                        B-52

Item 12  - Security Ownership of Certain Beneficial Owners
           and Management                                                B-52

Item 13  - Certain Relationships and Related Transactions                B-53

Part IV.
- --------

Item 14  - Exhibits, Financial Statement Schedules and Reports
           on Form 8-K                                                   B-53

                                      Part I
                                      ------

Item 1 - Business
- -----------------

          Hometown Bancorporation, Inc. (the "Company") was incorporated under the laws of the State of Delaware on April 14, 1987 to operate principally as a bank holding company for The Bank of Darien (the "Bank"). On July 21, 1987, each share of the Bank's outstanding common stock was exchanged for one share of Common Stock, par value $1.00, of the Company. In 1987, the Company sold 1,285,000 shares of common stock to the public. Net proceeds from the offering totalled $10,962,000. The Bank is the sole subsidiary of the Company. The business of the Company consists of ownership of the capital stock of the Bank.

          The Bank began operations in 1985. On December 1, 1989, the second office of the Bank opened in Westport, Connecticut.

          In April 1992, the Bank assumed all of the deposits and purchased certain assets of The Norwalk Bank which had been declared insolvent and for which the Federal Deposit Insurance Corporation (the "FDIC") had been appointed as receiver.

          The Bank engages in the commercial banking business tailored to meet the needs of the residents and businesses of Darien and Westport, Connecticut, and the surrounding areas. The Bank offers a broad range of deposit accounts with emphasis on serving the needs of individuals, small and medium-sized businesses and professionals. The Bank does not currently offer trust services or international banking services.

          The Bank faces strong competition from numerous existing Connecticut and out-of-state bank holding companies, commercial banks, savings banks and savings and loan associations which have been in business for many years and have established customer bases and which may provide a greater range of services than the Bank. Competition also comes from other businesses which provide financial services, including consumer finance companies, credit unions, factors, mortgage brokers, insurance companies, securities brokerage firms, money market mutual funds and private lenders. Many of these competitors are substantially larger than the Bank and have greater lending limits, serve larger geographic markets and have larger customer bases than the Bank.

          Over time, intense market demands, economic pressures and significant legislative and regulatory actions have eroded banking industry classifications which were once clearly defined and have increased competition among banks as well as other financial institutions. This increase in competition has forced banks and other financial service institutions to diversify their services and become more cost effective as a result of competition with one another and with new types of financial service companies, including non-bank competitors. These events have resulted in increasing homogeneity in the financial services offered by banks and other financial institutions.

          The Company is registered as a bank holding company under the Bank Holding Company Act of 1956, which regulates and limits the activities of the Company. In general, the Company and its subsidiaries are prohibited from engaging in or acquiring direct or indirect control of any company engaged in nonbanking activities unless such activities are so closely related to banking as to be a proper incident thereto. In addition, the Company must obtain the prior approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") to acquire control of any bank; to acquire, with certain exceptions, more than 5% of the outstanding voting stock of any other company; or to merge or consolidate with another bank holding company.

          Federal antitrust laws also place limitations on the acquisition of additional banks and other businesses.

          The Company is an "affiliate" of the Bank, within the meaning of the Federal Reserve Act and of FDIC regulations, which impose certain restrictions on loans by the Bank to affiliates, on investments in their stock or securities, and on taking their stock or securities as collateral for loans to any borrower. The Company and the Bank are subject to examination by the Federal Reserve Board.

          The FDIC's enforcement powers have been significantly expanded under the Federal Deposit Insurance Corporation Improvements Act of 1991 ("FDICIA"), many provisions of which became effective as of December 19, 1992. The types of actions which may be taken by the FDIC under the statute vary depending upon, among other things, the institution's placement in one of five categories, based on capital position, ranging from "well capitalized" to "critically undercapitalized," and on its financial condition and prospects generally. As of December 31, 1995, the Bank believes that it was "well capitalized" within the meaning of FDICIA.

          The Bank is subject to federal and state laws applicable to banks and is subject to regulation and examination by the Banking Commissioner of Connecticut (the "Commissioner") and the FDIC. Effective in January, 1996, the Bank became party to an informal agreement among itself, the Commissioner and the FDIC. The agreement requires, among other things, the submission of written plans to the Commissioner and the FDIC and periodic written progress reports. At this time all such plans have been submitted.

          Under Connecticut law, state bank and trust companies and other banking institutions are no longer prohibited from opening offices in Darien. Connecticut law permits the acquisition of Connecticut banks or Connecticut bank holding companies by out-of-state bank holding companies with the prior approval of the Commissioner. In 1994, federal legislation was passed which would permit nationwide branching by banks beginning in 1996. While state legislatures can elect not to have this statute apply to their states, the Connecticut legislature has not, as of the date hereof, taken any action which would prevent the new federal law from applying in Connecticut. The Company cannot assess the impact of this legislation or the action of the banking authorities on the Bank but anticipates that it will likely result in increased competition.

          On January 27, 1989, the Federal Reserve Board issued its final risk based capital guidelines for banks and bank holding companies. The rule currently requires a minimum ratio of total capital to risk weighted assets of 8%. The Company's consolidated and the Bank's ratios of total capital to risk weighted assets at December 31, 1995 were 16.36% and 15.46%, respectively.

          There are no concentrations of the Bank's loans within a single industry or group of related industries. However, approximately 71% and 15% of the Bank's loans outstanding at December 31, 1995 were collateralized by residential and commercial real estate, respectively.

          There are no major concentrations of the Bank's deposits made by an individual or small group of individuals such that the loss of any one of which would have a material adverse effect on the Bank's financial position and/or liquidity.

          The Bank offers a broad range of consumer and commercial banking services, with emphasis on serving the needs of individuals, small and medium-sized businesses and professionals in its service area. The deposit accounts, both consumer and commercial, which the Bank offers include checking accounts, interest-bearing "NOW" accounts, insured money market accounts, certificates of deposit, savings accounts, Individual Retirement Accounts and Keogh Accounts. Other services include credit cards, money orders, travelers' checks and access to an automated teller network.

          The Bank offers real estate loans to individuals including mortgages, home improvement, bridge loans and home equity lines of credit. Other personal loans include overdraft lines of credit and loans for automobiles, boats, tuition and for the purchase of marketable securities. Loans offered to small and medium-sized businesses include, accounts receivable financing, unsecured and secured loans to service companies, manufacturers, wholesalers, retailers and professionals doing business in the region.

          The Bank offers both fixed rate and adjustable rate mortgages for the purchase or refinancing of residences. The Bank's adjustable rate mortgages have generally provided for annual adjustments of interest based on an index of U.S. government securities. The maximum interest rate increase per year on the Bank's variable rate mortgages is 2% and the maximum increase over the life of the mortgage is 6%. Both the fixed rate and the adjustable rate mortgages offered or purchased by the Bank generally have terms of either fifteen or thirty years, although the Bank will consider any other maturity requested by the borrower. Mortgages may be sold to the secondary market.

          The Bank makes commercial loans to smaller and medium-sized local businesses and professionals, generally for working capital purposes or to finance the purchase of real estate or equipment. Such loans are usually made at a floating interest rate based on the Bank's "prime rate." The interest rate on such loans changes whenever the prime rate changes.

          The Bank makes a variety of types of personal loans, including automobile, boat, credit card and other installment loans. While the Bank offers fixed rates on some of its consumer loans, most of its consumer loans, with the exception of credit cards, have variable interest rates. Consumer loans account for approximately 5% of the Bank's loan portfolio.

          The Bank has developed relationships with other banks to provide services requested by the Bank's customers which the Bank does not currently make available. The Bank will request other banks to participate in loans to customers where the loan amounts exceed the Bank's policies or legal lending limits.

          The Bank's market for deposits is concentrated in Darien, Norwalk, Stamford and Westport, Connecticut. Its lending area includes principally the cities of Stamford and Norwalk, Connecticut and the towns of Darien, Greenwich, Westport, New Canaan, Wilton and Weston, Connecticut.

          The Bank has no material patents, trademarks or licenses.

          The Bank spent $30,000, $1,000 and $16,000 on market research during the years ended December 31, 1995, 1994 and 1993, respectively.

          Compliance by the Bank with federal, state and local provisions which have been enacted or adopted regulating or otherwise relating to the discharge of materials into the environment is not expected to have any material effect upon the capital expenditures, earnings and competitive position of the Bank.

          The number of persons employed by the Bank is 89. The Company has no employees who are not also employees of the Bank.

          While the business of the Bank is generally not seasonal, there may be times of the year when mortgage origination activity is stronger than at other times.

          The Bank does not engage in material operations in foreign countries and a material portion of its revenues is not derived from customers in foreign countries.

Item 2 - Properties
- -------------------

          The Bank leases a building at 20 West Avenue, Darien, Connecticut, for a term ending in May, 2010. The building serves as the headquarters of the Company and the Bank, and as the Darien banking office. The Company and the Bank currently lease approximately 18,250 square feet. The Company and the Bank occupy approximately 13,500 square feet and sublease approximately 4,750 square feet at $21 per square foot.

          The Bank leases a portion of a building at 90 Post Road East, Westport, Connecticut, for a ten-year period with an option for two successive terms of five years each. The lease, which began in November, 1989, is for the Bank's Westport Regional Branch Office and covers approximately 4,000 square feet.

Item 3 - Legal Proceedings
- --------------------------

          There are no material pending legal proceedings to which the Company or the Bank is a party or of which any of their property is subject.


Item 4 - Submission of Matters to a Vote of Security Holders
- ------------------------------------------------------------

          During the fourth quarter of 1995, no matter was submitted to a vote of stockholders of the Company.


Item 4A - Executive Officers of the Registrant
- ----------------------------------------------

          The following table sets forth the names of all executive officers of the Company or the Bank, their ages and all positions held by them with the Company or the Bank.

Name                      Age    Title
- ----                      ---    -----

Douglas D. Milne, III     44     Chairman of the Board of the Company and
                                 the Bank

Kevin E. Gage             36     President and Chief Executive Officer of
                                 the Company and the Bank

Peter T. Hovey            48     Senior Vice President and Senior Lending
                                 Officer of the Bank

Albert T. Jaronczyk       44     Senior Vice President, Treasurer and Chief
                                 Financial Officer of the Company and the Bank

Christine J. Scholtz      44     Senior Vice President and Senior Credit
                                 Officer of the Bank

          Information concerning the business experience of Messrs. Milne and Gage is included under "Election of Directors" in the Company's Proxy Statement for its 1996 Annual Meeting of Stockholders (the "1996 Proxy") and is incorporated herein by reference.

          Prior to becoming Senior Vice President and Senior Lending Officer of the Bank in January, 1996, Mr. Hovey served as Vice President with National Westminster Bank in Connecticut for more than five years.

          Prior to becoming Senior Vice President and Chief Financial Officer of the Company and the Bank in August, 1995, Mr. Jaronczyk served as Chief Financial Officer of The Bank of Great Neck for more than five years.

          Ms. Scholtz has been employed by the Bank for more than 5 years.

          All of the executive officers were elected at the organization meeting of the Board of Directors of the Company in May, 1995 except for Messrs. Jaronczyk and Hovey who were elected to their positions by the Boards of Directors of the Company and the Bank in August, 1995 and January, 1996, respectively. The term of office of each extends until the organization meeting of the Board of Directors of the Company or the Bank, as the case may be, following the next annual meeting of shareholders. None of the executive officers has been elected pursuant to any arrangement with any other person.

          There is no family relationship between any executive officer and another executive officer. None of the executive officers is involved in any legal proceeding requiring disclosure pursuant to Item 401(f) of Regulation S-K of the Securities and Exchange Commission.

                                     Part II
                                     -------

Item 5 - Market for the Company's Common Stock and Related  Stockholder
         Matters
         --------------------------------------------------------------

          The Company's Common Stock is included in the NASDAQ National Market System (symbol: HTWN). The following table sets forth for the periods indicated the range of high and low sales prices by quarter as reported by NASDAQ. The Company did not pay any dividends on its common stock during 1995 or 1994. The Company has approximately 485 stockholders of record.

     1995          Low      High          1994          Low        High
     ----          ---      ----          ----          ---        ----

First Quarter   $ 9.50    $11.75     First Quarter     $10.00     $14.50
Second Quarter    9.50     12.625    Second Quarter     12.00      14.50
Third Quarter    10.00     13.00     Third Quarter      12.00      13.875
Fourth Quarter   12.25     14.25     Fourth Quarter      9.25      14.00

          During 1990, the Company adopted a Common Shares Rights Agreement designed to protect stockholders of the Company from abusive takeover tactics by declaring a dividend of one right on each outstanding share of Common Stock.

         Subject to certain conditions, the rights will be exercisable only if a person or a group (an "Acquiring Person") (i) acquires or obtains the right to acquire 14.5% or more of the outstanding Common Stock of the Company, or
(ii) commences or announces an intention to make a tender offer or exchange offer that will result in the Acquiring Person's obtaining 14.5% or more of the outstanding Common Stock of the Company. Upon the occurrence of any of the foregoing events, each holder of a right will be entitled to purchase from the Company one share of its Common Stock at an exercise price of $20.00 per share, subject to adjustment ( the "Purchase Price"). Before that time, the rights trade with the Common Stock but thereafter they become separately tradeable.

          Subsequently, in the event (i) the Company is the surviving corporation in a merger with an Acquiring Person and its Common Stock is not changed or exchanged, (ii) an Acquiring Person engages in a specified "self-dealing" transaction such as certain preferential sales, transfers or exchanges of Company assets or securities, special compensation or unfair loans, (iii) a person obtains 15% or more of the Common Stock of the Company other than pursuant to a tender offer deemed fair by the Board of Directors or
(iv) an Acquiring Person's ownership is increased by more than 1% by any event, then the holder of a right, other than those held by an Acquiring Person, will be entitled to purchase from the Company for the Purchase Price a number of shares of Common Stock of the Company with a market value equal to twice the Purchase Price. Similarly, in the event (i) the Company is acquired in a merger or other business combination in which the Company is not the survivor or in which the outstanding Common

Stock of the Company is changed or exchanged or (ii) 50% or more of the consolidated assets or earning power of the Company is sold other than in transactions in the ordinary course of business, each holder of a right, other than those held by an Acquiring Person, will be entitled to purchase from the corporation acquiring the Company, for the Purchase Price, a number of shares of common stock of the acquiring corporation with a market value equal to twice the Purchase Price.

          The rights are redeemable at the option of the Company for one cent per right (subject to adjustment) up to the tenth day (or such later date determined by the Board of Directors) after the accumulation of 14.5% or more of the Company's shares by an Acquiring Person if such redemption is approved by both the Board of Directors of the Company and the majority of the Board of Directors of the Company not affiliated with an Acquiring Person. The rights expire on the earliest of September 20, 2000, the redemption or exchange of the rights or the consummation of an acquisition of the Company satisfying certain conditions.

Item 6 - Selected Financial Data
- --------------------------------

          Set forth below is selected financial data for the Company for the years ended December 31, 1995, 1994, 1993, 1992 and 1991.

                            Hometown Bancorporation, Inc.
                              Selected Financial Data
                 (thousands of dollars except per share amounts)

- -----------------------------------------------------------------------------------------
For the Year Ended December 31,      1995        1994        1993        1992        1991
- -----------------------------------------------------------------------------------------

Interest and dividend revenue     $15,080     $12,702     $11,304     $11,097      $9,445
Interest expense                    7,668       5,813       4,995       5,236       5,281
Net interest income                 7,412       6,889       6,309       5,861       4,164
Provision for loan losses              75          75         360       1,258         800
Net investment securities gains        26          46          27         367         375
Before cumulative effect:
  Net income (loss)                 1,309       1,049       1,239         605        (173)
  Net income (loss) per share         .75         .60         .72         .37        (.11)
After cumulative effect:
  Net income (loss)                 1,309       1,049       2,364         861        (173)
  Net income (loss) per share         .75         .60        1.38         .53        (.11)
- -----------------------------------------------------------------------------------------
December 31,                         1995        1994        1993        1992        1991
- -----------------------------------------------------------------------------------------
Assets                           $229,220    $213,991    $201,352    $187,235    $118,902
Loans, net                        103,407      74,940      85,461      85,322      60,786
Allowance for loan losses           2,883       3,004       3,640       3,111       1,825
Deposits                          178,000     182,731     159,641     154,721     107,617
Average shares outstanding      1,752,523   1,750,988   1,708,207   1,629,710   1,597,194
- -----------------------------------------------------------------------------------------

Item 7 - Management's Discussion and Analysis of Financial
         Condition and Results of Operations
         -------------------------------------------------

          The Company earned $1,309,000 or $.75 per share for the year ended December 31, 1995. This compares to earnings of $1,049,000 or $.60 per share and $2,364,000 or $1.38 per share for the years ended December 31, 1994 and 1993, respectively. The results for 1993 included the one-time cumulative effect of the adoption of the Statement of Financial Accounting

Standards No. 109, "Accounting for Income Taxes" ("FAS 109"), of $1,125,000 or $.66 per share.

          Results of operations

          The Company's results of operations depend primarily on enhancing net interest income, limiting credit losses as reflected through the provision for loan losses, maximizing other operating income and controlling other operating expenses. The Company's other operating income is generated primarily from fees and service charges, net gains on the sale of investment securities and fees generated from mortgages originated and sold to the secondary market. The Company's principal operating expenses are salaries and benefits, occupancy, FDIC insurance, depreciation, advertising and marketing expenses and other general and administrative expenses. The Company's results of operations are also significantly affected by prevailing economic conditions, particularly changes in market interest rates and government policies and regulations concerning, among other things, monetary and fiscal affairs, housing and financial institutions.

          Net interest income is the difference between the income earned on loans and investments, the results of interest rate swaps and interest expense on deposits and borrowings. Interest income on loans and investments is a function of the balances outstanding during the period, the rates earned on such loans and investments and the amortization of fees earned on loans recorded. Interest expense is a function of the amount of deposits and borrowings outstanding during the period and the rates paid on such amounts.

          Net interest income

          Net interest income increased $523,000 or 7.6% during 1995 versus 1994 due to an increase in net average interest earning assets and an improvement in net interest margin to 3.58% in 1995 compared to 3.44% in 1994. The improvement in net interest margin for 1995 was the result of an improved rate spread and increase in net non-interest bearing liabilities and capital. Net interest income increased $580,000 or 9.2% during 1994 versus 1993, due to an increase in net average interest earning assets offset by a decrease of net interest margins to 3.44% in 1994, from 3.59% in 1993.

          The following tables set forth for the periods indicated, the average balances of interest earning assets and interest bearing liabilities and the interest earned or paid thereon expressed in dollars and rates, with the changes for each category analyzed as to the impact of rates and volume.




                                                  Hometown Bancorporation, Inc.
                                                      Rate Volume Analysis
                                                      (thousands of dollars)

- ------------------------------------------------------------------------------------------------------------------------
                                              1995                         1994                Fluctuations In Interest
                                              Interest                     Interest               Income/Expense(3)
                                  Average     Income/  Average Average     Income/   Average      Due To Change In:
For the Year Ended December 31,   Balance     Expense   Rate   Balance     Expense    Rate     Volume    Rate      Total
- ------------------------------------------------------------------------------------------------------------------------
Interest Earning Assets:
  Loans(2)                         $81,948   $ 7,625   9.30%   $85,968     $6,912    8.04%     $(374)    $1,087    $713
  Taxable investment securities(4) 124,325     7,403   5.96%   112,713      5,739    5.09%       692        972   1,664
  Federal funds sold                   990        52   5.25%     1,573         51    3.24%       (31)        32       1
- ------------------------------------------------------------------------------------------------------------------------
  Total interest earning assets    207,263    15,080   7.28%   200,254     12,702    6.34%       287      2,091   2,378
- ------------------------------------------------------------------------------------------------------------------------
Cash and due from banks              7,288                       6,952
Allowance for loan losses           (2,990)                     (3,267)
Other                                7,130                       8,292
- ----------------------------------------------------------------------
Total Assets                      $218,691                    $212,231
======================================================================
Interest Bearing Liabilities:
  NOW deposits                     $25,448      $364   1.43%   $26,586       $387    1.46%      16           7       23
  Money market deposits             50,100     1,896   3.78%    51,578      1,520    2.95%      56        (432)    (376)
  Savings deposits                  13,304       292   2.20%    15,834        337    2.13%      56         (11)      45
  Time deposits                     66,830     3,463   5.18%    54,860      2,215    4.04%    (620)       (628)  (1,248)
  Other                             24,444     1,653   6.76%    25,568      1,354    5.30%      76        (375)    (299)
- ------------------------------------------------------------------------------------------------------------------------
  Total interest bearing
    liabilities                    180,126     7,668   4.26%   174,426      5,813    3.33%    (416)     (1,439)  (1,855)
Demand deposits                     22,209                      20,259
Other                                  947                       2,367
Stockholders' equity                15,409                      15,179
- ----------------------------------------------------------------------
Total liabilities and equity      $218,691                    $212,231
======================================================================

Net interest income                           $7,412                       $6,889            $(129)       $652     $523
========================================================================================================================
Net interest margin                                    3.58%                         3.44%
========================================================================================================================


                                        B-12


                                              1994                         1993                Fluctuations In Interest
                                              Interest                     Interest               Income/Expense(3)
                                  Average     Income/  Average Average     Income/   Average      Due To Change In:
For the Year Ended December 31,   Balance     Expense   Rate   Balance     Expense    Rate     Volume     Rate     Total
- ------------------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------------
Interest Earning Assets:
  Loans(2)                         $85,968    $6,912   8.04%   $91,043     $6,596    7.24%   $(412)      $728      $316
  Taxable investment securities(4) 112,713     5,739   5.09%    80,875      4,598    5.69%   1,626       (485)    1,141
  Federal funds sold                 1,573        51   3.24%     3,839        110    2.87%     (73)        14       (59)
- ------------------------------------------------------------------------------------------------------------------------
  Total interest earning assets    200,254    12,702   6.34%   175,757     11,304    6.43%   1,141        257     1,398
- ------------------------------------------------------------------------------------------------------------------------
Cash and due from banks              6,952                       6,669
Allowance for loan loses            (3,267)                     (3,353)
Other                                8,292                      12,074
- ----------------------------------------------------------------------
Total assets                      $212,231                     191,147
======================================================================

  Interest Bearing Liabilities:
  NOW deposits                    $ 26,586      $387   1.46%   $24,635       $488    1.98%     (27)       128       101
  Money market deposits             51,578     1,520   2.95%    50,228      1,381    2.75%     (39)      (100)     (139)
  Savings deposits                  15,834       337   2.13%    14,535        343    2.36%     (28)        34         6
  Time deposits                     54,860     2,215   4.04%    43,033      1,610    3.74%    (476)      (129)     (605)
  Other                             25,568     1,354   5.30%    24,170      1,173    4.85%     (72)      (109)     (181)
- ------------------------------------------------------------------------------------------------------------------------
  Total interest bearing
  liabilities                      174,426     5,813   3.33%   156,601      4,995    3.19%   ( 642)      (176)     (818)
Demand deposits                     20,259                      17,701
Other                                2,367                       3,163
Stockholders' equity                15,179                      13,682
- ----------------------------------------------------------------------
Total liabilities and equity      $212,231                    $191,147
======================================================================

Net interest income                           $6,889                       $6,309             $499        $81      $580
========================================================================================================================

Net interest margin                                    3.44%                         3.59%
========================================================================================================================

(1) The rate volume analysis reflects the changes in net interest income arising from changes in interest rates and from asset and liability volume, including mix. The change in interest attributable to volume includes changes in interest attributable to mix.

(2) Includes non-accruing loans.

(3) Favorable/(unfavorable) fluctuations.

(4) Yields are calculated at historical cost and excludes the effect of unrealized gain or (loss) on Investment Available-for-Sale.

          Provision for loan losses and allowance for loan losses

          The Company maintains an allowance for loan losses. The allowance is recorded through a periodic provision for loan losses, which is charged to operations based on management's assessment of such loan related factors as risk, including collateral and liquidation value of that collateral, loan type, economic conditions and other pertinent factors.

          The Company, in its assessment of the allowance for loan losses, utilizes a risk rating system. This system involves an ongoing review of the loan portfolio that culminates in loans being assigned a risk factor based upon various credit criteria. If the review indicates a possibility that some portion of the loan may result in a loss, a specific allowance is established for the amount of the estimated loss. If the review indicates that it is probable that some portion of the loan will result in a loss, that portion of the loan is charged-off as a reduction of the loan and the allowance for loan losses balance. In determining the allowance for loan losses for the balance of the portfolio, loans are classified as to industry and collateral type with risk assessments made for each category of loans. Reserve requirements are then established for each category and provided for in the allowance for loan losses.

          During 1995 the Company provided to the allowance for loan losses $75,000 or .03% of average total assets as compared to $75,000 or .04 % of average total assets and $360,000 or .19% of average total assets during 1994 and 1993, respectively. Improved loan portfolio performance and reserve coverage enabled the Company to reduce the level of the provision for loan losses from 1993 to 1994.

          At December 31, 1995, non-performing loans were $1,475,000 or 1.39% of total gross loans as compared to $851,000 or 1.09% of gross loans and $1,583,000 or 1.78% of gross loans at December 1994 and 1993, respectively. Net loan charge-offs for the years ended December 31, 1995, 1994 and 1993 were $227,000 or .28% of average loans, $711,000 or 0.83% of average loans and $280,000 or 0.31% of average loans, respectively.

          On December 31, 1995, 1994 and 1993 restructured and non-performing loans were $544,000, $865,000 and $1,238,000, respectively. Performing loans past due 90 days or more as to principal and or interest at December 31, 1995, 1994 and 1993 were $2,000, $11,000 and $475,000, respectively.

          The ratio of the Company's allowance for loan losses to total loans at December 31, 1995, 1994 and 1993 was 2.71%, 3.85% and 4.09%, respectively.
The Company's ratio of the allowance for loan losses to nonperforming loans at December 31, 1995, 1994 and 1993 was 195%, 353% and 230%, respectively. The Company's ratio of the allowance for loan losses to nonperforming assets at December 31, 1995, 1994 and 1993 was 139%, 161% and 128%, respectively.

          The following schedule reflects the allocation of the allowance for loan losses at December 31, 1995 and 1994.

                          Hometown Bancorporation, Inc.
                  Allocation of the Allowance for Loan Losses
                            (thousands of dollars)

- -------------------------------------------------------------------------
December 31,                        1995                  1994
- -------------------------------------------------------------------------
                                       % of Loans             % of Loans
                                       in Each                in Each
Balance at end of year                 Category to            Category to
applicable to:                 Amount  Total Loans   Amount   Total Loans
- -------------------------------------------------------------------------
Real estate mortgage           $1,807      85%       $2,337       82%
Commercial                        841       9%          541       11%
Installment                       225       5%          108        6%
Real estate construction           10       1%           18        1%
- -------------------------------------------------------------------------
                               $2,883     100%       $3,004      100%
=========================================================================
- -------------------------------------------------------------------------


          Other operating income

          Deposit and other service charge income decreased $22,000 or 3% to $687,000 in 1995 compared to 1994 and increased $8,000 or 1% to $709,000 during 1994. The decrease in deposit and other service charge income reflects decreased deposit account activity in 1995.

          Mortgage origination fees (fees generated from mortgages originated and sold to the secondary market) during 1995, 1994 and 1993 were $459,000, $507,000 and $893,000, respectively. The decreases during years 1995 and 1994 were due to the decrease in mortgage origination volume as a result of the increase in interest rates throughout the period which discouraged mortgage refinancing activity.

          Other income included in other operating income was $248,000 which reflected a $113,000, or 84%, increase over 1994. This increase is primarily due to $98,000 in net gains on the disposal of other real estate owned during 1995. The remaining increase results from increased service charge revenues on the Company's Merchant program. The Merchant program provides efficient and cost effective credit card processing services to the Company's retail merchant customers.

          Other operating expenses

          A 3% increase in salary and benefit expense for 1995 in the amount of $94,000 is attributed to an increase in the number of full-time equivalent employees during 1995 and normal scheduled employee raises. This compares with a $362,000 or 14% increase in 1994 as compared to 1993, which primarily related to an increase in medical insurance premiums and other benefits, and to an increase in the number of full-time equivalent employees during 1994. The average number of full-time equivalent employees at December 31, 1995, 1994 and 1993 were 80, 79 and 77, respectively.

          Professional fees increased by $558,000 to $663,000 in 1995 from $105,000 in 1994. This increase is attributed to fees that were incurred in connection with the Company's internal investigation during 1995 related to certain accounting errors and irregularities which led to a restatement of earnings for the years ended 1992 through 1994. During 1994, professional fees increased $4,000 or 4%, from $101,000 for 1993, and reflects the normal level of business expense for those periods.

          FDIC insurance premiums decreased $176,000 or 46% during 1995 to $210,000, from $386,000 during 1994. During 1994, premiums decreased $17,000 or 4% from $403,000 during 1993. Effective June, 1995, The FDIC reduced premiums charged to its member banks as a result of the Bank Insurance Fund's meeting certain mandated recapitalization requirements. The decline in premium expense for 1995 relates primarily to this reduction in the Bank Insurance Fund premium rate assessed the Company, net of premiums on a net increase in deposit balances outstanding on average for 1995. The decrease during 1994 was due to a decrease in the premium amounts charged by the FDIC due to the Bank's improved capital classification.

          Depreciation and amortization expense decreased $75,000, or 19% during 1995, from $396,000 in 1994. The decrease during 1995 was due to fixed assets which were fully depreciated in excess of new fixed asset additions for 1995. Depreciation and amortization expense increased to $396,000 during 1994, up $51,000 or 15% from 1993 when total depreciation and amortization expense was $345,000. The increase during 1994 was primarily attributable to fixed asset expenditures required to upgrade the Bank's computer systems.

          Advertising and marketing expenses increased $12,000 or 5% from $250,000 in 1994 to $262,000 in 1995. The increase during 1995 was due to increased advertising and marketing programs for the Bank's loan products during our 10th Anniversary year. Programs were geared to celebrate the anniversary and improve name recognition in the communities served. During the period from 1993 to 1994 Advertising and marketing expenses increased $50,000 or 25% from $200,000 in 1993. The increase during 1994 was also related to increased advertising and marketing aimed at the Company's loan products.

          Foreclosure expenses and the cost of other real estate owned consist of legal, property management and appraisal expenses relating to the foreclosure of property securing loans and the maintenance of other real estate owned acquired through foreclosure. During 1995, foreclosure expenses and the cost of other real estate owned increased $23,000 or 19% from $120,000 in 1994 to $143,000 in 1995. The increase reflects the increased costs of holding OREO property in inventory and the costs associated with maintenance, marketing and disposal of such properties. The significant period to period decline in such properties held at year end and positive earnings previously reported on the disposals of such properties validate the increased costs to carry such inventory. During 1994, foreclosure expenses and the cost of other real estate owned declined $63,000 or 34% from $183,000 in 1993 to $120,000 during 1994.

          Other expense included in Other operating expenses increased $143,000 or 11% to $1,478,000 in 1995 as compared with $1,335,000 for 1994.
Increased costs relating to consultants fees, software maintenance expense for systems upgrades and director fees account for the increase in 1995. Other operating expenses - other increased $213,000 or 19% to $1,335,000 during 1994. The increase is attributable to variable expenses such as data processing and postage which increased as a result of the Bank's 14% growth in assets during 1994.

          Income Taxes

          The Company recorded income tax provisions of $497,000, $593,000 and $800,000 for the years ended December 31, 1995, 1994 and 1993, respectively. Net income for the year ended December 31, 1993 included the cumulative effect of an accounting change of $1,125,000 or $.66 per share fully-diluted due to the adoption of FAS 109.

          Note 10 to the Consolidated Financial Statements contains additional income tax information.

          Liquidity and capital resources

          An important element in evaluating the Company's performance and potential performance is its liquidity position and the maturity of its short- and long-term assets and liabilities. Asset liquidity is achieved through the continuous maturity of earning assets. Liability liquidity is available through deposit growth, maturity structure and access to borrowed funds.

          Total assets of the Company increased to $229 million at December 31, 1995, a $15 million or 7% increase from December 31, 1994 when total assets were $214 million. Total loans were $106 million at December 31, 1995, a $28 million increase from December 31, 1994 when total loans were $78 million.

          The Bank is a member of the Federal Home Loan Bank of Boston (the "FHLBB"). As a member of the FHLBB, the Bank has access to a flexible source of short- and long-term liquidity (approximately $80 million) and to interest rate risk management programs. In addition, the FHLBB's Triple-A status make it a financially stable and reliable provider of wholesale correspondent banking services.

          The growth in assets during 1995 was funded by a $16 million increase in short-term borrowings from the FHLBB and offset by a $4.7 million decline in deposits during 1994.

          The Company's funding sources consisted principally of deposits from individuals and businesses in its service area. Total deposits at December 31, 1995 were $178.0 million, a $4.7 million or 3% decrease in deposits from December 31, 1994.

          Asset and liability management

          As part of the Company's asset and liability management policy, the Company, through the Bank's Asset and Liability Management Committee, has strived to minimize its interest rate and liquidity risk. Interest rate risk is minimized by entering into variable rate loans and investments.
Commercial, real estate mortgage and real estate construction loans are predominately floating rate loans tied to changes in the prime rate of interest. Residential mortgages held in the Company's portfolio generally reprice annually if there is a shift in the underlying United States Treasury Securities Index, subject to a two percentage point maximum increase or decrease at each reprice date. Generally, fixed rate loans are funded through matched deposits. The investment portfolio maintains a position in U. S. Agency ARM securities which also reprice with the Constant Maturity Treasury
(CMT) index. These securities are subject to periodic two percentage point limits on changes from the then current coupon. Finally, interest rate risk is controlled on a total portfolio basis striving to manage the "gap" position of the Company, the difference between interest sensitive assets and liabilities repricing within a given time frame. Liquidity risk is managed through the matching of investment, loan and deposit maturities and through accessing other funding sources for short-term liquidity needs.

          The following table illustrates the repricing schedule of the Company's interest earning assets and interest bearing liabilities for future time periods as of December 31, 1995 and the principal period in which they mature (or which, in the case of mortgage-backed securities, they are expected to be repaid) or the period in which their rates are eligible to reprice. The repricing schedule of mortgage-backed securities is an estimate of when such securities will be repaid based upon past repayment rates experienced by the Company. In preparing the table, it was assumed that prime rate commercial loans will reprice immediately. The maturity schedules included in Notes 3, 4 and 6 to the Consolidated Financial Statements reflect contractual maturity only, without consideration of anticipated prepayment of mortgage-backed securities and the periodic repricing of variable rate loans and investments. The Company anticipates that its short and long-term liquidity and net interest income will not be adversely affected by changes in the interest rate environment due to the relatively short-term maturity and repricing of its investment, loan and deposit portfolios.

                             Hometown Bancorporation, Inc.
                                 Repricing Schedule
                               (thousands of dollars)

- ------------------------------------------------------------------------------------
                                      Less     Three   Six Months  Greater
                                   Than Three  to Six     to        Than
December 31, 1995                     Months   Months   One Year   One Year  Total
- -----------------------------------------------------------------------------------
Interest Earning Assets
Loans (1)                          $39,698     $7,505   $14,957    $42,655  $104,815
Investment securities               71,283     10,763    21,320      5,751   109,117
- ------------------------------------------------------------------------------------
Total interest earning assets      110,981     18,268    36,277     48,406   213,932
- ------------------------------------------------------------------------------------
Interest Bearing Liabilities
Savings deposits                     1,286      2,572     3,857      5,143    12,858
Money market and NOW accounts        6,920     13,840    20,760     27,680    69,200
Certificates of deposit of
  $100 and over                      3,451      2,992     2,992      1,301    10,736
Other fixed rate time deposits      19,929     23,777     8,219      3,199    55,124
Variable rate certificates of
  deposit of $100 and over             218       -         -          -          218
Other variable rate certificates
  of deposit                         3,800       -         -          -        3,800
FHLBB advances                      27,116      5,000      -          -       32,116
- ------------------------------------------------------------------------------------
Total interest bearing
  liabilities                       62,720     48,181    35,828     37,323   184,052
Net interest rate swaps              1,000       -      (17,500)    16,500      -
- ------------------------------------------------------------------------------------
Gap                                 49,261    (29,913)  (17,051)    27,583    29,880
- ------------------------------------------------------------------------------------
Cumulative gap                      49,261     19,348     2,297     29,880
====================================================================================
Gap to total assets                   1.21        .87       .93       1.12
====================================================================================
Cumulative gap to total assets        1.21       1.08      1.01       1.13
====================================================================================
(1)  Non-accruing loans of $1,475,000 are not included in loan balances.
- ------------------------------------------------------------------------------------

          Investments

          The Company adopted FAS 115, Accounting for Certain Investments in Debt and Equity Securities, as of December 31, 1993, which requires the classification of debt and equity securities into one of three categories: held-to-maturity; available-for-sale; or trading. Held-to-maturity securities are reported at amortized cost and available-for-sale securities are reported at fair market value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity. The Company does not have a trading portfolio and does not anticipate creating a trading portfolio in the near future. In December, 1995 the Company reclassified $21,776,000 in Investments-Held-To-Maturity to Investments-Available-for-Sale as described in note 4 to the Financial Statements.

          The Company's investment portfolio decreased $14,331,000 to $108,796,000 at December 31, 1995, an 11.6% decrease from December 31, 1994, when total investments were $123,127,000. The decrease in investments reflects a shift of funds into loans during 1995. Currently, the Company invests in taxable U.S. government and U.S. government agency securities (primarily mortgage-backed securities, collaterialized mortgage obligations and U.S. government agency bonds) as well as other mortgage-backed securities rated AA or better.

          It is the Company's policy to maintain asset and liability interest sensitivity matching through adjustments to the investment portfolio and to provide for the liquidity needs of the Company. The policy also provides for balancing return while minimizing risks.

          The amortized cost and fair values of investment securities together with average yield by maturity at December 31, 1995 and 1994 are shown below. Mortgage backed securities are not reported by their contractual maturities as they are subject to prepayment. These securities are reported by their average life to maturity.

          The fair market value of investments is based on quoted market prices and/or dealer quotes.



                                          Hometown Bancorporation, Inc.
                                               Investment Tables
                                             (thousands of dollars)

                                                         1995                               1994
                                           Amortized   Estimated     Average    Amortized   Estimated      Average
Investments held-to-maturity                 Cost      Fair Value     Yield        Cost     Fair Value      Yield
- ------------------------------------------------------------------------------------------------------------------
U.S. Treasury Securities
  Due after 1 but within 5 years           $  -        $   -            -        $ 1,013     $   999         6.32%
- ------------------------------------------------------------------------------------------------------------------
Subtotal                                      -            -            -          1,013         999         6.32%
- ------------------------------------------------------------------------------------------------------------------
U.S. Agency Mortgage-Backed Securities
  Due in 1 year or less                      2,994        2,987        5.41%       5,509       5,415         5.30%
  Due after 1 but within 5 years             2,711        2,718        6.70%       9,494       9,216         5.58%
  Due after 5 years but within 10 years       -            -            -          5,771       5,622         4.33%
  Due after 10 years                          -            -            -          4,117       4,002         5.38%
- ------------------------------------------------------------------------------------------------------------------
Subtotal                                     5,705        5,705        6.02%      24,891      24,255         5.10%
- ------------------------------------------------------------------------------------------------------------------
Other U.S. Agency Obligations
  Due after 1 but within 5 years             2,946        2,880        6.19%      10,404       9,973         6.75%
- ------------------------------------------------------------------------------------------------------------------
Subtotal                                     2,946        2,880        6.19%      10,404       9,973         6.75%
- ------------------------------------------------------------------------------------------------------------------
Other Mortgage-Backed Securities
  Due after 1 but within 5 years             2,239        2,137        5.56%       9,068       8,840         6.09%
  Due after 5 but within 10 years            4,210        4,041        6.95%         897         898         5.02%
- ------------------------------------------------------------------------------------------------------------------
Subtotal                                     6,449        6,178        6.47%       9,965       9,738         5.99%
- ------------------------------------------------------------------------------------------------------------------
Total investments held-to-maturity         $15,100      $14,763        6.25%     $46,273     $44,965         5.69%
==================================================================================================================
                                                         1995                               1994
                                           Amortized   Estimated     Average    Amortized   Estimated      Average
Investments available-for-sale               Cost      Fair Value     Yield        Cost     Fair Value      Yield
- ------------------------------------------------------------------------------------------------------------------

U.S. Treasury Securities
  Due in 1 year or less                     $3,016       $3,019        5.52%     $ 1,025     $ 1,012         5.08%
  Due after 1 but within 5 years              -            -            -          2,066       2,007         4.76%
- ------------------------------------------------------------------------------------------------------------------
Subtotal                                     3,016        3,019        5.52%       3,091       3,019         4.86%
- ------------------------------------------------------------------------------------------------------------------
U.S. Agency Mortgage-Backed Securities
  Due in 1 year or less                        134          133        7.03%      13,925      13,300         4.60%
  Due after 1 but within 5 years            51,751       51,808        6.55%      14,028      13,494         4.77%
  Due after 5 years but within 10 years      9,115        8,855        6.05%      11,796      11,310         5.30%
  Due after 10 years                         1,985        1,919        6.27%      12,142      11,240         5.01%
- ------------------------------------------------------------------------------------------------------------------
Subtotal                                    62,985       62,715        6.47%      51,891      49,344         4.90%
- ------------------------------------------------------------------------------------------------------------------
Other U.S. Agency Obligations
  Due after 1 but within 5 years             3,478        3,564        7.27%        -           -             -
- ------------------------------------------------------------------------------------------------------------------
Subtotal                                     3,478        3,564        7.27%        -           -             -
- ------------------------------------------------------------------------------------------------------------------
Other Mortgage-Backed Securities
  Due after 1 but within 5 years            19,520       19,422        6.68%      20,028      19,946         6.48%
  Due after 5 but within 10 years            3,301        3,259        8.82%       3,030       2,828         6.71%
- ------------------------------------------------------------------------------------------------------------------
Subtotal                                    22,821       22,681        7.09%      23,058      22,774         6.51%
- ------------------------------------------------------------------------------------------------------------------
Federal Home Loan Bank Stock                 1,717        1,717        6.70%       1,717       1,717         7.69%
- ------------------------------------------------------------------------------------------------------------------
Total investments available-for-sale      $ 94,017     $ 93,696        6.62%     $79,757     $76,854         5.42%
==================================================================================================================
TABLE>

                                        B-21


          Equipment and leasehold improvements

          Equipment and leasehold improvements, as reflected in Note 5 to the Consolidated Financial Statements, decreased $171,000 to $1,456,000 at
December 31, 1995, from $1,627,000 at December 31, 1994. The decrease is primarily due to the normal levels of depreciation expense net of fixed asset acquisitions.

          Stockholders' equity

          The increase in stockholders' equity of $4,281,000 to $16,818,000 at December 31, 1995, reflects the improvement in the unrealized loss on investments available-for-sale of $2,716,000 and net income in the amount of $1,309,000 earned during 1995. Listed below are the Bank's Tier 1 leverage and risk-based capital ratios as of December 31, 1995 and the regulatory minimum.

                                            The Bank     Regulatory
                                            of Darien     Minimum

Tier 1 Leverage Capital Ratio                   7.46%     4.00%
Risk-Based Capital Ratio                       15.85%     8.00%

          Short-term borrowings

          Short-term borrowings from the FHLB in the amount of $32.1 million at December 31, 1995 (maximum amount outstanding at any month end during 1995) with a weighted average rate of 6.38%, have a weighted maturity of 1.0 months.
The average amount outstanding during 1995 was $24.4 million. See note 7 to the Financial Statements.

          Recent developments

          In May 1993, the FASB issued its Statement of Financial Accounting
Standards No. 114, "Accounting by Creditors for Impairment of a Loan" ("FAS
114"), and in October 1994 its Statement of Financial Accounting Standards No.
118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" ("FAS 118"). The Company adopted FAS 114 and FAS 118 effective January 1, 1995 and the adoption thereof was immaterial. See note 3 to the Financial Statements.

          In March 1995, the FASB issued Statement of Financial Accounting
Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for
Long-Lived Assets to be Disposed Of" ("FAS 121") which is effective for fiscal years beginning after December 15, 1995. This statement addresses situations where information indicates that a company might be unable to recover, through future operations or sales, the carrying amount of long-lived assets, identifiable intangibles, and goodwill related to those assets. A company must first determine whether existing conditions indicate an impairment might

                                        B-22


exist. If an indicator of impairment should exist, the company must determine if impairment exists using undiscounted cash flow analysis. If impairment exists, the company must determine the amount of impairment using discounted cash flow analysis. The Cmpany adopted this standard prospectively on January
1, 1996. The adoption of FAS No. 121 is not expected to have a material impact on the Company, since the Company's existing policies for determining impairment of assets are similar to the new standard.

          In October 1995, the FASB issued Statement of Financial Accounting
Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123") which is effective for fiscal years beginning after December 15, 1995. This statement defines a fair-value based method of accounting for employee stock options or similar equity instruments and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans.
However, it also allows an entity to continue to measure compensation for those plans using the intrinsic value based method currently prescribed by Accounting Principles Board Opinion No. 25 provided certain pro forma disclosures are made that disclose what the impact on net earning would have been had the company adopted the accounting provisions of FAS 123. The
Company plans to continue the current accounting and make the disclosures required by FAS No. 123. Therefore, there will be no impact on the Company's financial position on results of operations from adopting this standard.

          In January, 1996, the Bank became party to an informal agreement among itself, the Commissioner and the FDIC. The agreement requires, among other things, the submission of written plans to the Commissione and the FDIC and periodic written progress reports. At this time all such plans have been submitted. The Company does not expect any material impact upon its Balance
Sheet or Statement of Operations from such agreement.

          Effects of inflation

          During the period of the Company's operations, the effects of inflation have not been significant.

Item 8 - Financial Statements and Supplementary Data
- ----------------------------------------------------

          Set forth below are the consolidated financial statements required by this item. The supplementary data required by this item is set forth under the caption "Note 13 - Quarterly Financial Data (Unaudited)" and
"Supplementary Financial Data."

                                        B-23


                          Hometown Bancorporation, Inc.
                           Consolidated Balance Sheet
                (thousands of dollars except par value amounts)

- -----------------------------------------------------------------------------
December 31,                                               1995       1994
- -----------------------------------------------------------------------------
Assets

Cash and due from banks                                 $  9,891   $   8,549
Investments available-for-sale, at fair value             93,696      76,854
Investments held-to-maturity
  (fair value: $14,763 in 1995 and $44,965 in 1994)       15,100      46,273
Loans, less allowance for loan losses of
  $2,883 in 1995 and $3,004 in 1994                      103,407      74,940
Equipment and leasehold improvements, net of
  accumulated depreciation of $1,897 in 1995 and
  $1,576 in 1994                                           1,456       1,627
Other real estate owned, net                                 603       1,016
Accrued interest and other assets                          5,067       4,732
- -----------------------------------------------------------------------------
     Total Assets                                       $229,220    $213,991
=============================================================================

Liabilities and Stockholders' Equity

Deposits:
  Demand deposit accounts                               $ 26,064     $24,932
  NOW and money market accounts                           69,200      77,050
  Savings accounts                                        12,858      14,369
  Certificates of deposit of $100 and over                10,954       9,351
  Time deposits                                           58,924      57,029
- -----------------------------------------------------------------------------
  Total deposits                                         178,000     182,731
Short-term borrowings                                     32,116      16,681
Accrued interest and other liabilities                     2,286       2,042
- -----------------------------------------------------------------------------
  Total Liabilities                                      212,402     201,454
- -----------------------------------------------------------------------------

Commitments and contingent liabilities (Notes 8 & 9)        -           -

Stockholders' Equity

Preferred stock, par value $1; 2,000,000
  shares authorized, none issued                            -           -
Common stock, par value $1; 10,000,000
  shares authorized, 1,833,381 and 1,833,351
  issued and outstanding                                   1,833       1,833
Surplus                                                   14,123      13,960
Retained earnings                                          1,784         534
Treasury stock, 126,935 and 153,255 shares
  in 1995 and 1994, respectively, at cost                   (735)       (887)
Unrealized loss on investments
  available-for-sale, net of applicable taxes               (187)     (2,903)
- -----------------------------------------------------------------------------
     Total Stockholders' Equity                           16,818      12,537
- -----------------------------------------------------------------------------
     Total Liabilities and Stockholders' Equity         $229,220    $213,991
=============================================================================
The accompanying notes are an integral part of the consolidated financial statements.

                                        B-24



                          Hometown Bancorporation, Inc.
                        Consolidated Statement of Income
                (thousands of dollars except per share amounts)

- ----------------------------------------------------------------------------------------
For the year Ended December 31,                     1995           1994           1993
- ----------------------------------------------------------------------------------------
Interest and Dividend Income:
 Loans including fees                          $    7,625     $    6,912     $    6,596
   Investment securities:
     Obligations of U.S. government agencies        5,267          3,491          3,094
     Other                                          2,002          2,139          1,407
   Federal funds sold                                  52             51            110
   Dividends                                          134            109             97
- ----------------------------------------------------------------------------------------
   Total interest and dividend income              15,080         12,702         11,304
- ----------------------------------------------------------------------------------------
 Interest Expense:
   Deposits                                         6,171          4,459          3,823
   Short-term borrowings                            1,497          1,354          1,172
- ----------------------------------------------------------------------------------------
   Total interest expense                           7,668          5,813          4,995
- ----------------------------------------------------------------------------------------
 Net interest income                                7,412          6,889          6,309
 Provision for loan losses                             75             75            360
 Provision for other real estate owned losses          95            290             60
- ----------------------------------------------------------------------------------------
Net interest income after provisions for loan
   and other real estate owned losses               7,242          6,524          5,889

 Other Operating Income:
   Deposit and other service charges                  687            709            701
   Mortgage origination fees                          459            507            893
   Net investment securities gains                     26             46             27
   Other                                              248            135            199
- ----------------------------------------------------------------------------------------
 Net interest and operating income                  8,662          7,921          7,709
- ----------------------------------------------------------------------------------------
 Other Operating Expenses:
   Salaries and benefits                            3,067          2,973          2,611
   Occupancy expense                                  561            569            564
   Professional fees                                  663            105            101
   FDIC insurance                                     210            386            403
   Depreciation and amortization                      321            396            345
   Advertising and marketing                          262            250            200
   Foreclosure expenses and costs of other
     real estate owned                                143            120            183
   Equipment expense                                  101             95             91
   Amortization of goodwill                            50             50             50
   Other                                            1,478          1,335          1,122
- ----------------------------------------------------------------------------------------
   Total other operating expenses                   6,856          6,279          5,670
- ----------------------------------------------------------------------------------------
Income before taxes and cumulative effect
     of an accounting change                        1,806          1,642          2,039
 Provision for federal and state income taxes         497            593            800
- ----------------------------------------------------------------------------------------
Income before cumulative effect of an
     accounting change                              1,309          1,049          1,239
Cumulative effect of an accounting
     change - FAS 109                                -              -             1,125
- ----------------------------------------------------------------------------------------
Net income                                     $    1,309     $    1,049     $    2,364
=======================================================================================
Earnings per share
   Income before cumulative effect of an
     accounting change                              $0.75          $0.60         $0.72
   Cumulative effect of an accounting
     change - FAS 109                                -              -             0.66
- ----------------------------------------------------------------------------------------
   Net income                                       $0.75          $0.60         $1.38

=======================================================================================

 Average shares outstanding                     1,752,523      1,750,988     1,708,207
=======================================================================================

 The accompanying notes are an integral part of the consolidated financial statements.

                            Hometown Bancorporation, Inc.
               Consolidated Statement of Changes in Stockholders' Equity
                                (thousands of dollars)



- --------------------------------------------------------------------------------------------------------------------------
                                                                                                    Unrealized
                                                                                                   Gain (Loss)
                                                                                      Retained          On
                               Shares Issued               Treasury                   Earnings     Investments
                                    and        Common        Stock                  (Accumulated  Available-for-
                                Outstanding     Stock       At Cost      Surplus      Deficit)     Sale ("IAFS")  Total
- --------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1992       1,833,206      $1,833      $(1,360)      $13,959      $(2,887)      $   -         $11,545
Net income                                                                              2,364                       2,364
Stock options exercised                                        352                         29                         381
Employee stock awards                  90                                      1                                        1
Cumulative effect of
  adopting FAS 115                                                                                     163            163
- --------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1993       1,833,296       1,833       (1,008)       13,960         (494)         163         14,454
- --------------------------------------------------------------------------------------------------------------------------
Net income                                                                              1,049                       1,049
Stock options exercised                                        121                        (21)                        100
Employee stock awards                  55                                                                              -
Change on IAFS, net                                                                                 (3,066)        (3,066)
- --------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1994       1,833,351       1,833         (887)       13,960          534       (2,903)        12,537
- --------------------------------------------------------------------------------------------------------------------------
Net income                                                                              1,309                       1,309
Stock options exercised                                        152           163          (59)                        256
Employee stock awards                  30                                                                            -
Change on IAFS, net                                                                                  2,716          2,716
- --------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1995       1,833,381     $1,833         $(735)      $14,123       $1,784        $(187)       $16,818
==========================================================================================================================

                         Hometown Bancorporation, Inc.
                     Consolidated Statement of Cash Flows
                           (thousands of dollars)

For the Year Ended December 31,                   1995      1994      1993
- ------------------------------------------------------------------------------
Cash Flows From Operating Activities:
Net income                                        $1,309    $1,049     $2,364
Adjustments to reconcile net income to net
cash provided by operating activities:
  Depreciation and amortization, net                 627       552       501
  Provisions for loan and OREO losses                170       365       420
  Net investment securities gains                    (26)      (46)      (27)
  Decrease (increase) in other assets               (641)      381    (2,053)
  (Decrease) increase in other liabilities           244      (216)    1,288
- ------------------------------------------------------------------------------
Net cash provided by operating activities          1,683     2,085     2,493
- ------------------------------------------------------------------------------
Cash Flows From Investing Activities:
  Proceeds from maturities of investments
    held-to-maturity                               9,397    15,545    13,803
  Purchase of investments held-to-maturity          -      (23,513)  (35,500)
  Proceeds from the sale of investments (1)         -         -        7,738
  Proceeds from maturities of investments
    available-for-sale                            14,766    17,282      -
  Purchase of investments available-for-sale     (27,656)  (52,763)     -
  Proceeds from the sale of investments
    available-for-sale                            20,566    10,620      -
  Decrease (increase) in loans                   (28,542)   11,157      (668)
  Proceeds from sale of OREO                         318       (35)    1,100
  Purchase of equipment and leasehold
    improvements                                    (150)     (194)     (630)
- ------------------------------------------------------------------------------
Net cash used in investing activities            (11,301)  (21,901)  (14,157)
- ------------------------------------------------------------------------------
Cash Flows From Financing Activities:
Net (decrease) increase in demand deposits,
  NOW accounts, money market accounts and
  savings accounts                               (8,229)      (725)    5,866
Net increase (decrease) in certificates of
  deposit and other time deposits                 3,498     23,815      (946)
(Decrease) increase in short term borrowings     15,435     (8,319)    5,000
Proceeds from exercise of stock options             256        100       381
- ------------------------------------------------------------------------------
Net cash provided by financing activities        10,960     14,871    10,301
- ------------------------------------------------------------------------------
Net (decrease) increase in cash and cash
  equivalents                                     1,342     (4,945)   (1,363)
Cash and cash equivalents at the beginning
  of the year                                     8,549     13,494    14,857
- ------------------------------------------------------------------------------
Cash and cash equivalents at the end of
  the year                                       $9,891     $8,549   $13,494
==============================================================================
Cash paid during the year for:
  Income taxes                                     $647        $73      $230
==============================================================================
  Interest                                       $7,550     $5,648    $4,995
==============================================================================

(1)  Prior to the adoption of FAS 115 on December 31, 1993

The accompanying notes are an integral part of the consolidated financial statements.

                       Hometown Bancorporation, Inc.
               Notes to the Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          The accounting and reporting policies of Hometown Bancorporation, Inc. (the "Company") and its subsidiary conform to generally accepted accounting principles and general practices within the banking industry. The following footnotes describe the most significant of these policies.

          In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported assets and liabilities as of the date of the consolidated balance sheet. The same is true of revenues and expenses reported for the period. Actual results could differ significantly from those estimates.

          Principles of Consolidation

          The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, The Bank of Darien (the "Bank"). All significant intercompany balances and transactions have been eliminated in consolidation.

          Investment Securities

          In May 1993, the Financial Accounting Standards Board (the "FASB") issued Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("FAS 115"). Prior to December 31, 1993, all investment securities were carried at historical cost adjusted for amortization of premiums and accretion of discounts. The Company adopted FAS 115 effective December 31, 1993.

          Investment securities for which management has the positive intent and ability to hold to maturity are classified as "held-to-maturity" and are carried at cost net of unamortized premiums and discounts.

          Investments not classified as "held-to-maturity" (investments that may be sold prior to maturity as part of asset/liability management, liquidity or in response to other factors) are classified as "available-for-sale" and are carried at fair value, with the change in fair value excluded from earnings and reported as a separate component of stockholders' equity.

                        Hometown Bancorporation, Inc.
              Notes to the Consolidated Financial Statements
                            (continued)


          The Company does not have a trading portfolio and does not anticipate creating a trading portfolio in the near future.

          Gains and losses on sales of investment securities are reported as a separate component of the Consolidated Statement of Income and are computed using the specific identification method. Securities transactions are recorded on a trade date basis.

                        Hometown Bancorporation, Inc.
              Notes to the Consolidated Financial Statements
                            (continued)


          Equipment and Leasehold Improvements

          Equipment and leasehold improvements are carried at cost less accumulated depreciation and amortization. Depreciation is computed based on estimated useful lives of equipment using straight line methods. Leasehold improvements are amortized ratably over the shorter of estimated service lives or the terms of the leases. Major renewals and betterments are capitalized and recurring repairs and maintenance are charged to income. Gains and losses on dispositions of assets are included in income as realized.

          Other Real Estate Owned

          Real estate acquired in foreclosure (or considered to be in-substance foreclosure) of loans is valued at the lower of the loan value or fair value less estimated selling costs. At the time of foreclosure the excess, if any, of the loan value over the fair value less estimated selling costs is charged to the allowance for loan losses. Subsequent to the time of foreclosure, a decline in the value of the foreclosed properties is recognized as provision for other real estate owned losses. Other expenditures not recoverable from the anticipated sale are charged to foreclosure expenses and costs of other real estate owned, as incurred.

          Loans

          Loans are reflected at the principal amount outstanding net of unearned income and the allowance for loan losses. Interest on loans is calculated by using the simple-interest method on the daily balances of the principal amounts outstanding.

          Accrual of interest on loans is generally discontinued when a loan becomes contractually past-due by 90 days or more with respect to principal or interest, or earlier when full, timely collection of interest and principal becomes uncertain. When a loan is placed on nonaccrual status, all interest previously accrued but not collected is generally reversed against income. When a loan is placed on nonaccrual status, all interest is then recognized only to the extent the cash is received, provided in the judgment of management, the loan is estimated to be fully collectible as to both principal and interest.

          Loans held for sale which are included in Other Assets are carried at the lower of cost or market value.

                        Hometown Bancorporation, Inc.
              Notes to the Consolidated Financial Statements
                            (continued)


          Allowance for Loan Losses

          The allowance for loan losses is established through charges against income and is maintained at a level considered adequate to provide for potential loan losses based on management's evaluation of inherent risks in the loan portfolio. When a loan, or a portion of a loan, is considered uncollectible it is charged against the allowance for loan losses. Recoveries of loans previously charged-off are credited to the allowance for loan losses when cash is received.

          Management's evaluation of the allowance for loan losses is based on a continuing review of the loan portfolio, which includes many factors, including identification and review of individual problem situations that may affect the borrower's ability to repay the loan; review of overall portfolio quality through an analysis of current charge-offs, delinquency, and nonperforming loan data; review of regulatory authority examinations and their evaluation of loans; an assessment of current and expected economic conditions; and changes in the size and character of the loan portfolio.

          Loan Commitment and Origination Fees and Costs

          Fees and direct origination costs of loans and mortgage-backed securities are deferred and the net fee or cost is recognized in interest income using the level yield method in accordance with Statement of Financial Accounting Standards No. 91 ("FAS 91"). Net deferred fees and costs applicable to prepayments are recognized in interest income at the time of prepayment.

          Disclosure About Fair Values of Financial Instruments

          The estimated fair values of financial instruments as presented throughout the footnotes, have been determined by management using available market information and appropriate valuation methodologies. However, considerable judgment is necessary to interpret market data to develop the estimates of fair value. Accordingly the estimates presented herein are not necessarily indicative of the amounts the Bank could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

          Derivatives

          The Company enters into interest rate swap transactions as a means of reducing its interest rate exposure on specific assets or liabilities.

                        Hometown Bancorporation, Inc.
              Notes to the Consolidated Financial Statements
                            (continued)



The Company's derivative activities are all end-user related and the Company has no transactions classified as trading. The periodic net settlements on interest rate swap agreements are recorded as an adjustment to interest income on investments on an accrual basis.

          Statement of Cash Flows

          For purposes of reporting cash flows, the Company defines cash and cash equivalents as cash and due from banks, federal funds sold, and interest bearing deposits in banks with original maturities of three months or less.

          Income Taxes

          In February 1992, the FASB issued Statement No. 109, "Accounting for Income Taxes" ("FAS 109"). FAS 109 requires that income taxes be accounted for under the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are reduced, through a valuation allowance, if necessary, by the amount of such benefits that is not expected to be realized based on current available evidence. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the settlement date. The Company prospectively adopted FAS 109 effective January 1, 1993 and the effect of the adoption is discussed in Note 10.

          Earnings Per Share Calculations

          Net income per common share is computed by dividing net income by the weighted average number of common shares outstanding for each period presented plus the dilution effect of stock options.

          Dividends

          The Company does not currently pay dividends. However, if the Company were to pay dividends, Connecticut law restricts the payment of dividends by the Bank to the Company except from "net profits" (as defined). Although the restriction does not apply to the payment of dividends by the bank holding company, the Company's ability to pay dividends is dependent on its receiving dividends from the Bank.

                        Hometown Bancorporation, Inc.
              Notes to the Consolidated Financial Statements
                            (continued)



          NOTE 2 - RESTRICTED CASH BALANCES

          Regulations of the Federal Reserve Board require depository institutions to maintain a portion of their deposits in the form of either cash or deposits with the Federal Reserve Bank which are noninterest bearing and not available for investment purposes. At December 31, 1995 and 1994 the Company maintained $3,157,000 and $3,070,000, respectively, at the Federal Reserve Bank.

                        Hometown Bancorporation, Inc.
              Notes to the Consolidated Financial Statements
                            (continued)



NOTE 3 - LOANS

Major classifications of loans at December
31, 1995 and 1994 were as follows:

December 31,                                     1995               1994
- ---------------------------------------------------------------------------
(thousands of dollars)
Real estate mortgage                            $90,545           $64,203
Commercial                                        9,214             8,597
Real estate construction                          1,060               754
Installment                                       5,471             4,390
- ---------------------------------------------------------------------------
                                                106,290            77,944

Allowance for loan losses                        (2,883)           (3,004)
- ---------------------------------------------------------------------------
                                               $103,407           $74,940
===========================================================================

          The estimated fair market value of loans at December 31, 1995 and 1994 was $103.1 million and $73.4 million, respectively. The estimated fair market value of loans is estimated based on present values using applicable risk-adjusted spreads to the U.S. Treasury curve to approximate current entry-value interest rates. No adjustment was made to the entry value interest rates for changes in credit of performing commercial loans for which there are no known credit concerns.

          Management segregates loans in appropriate risk categories. Management believes that the risk factor embedded in the entry-value interest rates, along with the general reserves applicable to the performing commercial loan portfolio, for which there are no known credit concerns, results in a fair valuation of such loans on an entry-value basis.

          Final contractual loan maturities and rate sensitivity of the loan portfolio at December 31, 1995 were as follows:

                                   Within      One to      After
                                    One        Five        Five
                                   Year        Years       Years       Total
- ------------------------------------------------------------------------------
(thousands of dollars)
Real estate mortgage              $12,012     $11,614     $66,919     $90,545
Commercial                          4,517       3,083       1,614       9,214
Real estate construction              772         288        -          1,060
Installment                           159       3,119       2,193       5,471
- ------------------------------------------------------------------------------
                                  $17,460     $18,104     $70,726    $106,290
==============================================================================
Loans at fixed interest rates      $2,746      $4,514      $9,619     $16,879
Loans at variable interest rates   14,714      13,590      61,107      89,411
- ------------------------------------------------------------------------------
                                  $17,460     $18,104     $70,726    $106,290
==============================================================================

          At December 31, 1995 and 1994 the Company was not accruing interest on loans having outstanding balances of $1,475,000 and $851,000 or 1.39% and 1.09% of the respective year's gross loan balance.

                        Hometown Bancorporation, Inc.
              Notes to the Consolidated Financial Statements
                            (continued)



Had these non-accrual loans been current, including any portion charged-off during 1995, gross income on these loans for 1995 and 1994 would have been $167,000 and $99,000, respectively. Interest income actually recorded on these loans totaled $22,000 and $61,000, respectively.

          Loans to officers, employees and directors (and companies in which they have a 10 percent or more beneficial ownership) aggregated $2,246,000 and $1,675,000 at December 31, 1995 and 1994, respectively. During 1995, aggregate additions and paydowns to related party loans were $1,019,000 and $448,000, respectively. These loans were made in the ordinary course of business as to the loan amount, rate of interest and payment terms. All loans to officers, employees and directors were current as of December 31, 1995.

          Transactions in the allowance for loan losses during 1995, 1994 and 1993 are summarized as follows:

December 31,                            1995        1994        1993
- ----------------------------------------------------------------------
(thousands of dollars)
Balance at beginning of period        $3,004       $3,640      $3,111
Charge-offs:
     Commercial loans                    (23)         (44)        (22)
     Real estate mortgage loans         (302)        (693)       (264)
     Installment loans                   (22)          (6)        (39)
- ----------------------------------------------------------------------
Total charge-offs                       (347)        (743)       (325)
- ----------------------------------------------------------------------
Recoveries:
     Commercial loans                     15           18          21
     Real estate mortgage loans           93            4          17
     Installment loans                    12           10           7
- ----------------------------------------------------------------------
Total recoveries                         120           32          45
- ----------------------------------------------------------------------
Net charge-offs                         (227)        (711)        (280)
- ----------------------------------------------------------------------
Provision for loan losses                 75           75          360
Loan purchase                             31            -          449
- ----------------------------------------------------------------------
Balance at end of period              $2,883       $3,004       $3,640
======================================================================
Net charge-offs to average loans        0.28%        0.83%        0.31%
======================================================================

          The Company adopted Statement of Financial Accounting Standards No. 114, "Accounting for Creditors for Impairment of a Loan," ("FAS 114")and Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures," ("FAS 118")as of January 1, 1995. FAS 114 requires that certain impaired loans be measured based on the present value of expected future cash flows discounted at the loan's original effective interest rate. As a practical expedient, impairment may be measured based on the loan's observable market price or the fair value of the collateral. If the value of the loan is less

                        Hometown Bancorporation, Inc.
              Notes to the Consolidated Financial Statements
                            (continued)



than the recorded investment, the impairment is recorded through a valuation allowance.

          The Company had previously measured the allowance for loan losses for impaired loans using methods similar to those prescribed in FAS 114 and FAS 118. As a result of adopting these statements, no additional allowance for loan losses was required as of January 1, 1995. Impaired loans having recorded book value of $2,989,000 at December 31, 1995 and $2,947,000 at December 31, 1994 have been recognized in conformity with FAS 114 as amended by FAS 118. The average recorded investment in impaired loans during 1995 and 1994 was $2,961,000 and $3,562,000, respectively. The total allowance for loan losses related to these loans was $823,000 and $762,000 at December 31, 1995 and 1994, respectively. This allowance is included in the allowance for loan losses on the Balance Sheet. Interest income on impaired loans of $162,000 and $192,000 were recognized for cash payments received in 1995 and 1994, respectively.

          Loans having carrying values of $268,000 and $442,000 were transferred to other real estate owned in 1995 and 1994, respectively.

          The Company is not committed to lend additional funds to debtors whose loans have been modified or are considered impaired.

                        Hometown Bancorporation, Inc.
              Notes to the Consolidated Financial Statements
                            (continued)



NOTE 4-INVESTMENT SECURITIES

          The amortized cost and estimated fair values of investments held-to-maturity and available-for-sale together with gross unrealized gains and losses at December 31, 1995 and 1994, are shown below:



                                                                     Gross          Gross
December 31, 1995 (thousands of dollars)              Amortized    Unrealized     Unrealized      Fair
Investments held-to-maturity                              Cost       Gains         Losses        Value
- -------------------------------------------------------------------------------------------------------
U.S. Agency Mortgage-Backed Securities                 $ 5,705     $     27     $     27       $ 5,705
Other U.S. Agency Obligations                            2,946         -              66         2,880
Other Mortgage-Backed Securities                         6,449         -             271         6,178
- -------------------------------------------------------------------------------------------------------
                                                       $15,100     $     27          364       $14,763
=======================================================================================================

                                                                     Gross          Gross
December 31, 1995 (thousands of dollars)              Amortized    Unrealized     Unrealized      Fair
Investments available-for-sale                            Cost       Gains         Losses        Value
- -------------------------------------------------------------------------------------------------------
U.S. Treasury Securities                               $ 3,016     $      4       $    1     $  3,019
U.S. Agency Mortgage-Backed Securities                  62,985          361          631       62,715
Other U.S. Agency Obligations                            3,478           86         -           3,564
Other Mortgage-Backed Securities                        22,821           70          210       22,681
Federal Home Loan Bank Stock                             1,717         -            -           1,717
- -------------------------------------------------------------------------------------------------------
                                                       $94,017     $    521       $  842     $ 93,696
=======================================================================================================

                                                                     Gross          Gross
December 31, 1994 (thousands of dollars)              Amortized    Unrealized     Unrealized      Fair
Investments held-to-maturity                              Cost       Gains         Losses        Value
- -------------------------------------------------------------------------------------------------------
U.S. Treasury Securities                               $ 1,013     $   -          $   14     $    999
U.S. Agency Mortgage-Backed Securities                  24,891            5          641       24,255
Other U.S. Agency Obligations                           10,404            8          439        9,973
Other Mortgage-Backed Securities                         9,965            7          234        9,738
- -------------------------------------------------------------------------------------------------------
                                                       $46,273     $     20       $1,328     $ 44,965
=======================================================================================================

                                                                     Gross          Gross
December 31, 1994 (thousands of dollars)              Amortized    Unrealized     Unrealized      Fair
Investments available-for-sale                            Cost       Gains         Losses        Value
- -------------------------------------------------------------------------------------------------------
U.S. Treasury Securities                               $ 3,091     $   -          $   72     $ 3,019
U.S. Agency Mortgage-Backed Securities                  51,891         -           2,547      49,344
Other Mortgage-Backed Securities                        23,058           49          333      22,774
Federal Home Loan Bank Stock                             1,717         -            -          1,717
- -------------------------------------------------------------------------------------------------------
                                                       $79,757     $     49       $2,952     $76,854
=======================================================================================================

          The Company realized net securities gains of $26,000, $46,000 and $27,000 in 1995, 1994, and 1993, respectively. Cost for investments sold was determined on a specific identification basis.

                        Hometown Bancorporation, Inc.
              Notes to the Consolidated Financial Statements
                            (continued)



          At December 31, 1995 and December 31, 1994 there was $2,923,000 and $2,484,000, respectively, in U.S. Treasury and other securities pledged to secure municipal deposits as required by law.

          On November 15, 1995, the FASB issued a special report entitled, "A Guide to Implementation of Statement No. 115 on Accounting for Certain Investments in Debt and Equity Securities, Questions and Answers" ("the Guide"). The Guide permitted a one-time reassessment and related reclassifications from the held-to-maturity category (no later than December 31, 1995) that will not call into question the intent of the enterprise to hold other debt securities until maturity in the future. On December 21, 1995, the Company performed a reassessment of its investment and mortgage-backed securities portfolio which resulted in a reclassification of $21,776,000 of investment securities from held-to-maturity to available-for-sale. The impact upon the Company's financial condition resulting from this transfer was not material. There was no impact on the Company's results from operations resulting from this transfer.

          The amortized cost and estimated fair value of investment securities at December 31, 1995, by maturity, are presented in the table below.
Mortgaged backed securities are reported by the average life to maturity.

                        Hometown Bancorporation, Inc.
              Notes to the Consolidated Financial Statements
                            (continued)



December 31, 1995 (thousands of dollars)
===============================================================================

                                           Amortized   Estimated     Average
Investments held-to-maturity                 Cost      Fair Value     Yield
- -------------------------------------------------------------------------------
U.S. Agency Mortgage-Backed Securities
  Due in 1 year or less                    $ 2,994      $ 2,987        5.41%
  Due after 1 but within 5 years             2,711        2,718        6.70%
- -------------------------------------------------------------------------------
Subtotal                                     5,705        5,705        6.02%
- -------------------------------------------------------------------------------
Other U.S. Agency Obligations
  Due after 1 but within 5 years             2,946        2,880        6.19%
- -------------------------------------------------------------------------------
Subtotal                                     2,946        2,880        6.19%
- -------------------------------------------------------------------------------
Other Mortgage-Backed Securities
  Due after 1 but within 5 years             2,239        2,137        5.56%
  Due after 5 but within 10 years            4,210        4,041        6.95%
- -------------------------------------------------------------------------------
Subtotal                                     6,449        6,178        6.47%
- -------------------------------------------------------------------------------
Total investments held-to-maturity         $15,100      $14,763        6.25%
===============================================================================

                                           Amortized   Estimated     Average
Investments available-for-sale               Cost      Fair Value     Yield
- -------------------------------------------------------------------------------
U.S. Treasury Securities
  Due in 1 year or less                     $3,016       $3,019        5.52%
- -------------------------------------------------------------------------------
Subtotal                                     3,016        3,019        5.52%
- -------------------------------------------------------------------------------
U.S. Agency Mortgage-Backed Securities
  Due in 1 year or less                        134          133        7.03%
  Due after 1 but within 5 years            51,751       51,808        6.55%
  Due after 5 years but within 10 years      9,115        8,855        6.05%
  Due after 10 years                         1,985        1,919        6.27%
- -------------------------------------------------------------------------------
Subtotal                                    62,985       62,715        6.47%
- -------------------------------------------------------------------------------
Other U.S. Agency Obligations
  Due after 1 but within 5 years             3,478        3,564        7.27%
- -------------------------------------------------------------------------------
Subtotal                                     3,478        3,564        7.27%
- -------------------------------------------------------------------------------
Other Mortgage-Backed Securities
  Due after 1 but within 5 years            19,520       19,422        6.68%
  Due after 5 but within 10 years            3,301        3,259        8.82%
- -------------------------------------------------------------------------------
Subtotal                                    22,821       22,681        7.09%
- -------------------------------------------------------------------------------
Federal Home Loan Bank Stock                 1,717        1,717        6.70%
- -------------------------------------------------------------------------------
Total investments available-for-sale      $ 94,017     $ 93,696        6.62%
===============================================================================

                        Hometown Bancorporation, Inc.
              Notes to the Consolidated Financial Statements
                            (continued)



NOTE 5-EQUIPMENT AND LEASEHOLD IMPROVEMENTS

          The major components of fixed assets at December 31, 1995 and 1994 were as follows:

December 31,                                             1995            1994
- -----------------------------------------------------------------------------
(thousands of dollars)
Leasehold improvements                                  $1,523        $1,491
Furniture and equipment                                  1,830         1,712
- -----------------------------------------------------------------------------
                                                         3,353         3,203
Less:  Accumulated depreciation and amortization        (1,897)       (1,576)
- -----------------------------------------------------------------------------
                                                        $1,456        $1,627
=============================================================================

NOTE 6-DEPOSITS

          Included in total interest bearing deposits are certificates of deposit in amounts of $100,000 and over. These certificates and their remaining maturities at December 31, 1995 and 1994 are as follows:

December 31,                                             1995          1994
- -----------------------------------------------------------------------------
(thousands of dollars)
Three months or less                                    $3,669        $5,203
Over three, through six months                           2,992         3,287
Over six, through twelve months                          2,993           461
Over twelve months                                       1,300           400
- -----------------------------------------------------------------------------
                                                       $10,954        $9,351
=============================================================================

          Interest expense incurred on deposits during 1995, 1994, and 1993 was as follows:

For the Year Ended December 21,                 1995       1994        1993
- -----------------------------------------------------------------------------
(thousands of dollars)
NOW and money market accounts                  $2,261     $1,907      $1,869
Other time deposits                             2,853      1,941       1,368
Certificates of deposit of $100 or over           609        274         242
Savings                                           448        337         344
- -----------------------------------------------------------------------------
                                               $6,171     $4,459      $3,823
=============================================================================

          The estimated fair value of total deposits at December 31, 1995 and 1994 was $177.9 million and $183.1 million, respectively. The estimated fair value of demand deposits, savings accounts and money market deposits is the amount payable on demand at December 31, 1995 and 1994. The estimated fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

                        Hometown Bancorporation, Inc.
              Notes to the Consolidated Financial Statements
                            (continued)



NOTE 7 - SHORT-TERM BORROWINGS

          Short-term Borrowings consist of federal funds purchased (variable rate overnight advances) and fixed rate term advances from the Federal Home Loan Bank ("FHLB"). At December 31, 1995 and 1994, the Company had federal funds purchased outstanding of $22,116,000 and $11,681,000, respectively. The interest rates on these overnight advances at December 31, 1995 and 1994 were 6.40% and 6.16%, resectively.

          Fixed rate term advances from the FHLB consist of the following at December 31, 1995 and 1994:

Maturity Date                   Interest Rate        1995           1994
- --------------------------------------------------------------------------
May 3, 1995                         4.22%        $     -        $5,000,000
February 23, 1996                   6.30%         5,000,000           -
May 23, 1996                        6.39%         5,000,000           -
- --------------------------------------------------------------------------
              Totals                            $10,000,000     $5,000,000
==========================================================================

          The weighted average rate for total short-term borrowings was 6.21% and 5.30% on average daily outstanding balances of $23,638,000 and $25,568,000 for the year ended December 31, 1995 and 1994, respectively. The estimated value of short-term borrowings is based upon the outstanding borrowings discounted at current market rates.

NOTE 8 - COMMITMENTS AND RENTAL EXPENSE

          The Company leases its premises and other property under noncancelable agreements requiring minimum monthly rentals through their remaining terms. The total minimum commitment at December 31, 1995 under the leases are as follows:

Due in the year ending                     1996                  $671
December 31,                               1997                   653
(thousands of dollars)                     1998                   650
                                           1999                   644
                                           2000 and after       5,490
- ----------------------------------------------------------------------
                                                               $8,108
======================================================================

          Effective May 1, 1995, the Company entered into a lease modification agreement with its landlord concerning its home office location in Darien, Connecticut. The modification reduced annual rentals by $38,000 per annum effective June 1, 1995, and extends the term of the lease 37 months to May 31, 2010. The net increase in lease outlay in current dollars over the term of the lease is $1,173,000. This modification is reflected in the above summary.

                        Hometown Bancorporation, Inc.
              Notes to the Consolidated Financial Statements
                            (continued)



          Total occupancy and equipment rental expense was $617,000, $610,000, and $603,000 for the years ended December 31, 1995, 1994, and 1993, respectively

NOTE 9-FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

          The Company is a party to financial instruments with off-balance-sheet-risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, standby letters of credit, and interest rate swaps. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the Consolidated Financial Statements. The contractual or notional amounts of these instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

          The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. For interest rate swap transactions, the contractual or notional amounts do not represent exposure to credit loss. The Company manages the credit risk of its interest rate swap agreements through credit approvals, limits, and monitoring procedures.

          A summary of the contractual amount or notional value of off-balance-sheet financial instruments as of December 31, 1995 and 1994 is as follows:

December 31,                                  1995                    1994
- ---------------------------------------------------------------------------
(thousands of dollars)
Interest rate swap agreements                $34,000                $34,000
Commitments to extend credit:
  Unused lines of credit                      12,614                 10,905
  Commercial real estate                       1,486                    874
  Other                                       11,284                  8,673
Standby letters of credit                        108                    102

          Interest rate swap agreements are used by the Company to manage its interest rate risk. These agreements involve the exchange of fixed and variable interest rate payments based upon a notional principal amount and maturity date. The risk associated with these agreements arises from the potential of the counterparties' failure to meet the terms of the agreements. However, the Company does not anticipate nonperformance by the counterparties.

          Commitments to extend credit are agreements to lend to a customer provided there is no violation of any condition in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since it is possible that some of the commitments could expire without being drawn

                        Hometown Bancorporation, Inc.
              Notes to the Consolidated Financial Statements
                            (continued)



upon, the total commitment amounts outstanding at December 31, 1995 do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management's credit evaluation of the customer.

          Standby letters of credit are obligations to make payments under certain conditions to meet contingencies related to customers' contractual agreements and are subject to the same risk, credit review, and approval process as loans. Letters of credit are primarily used to enhance credit for private borrowing arrangements and to guarantee a customer's financial performance. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loan facilities to customers.

          The estimated fair value of interest rate swap agreements, at December 31, 1995 and 1994 were $(127,000), $(683,000), respectively.
Financial instruments, such as commitments to extend credit and Standby Letters of Credit, generally are not sold or traded, and estimated fair values are not readily available. However, the fair value of commitments to extend credit and standby letters of credit is based on fees charged to enter into similar agreements with comparable credit risks and the current creditworthiness of the counterparties. Commitments to extend credit issued by the Company are generally short-term in nature and, if drawn upon, are issued under current market terms and conditions for credits with comparable risks.

          At December 31, 1995 and 1994, there was no significant unrealized appreciation or depreciation on these financial instruments.

NOTE 10-INCOME TAXES

          The Company adopted FAS 109 effective January 1, 1993 and the cumulative effect of this change is reported in the 1993 Consolidated Income Statement.

          Income tax expense for the three years ended December 31, 1995, 1994 and 1993 consisted of the following components:

December 31,                              1995           1994         1993(a)
- -----------------------------------------------------------------------------
(thousands of dollars)
Current
     Federal                              $379           $435          $416
     State                                 135            137           120
Deferred
     Federal                               (87)           (37)          144
     State                                  70             58           120
- -----------------------------------------------------------------------------
                                          $497           $593          $800
=============================================================================

(a)     Excludes the cumulative effect of the adoption of FAS 109.

                        Hometown Bancorporation, Inc.
              Notes to the Consolidated Financial Statements
                            (continued)



          A reconciliation setting forth the differences between the effective tax rate of the Company and the U.S. statutory federal tax rate is as follows:


- ----------------------------------------------------------------------------
December 31,                               1995          1994        1993
- ----------------------------------------------------------------------------
U.S. statutory rate                        34.0%         34.0%        34.0%
State income tax, net of federal benefit    7.5%          7.8%         7.8%
Release of valuation allowance            (14.9%)       (11.6%)       (2.7%)
Goodwill amortization                       1.0%          1.0%         1.0%
Other, net                                   -            4.9%        (0.9%)
- ----------------------------------------------------------------------------
                                           27.6%         36.1%        39.2%
============================================================================

          Deferred tax asset and liabilities included in other assets at December 31, 1995 and 1994 consist of the following:

Net deferred tax asset:  December 31,               1995          1994
(thousands of dollars)
Loan loss reserve                                   $702          $817
OREO reserves                                         40           139
Net deferred loan fees                                 6            48
Depreciation                                          48            48
Foreclosure costs                                     26            51
Unrealized loss on IAFS                              133             -
Other, net                                            60            27
- ----------------------------------------------------------------------
                                                   1,015         1,130
  Valuation allowance                               (100)         (290)
- ----------------------------------------------------------------------
  Net deferred tax asset                            $915          $840
=======================================================================

                        Hometown Bancorporation, Inc.
              Notes to the Consolidated Financial Statements
                            (continued)



NOTE 11-PARENT COMPANY ONLY FINANCIAL STATEMENTS
          Presented below are the condensed financial statements of Hometown Bancorporation, Inc. (parent company). The consolidated financial statements should be read in conjunction with these statements.

- ----------------------------------------------------------------------
Hometown Bancorporation, Inc. (parent company only) Balance Sheet
- ----------------------------------------------------------------------
December 31,                                          1995     1994
- ----------------------------------------------------------------------
(thousands of dollars)
Assets
Cash due from Bank                                    $473      $348
Investment in subsidiary                            16,257    12,195
Other assets                                            95         -
- ----------------------------------------------------------------------
     Total assets                                  $16,825   $12,543
======================================================================
Liabilities and Stockholders' Equity
Accrued expenses and other liabilities                   6         6
- ----------------------------------------------------------------------
Total stockholders' equity                          16,819    12,537
- ----------------------------------------------------------------------
     Total liabilities and stockholders' equity    $16,825   $12,543
======================================================================

Hometown Bancorporation, Inc. (parent company only) Statement of Income
- ------------------------------------------------------------------------------
December 31,                                         1995     1994      1993
- ------------------------------------------------------------------------------
(thousands of dollars except per share amounts)
Equity in undistributed income of subsidiary        $1,346    $1,139   $2,465
- ------------------------------------------------------------------------------
     Total income                                    1,346     1,139    2,465
Legal expenses                                           8        30       21
Other expenses                                          29        60       80
- ------------------------------------------------------------------------------
     Total expenses                                     37        90      101
- ------------------------------------------------------------------------------
Net income                                          $1,309    $1,049   $2,364
- ------------------------------------------------------------------------------
Net income per share                                $  .75    $  .60   $ 1.38
==============================================================================
Hometown Bancorporation, Inc. (parent company only) Statement of Cash Flows
- ------------------------------------------------------------------------------
December 31,                                         1995     1994      1993
- ------------------------------------------------------------------------------
(thousands of dollars)
Cash Flows From Operating Activities:
     Net income                                     $1,309    $1,049   $2,364
     Equity in undistributed income of subsidiary   (1,346)   (1,139)  (2,465)
     Net change in other liabilities                  -            6     -
     Net change in other assets                        (95)       20      (14)
     Other, net                                         -          2        2
- ------------------------------------------------------------------------------
     Net cash used in operating activities            (132)      (62)    (113)
- ------------------------------------------------------------------------------
Cash Flows From Financing Activities
     Proceeds from exercise of stock options           257        98      381
- ------------------------------------------------------------------------------
     Net cash provided by financing activities         257        98      381
- ------------------------------------------------------------------------------
Net increase in cash                                   125        36      268
Cash at the beginning of the year                      348       312       44
- ------------------------------------------------------------------------------
Cash at the end of the year                         $  473    $  348    $ 312
==============================================================================

                        Hometown Bancorporation, Inc.
              Notes to the Consolidated Financial Statements
                            (continued)



NOTE 12-STOCK OPTION PLAN
          On April 14, 1987, the Company adopted an incentive and non-qualified stock option plan under which 250,000 shares of common stock were reserved. Options granted become exercisable between the grant date and five years after the grant date and expire 10 years after the grant date. Under the plan, the option price of incentive options shall not be less than 100% of the fair market value of the Company's Common Stock on the date the option is granted. The number of shares under option, the exercise price per share and the aggregate thereof outstanding, granted, exercised and cancelled or expired during the years ended December 31, 1995, 1994 and 1993 are summarized as follows:

- ------------------------------------------------------------------------------
                                                                   Average
                                                   Shares        Option Price
- ------------------------------------------------------------------------------
Options outstanding at December 31, 1992           211,000           $4.41
  Granted                                           16,000           $7.50
  Exercised                                        (60,800)          $6.38
  Cancelled or expired                              (7,200)          $6.41
- ------------------------------------------------------------------------------
Options outstanding at December 31, 1993           159,000           $3.93
  Granted                                           13,500          $12.50
  Exercised                                        (20,900)          $4.73
  Cancelled or expired                              (3,000)          $6.42
- ------------------------------------------------------------------------------
Options outstanding at December 31, 1994           148,600           $4.54
  Granted                                           19,500          $11.00
  Exercised                                        (26,300)          $3.65
  Cancelled or expired                             (12,200)         $10.43
- ------------------------------------------------------------------------------
Options outstanding at December 31, 1995           129,600           $5.14
- ------------------------------------------------------------------------------

          In 1995, the Company adopted the 1995 Omnibus Stock Incentive Program pursuant to which an additional 100,000 shares of authorized but unissued Common Stock were reserved. Under this program, incentive stock options, non-qualified stock options, stock appreciation rights and stock awards may be granted. Options would become exercisable between six months from the date of grant and the date determined at the time of grant. Under the program, the option price of incentive options shall not be less than 100% of the fair market value of the Company's Common Stock on the date the option is granted, and the option price of non-qualified options shall not be less than 85% of such fair market value. As of December 31, 1995, no benefits had been awarded under this program.

          At December 31, 1995, options for 105,370 shares were exercisable and 111,400 shares were available for granting additional options under the two current plans combined.

                        Hometown Bancorporation, Inc.
              Notes to the Consolidated Financial Statements
                            (continued)



NOTE 13-QUARTERLY FINANCIAL DATA (UNAUDITED) (A)
- -----------------------------------------------------------------------------
1995 Quarter Ended                 Mar. 31  June 30  Sept. 30  Dec. 31  Total
(thousands of dollars except
per share amounts)
Interest income                    $3,710   $3,830   $3,812    $3,728  $15,080
Net interest income                 1,844    1,857    1,868     1,843    7,412
Provision for loan losses              25     -          25        25       75
Net income                            370      476       13       450    1,309
Net income per share                 $.21     $.27     $.01      $.26     $.75

1994 Quarter Ended                 Mar. 31  June 30  Sept. 30  Dec. 31  Total
(thousands of dollars except
per share amounts)
Interest income                    $2,842   $3,048   $3,380    $3,432  $12,702
Net interest income                 1,670    1,704    1,805     1,710    6,889
Provision for loan losses              25     -          25        25       75
Net income                            387      290      329        43    1,049
Net income per share                 $.22     $.17     $.19      $.02     $.60

(A)  See note 16 below.

NOTE 14-FAIR VALUE OF FINANCIAL INSTRUMENTS

          The following is a summary of the fair values of financial instruments which are disclosed throughout the footnotes to the Consolidated Financial Statements.

- -----------------------------------------------------------------------------
December 31,                                  1995                   1994
- -----------------------------------------------------------------------------
                                       Carring    Fair       Carrying   Fair
(thousands of dollars)                 Amount     Value      Amount     Value
- -----------------------------------------------------------------------------
Financial Assets:
  Cash and due from banks              $9,891     $9,891     $8,549    $8,549
  Investments available-for-sale
    (Note 4)                           93,823     93,823     76,854    76,854
  Investments held-to-maturity
    (Note 4)(A)                        15,100     14,763     46,273    44,965
  Net loans (Note 3)                  103,407    103,138     73,474    73,474
Financial Liabilities:
  Deposits (Note 6)                   178,000    177,935    182,731   183,075
  Short-term borrowings (Note 7)       32,116     32,064     16,681    16,726
Off-Balance Sheet (Note 8):
  Interest rate swap agreements          (127)      (127)     -          (683)
  Commitments to extend credit           -           -        -             -
  Standby letters of credit              -           -        -             -

(A) Excludes effect of interest rate swap agreements.

NOTE 15 - EMPLOYEE BENEFIT PLAN

          The Bank maintains a qualified deferred compensation plan under
Section 401(k) of the Internal Revenue Code. Under the plan, employees may elect to defer up to 17% of their salary, subject to Internal Revenue Code limits. The Bank contributes a matching 100% of the first 1% of employee contributions and 25% of the next 5% of employee contributions to a combined maximum match of $3,000 per employee, per

                        Hometown Bancorporation, Inc.
              Notes to the Consolidated Financial Statements
                            (continued)



year. The plan covers substantially all full-time employees. Bank contributions to the plan amounted to $35,613, $35,056, and $22,239 for 1995, 1994, and 1993 respectively.

NOTE 16 - RESTATEMENT OF FINANCIAL STATEMENTS

          On August 25, 1995 the Audit Committee of the Company concluded an investigation of accounting errors and irregularities which were initially discovered in July 1995. Based upon the findings of the investigation, the Board of Directors of the Company concluded that the errors and irregularities resulted from the activities of a former employee who manipulated records and circumvented controls. The results of such actions required the restatement of financial statements for the years ended December 31, 1992 through 1994. The cumulative after-tax effects of these adjustments reduced shareholders' equity as of December 31, 1994 by $1,368,000.

          Earnings per share before extraordinary credit and cumulative effect of accounting change was reduced by $.54, $.08, and $.16 for 1994, 1993 and 1992, respectively. Earnings per share after extraordinary credit and cumulative effect of accounting change and extraordinary credit was reduced by $.54, $.10, and $.28 for 1994, 1993 and 1992, respectively.

                       1177 Avenue of the Americas      Telephone 212 596 7000
                       New York, NY  10036              Facsimile 212 596 8910


PRICE WATERHOUSE LLP

                         REPORT OF INDEPENDENT ACCOUNTANTS

January 25, 1996

To the Stockholders and Board of Directors of Hometown Bancorporation, Inc.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of changes in stockholders' equity and of cash flows, after the restatement discussed in Note 16, present fairly, in all material respects, the financial position of Hometown Bancorporation, Inc. and its subsidiary (the "Company") at December 31, 1995 and 1994, and the results of their operations and cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for the opinion expressed above.

As discussed in Note 1 to the Consolidated Financial Statements, the Company changed its method of accounting for investment securities and income taxes in 1993.

PRICE WATERHOUSE LLP


                          HOMETOWN BANCORPORATION, INC.
                          Supplementary Financial Data
                    (thousands of dollars except per share)

For the Year Ended December 31,               1995         1994           1993              1992               1991
Summary of Operations:
  Total interest income                    $15,080      $12,702        $11,304           $11,097             $9,445
  Total interest expense                     7,668        5,813          4,995             5,236              5,281
- ---------------------------------------------------------------------------------------------------------------------
  Net interest income                        7,412        6,889          6,309             5,861              4,164
  Provision for loan losses                     75           75            360             1,258                800
  Provision for losses on
    other real estate owned                     95          290             60               212                145
  Other operating income                     1,420        1,397          1,820             1,534                812
  Other operating expenses                   6,856        6,279          5,670             5,046              4,204
- ---------------------------------------------------------------------------------------------------------------------
  Net income (loss) before taxes,
    extraordinary credit and cumulative
    effect of an accounting change           1,806        1,642          2,039               879               (173)
  Provision for federal and state
    income taxes                               497          593            800               274                -
- ---------------------------------------------------------------------------------------------------------------------
  Net income (loss) before extraordinary
   credit and cumulative effect of an
    accounting change                        1,309        1,049          1,239               605               (173)
Extraordinary credit                          -            -              -                  256                -
Cumulative effect of an accounting
  change - FAS 109                            -             -            1,125              -                   -
- ---------------------------------------------------------------------------------------------------------------------
Net income (loss)                           $1,309       $1,049         $2,364              $861              $(173)
=====================================================================================================================
Per Share Data:
Before extraordinary credit and an
  accounting change:
    Net income (loss)                         $.75         $.60           $.72              $.37              $(.11)
After extraordinary credit and an
  accounting change
    Net income (loss)                         $.75         $.60          $1.38              $.53              $(.11)
Stockholders' equity                         $9.60        $7.16          $8.46             $7.08              $6.69
Average common shares outstanding        1,752,523    1,750,988      1,708,207         1,629,710          1,597,194
Common shares outstanding                1,833,381    1,680,096      1,659,141         1,598,251          1,597,231

Year End Balance Sheet Data:
Total assets                              $229,220     $213,991       $201,352          $187,235           $118,902
Loans, net                                 103,407       74,940         85,461            85,322             60,786
Investments held-to-maturity                15,100       46,273         40,060            79,869             47,727
Investments available-for-sale              93,696       76,854         54,016              -                   -
Total deposits                             178,000      182,731        159,641           154,721            107,617
Total stockholders' equity                  16,818       12,537         14,454            11,545             10,682

Financial Ratios:
Net income (loss) before extraordinary
  credit and an accounting change to
  average:
Total assets                                  0.60%        0.49%          0.65%             0.38%             (0.16)%
Stockholders' equity                          8.50%        6.91%          9.06%             5.40%             (1.63)%
Net income (loss) after extraordinary
  credit and an accounting change to
  average:
Total assets                                  0.60%        0.49%          1.24%             0.54%             (0.16)%
Stockholders' equity                          8.50%        6.91%         17.28%             57.68%            (1.63)%
Year End:
    Gross loans to total assets              46.37%       36.42%         44.25%             47.23%            51.12%

                                        B-50


    Gross loans to deposits                  59.71%       42.66%         55.81%             57.16%            56.48%
Risk-based capital to assets                 16.37%       15.46%         14.10%             12.07%            14.37%
Primary capital to total assets               8.60%        8.50%          8.75%              7.70%            10.36%
Tier one capital to assets                   15.10%       13.44%         11.76%              9.37%             8.98%
Average stockholders' equity to average
  total assets                                7.05%        7.15%          7.16%              6.98%             9.82%
Nonperforming assets to total assets          0.91%        0.87%          1.42%              2.86%             4.72%
Nonperforming loans to gross loans            1.39%        1.09%          1.78%              3.38%             4.51%


Item 9 - Changes in and Diagreements with Accountants on
         Accounting and Financial Disclosure

          There is no event reportble under this item, except as has been previously reported (as defined in Rule 12b-2 under the Securities Exchange Act of 1934) in the Company's Current Report on Form 8-K dated March 5, 1996.

                                       PART III

ITEM 10 - Directors and Executive Officers of the Registrant

Directors of the Company.

          The information required by this item appears under the caption "Election of Directors" in the 1996 Proxy. Such information is incorporated by reference and made a part hereof.

Executive Officers of the Company

          The information required by this item apppears in Item 4A hereof.

Item 11 - Executive Compensation

          The information required by this item appears under the caption, "Compensation of Directors and Executive Officers" in the 1996 Proxy. Such information is incorporated herein by reference and made a part hereof.

          Since the Company qualifies as a "small business issuer," as defined by Item 10 (a)(1) of Regulation S-B, information incorporated by reference to the 1996 Proxy in response to this item contains the disclosure required by paragraphs (b), (c)(1), (c)(2)(i)-(v), (d), (e), (g), (h), (i)(1) and (2) of
Item 402 of Regulation S-K.

Item 12 - Security Ownership of Certain Beneficial Owners and Management

          The information required by this item appears under the caption "Voting Securities and Principal Holders" in the 1996 Proxy. Such information is incorporated herein by reference and made a part hereof.

Item 13 - Certain Relationships and Related Transactions

          The information required by this item appears under the caption "Certain Relationships and Related Transactions" in the 1996 Proxy. Such information is incorporated herein by reference and made a part hereof.

Item 14 - Exhibits, Financial Statement Schedules, and Reports on Form 8-K

          (a) The following documents are filed as part of this report and appear on the pages indicated:

(1)  Financial Statements:
                                                                Page in this
                                                                 Form 10-K

Consolidated Balance Sheet as of December 31, 1995 and 1994          B-24

Consolidated Statement of Income for the Years Ended
  December 31, 1995, 1994 and 1993                                   B-25

Consolidated Statement of Changes in Stockholders'
  Equity for the Years Ended December 31, 1995, 1994 and 1993        B-26

Consolidated Statement of Cash Flows for the Years Ended
  December 31, 1995, 1994 and 1993                                   B-27

Notes to the Consolidated Financial Statements                       B-28

Report of Independent Accountants                                    B-49

(2)  Financial Statement Schedules

All schedules are omitted because they are not applicable.

(3)  Exhibits

Exhibit No.     Description

3.1 The Company's Certificate of Incorporation (incorporated by reference to Exhibit 3(a) the Company's Registration Statement on Form S-4 [Commission File Number 33-13466] filed on June 15, 1987).

3.2 By-laws of the Company (incorporated by reference to Exhibit 3(b) to the Company's Registration Statement on Form S-4 [Commission File Number 33-13466] filed on June 15, 1987).

4 Common Shares Rights Agreement dated as of September 20, 1990 (incorporated by reference to Exhibit 4 to the Company's Current Report on Form 8-K dated September 20, 1990 [Commission File Number 0-16272]).

10.1 Hometown Bancorporation, Inc. 1987 Stock Option Plan (incorporated by reference to Exhibit 10(iii)(A)(b) to the Company's Registration Statement on Form S-4 [Commission File Number 33-13466] filed on June 15, 1987).


10.2 Hometown Bancorporation, Inc. 1995 Omnibus Stock Incentive Program (incorporated by reference to Exhibit 10(1) to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995 [Commission File Number 0-16272]).

10.3 Lease dated as of January 29, 1987 between NJM Realty Limited Partnership and the Bank (incorporated by reference to Exhibit 10(ii)(D)(b) to the Company's Registration Statement on Form S-4 [Commission File Number 33-13466] filed on June 15, 1987).

10.4 Lease Modification Agreement dated as of May 1, 1995, between NJM Realty Limited Partnership and the Bank (incorporated by reference to Exhibit 10(3) to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995 [Commission File Number 0-16272]).

10.5 Lease dated as of June 8, 1989 beetween Old Town Hall, Inc. and the Bank (incorporated by reference to Exhibit 10.4 to the Company's Annual Report on Form 10-K for the year ended December 31, 1989 [Commission File Number 0-16272]).

10.6 Description of the Bank's Officer Incentive Plan (incorporated by reference to Exhibit 10.5 to the Company's Annual Report on Form 10-K for the year ended December 31, 1989 [Commission File Number 0-16272]).

10.7 Employment Agreement executed January 2, 1991 between the Bank and Kevin E. Gage, as amended by Amendment No. 1 thereto dated as of November 18, 1993 (incorporated by reference to Exhibit 10.6 to the Company's Annual Report on Form 10-K for the year ended December 31, 1993 [Commission File Number 0-16272]).

10.8 Amendment No. 2, dated as of June 16, 1995, to Employment Agreement dated as of January 2, 1991 among the Company, the Bank and Kevin E. Gage (incorporated by reference to Exhibit 10(2) to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995 [Commission File Number 0-16272]).

11      Statement of Computation of Earnings Per Share.

21 Subsidiaries of the Company (incorporated by reference to Exhibit 21 to the Company's Annual Reporton Form 10-K for the year ended December 31, 1993 [Commission File Number 0-16272]).

23              Consent of Independent Accountants.

24              Powers of Attorney

27              Financial Data Schedule.

                                     Signatures

          Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                  Hometown Bancorporation, Inc.



                                  By: /s/ Kevin E. Gage
                                      --------------------------------------
                                      Kevin E. Gage
                                      President and Chief Executive Officer

Dated: March 29, 1996

          Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the date indicated.

Name                            Title
- ----                            -----

Douglas D. Milne, III           Chairman of the Board )
                                and Director          )
                                                      )
Kevin E. Gage                   President and Chief   )
                                Executive Officer and )
                                Director              )
                                                      )
Richard A. Allen                Director              )
                                                      )
Louis T. Hagopian               Director              )
                                                      )
Arnold H. Libner                Director              )    By /s/ Kevin E. Gage
                                                      )      ------------------
                                                      )      Kevin E. Gage
Joseph G. McIntyre, Jr.         Director              )      Attorney-in-Fact
                                                      )
Robert O. White                 Director              )      March 29, 1995
                                                      )
Albert T. Jaronczyk             Senior Vice President )
                                and Chief Financial   )
                                Officer (Principal    )
                                Accounting Officer)   )

                                                                   ANNEX C


                                FORM 10-Q
                    SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, DC 20549

 [X]  QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                     SECURITIES EXCHANGE ACT OF 1934

 For the quarterly period ended   MARCH 31, 1996
                                  --------------

                                    OR

 [ ]  TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                     SECURITIES EXCHANGE ACT OF 1934

 For the transition period from____________to_____________

 Commission file number      0-16272
                             -------

                      HOMETOWN BANCORPORATION, INC.
                      -----------------------------
           (Exact name of Registrant as specified its charter)

           DELAWARE                           06-1199559
           --------                           ----------
     (State or other jurisdiction of        (IRS Employer
     incorporation or organization)    Identification No.)

             20 WEST AVENUE, P.O. BOX 1265, DARIEN, CT  06820
             ------------------------------------------------
                 (Address of principal executive offices)

                              (203) 656-2265
                              --------------
           (Registrant's telephone number, including area code)

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

 YES    X  NO
     ----     ----

 Indicate the number of shares outstanding of each of the issuer's classes of Common Stock, as of the latest practicable date:

         CLASS                          OUTSTANDING AT APRIL 30, 1996
         -----                          -----------------------------
 Common Stock (Voting), $1 par
         Value                               1,708,046
                                             ---------

                      HOMETOWN BANCORPORATION, INC.

                                  INDEX


                                                                     PAGE
                                                                     ----


     PART I - FINANCIAL INFORMATION
     ------------------------------

          ITEM 1. - Financial Statements
          -------

                  Consolidated Balance Sheet -
                     March 31, 1996 and December 31, 1995              C-3

                  Consolidated Statement of Income -
                     Three Months Ended March 31, 1996 and 1995        C-4

                  Consolidated Statement of Cash Flows -
                     Three Months Ended March 31, 1996 and 1995        C-5

          ITEM 2. - Management's Discussion and Analysis
                    of Financial Condition and Results of Operations   C-6

     PART II - EXHIBITS                                               C-11
     ------------------

     SIGNATURES                                                       C-12

 Part I
 ITEM 1. - FINANCIAL STATEMENTS
- -------------------------------

                         HOMETOWN BANCORPORATION, INC.
                           CONSOLIDATED BALANCE SHEET
             (000'S OF DOLLARS EXCEPT PAR VALUE AND SHARE AMOUNTS)

                                                    MARCH 31,     DECEMBER 31,
                                                      1996           1995
                                                      ----           ----
 ASSETS                                           (unaudited)
 Cash and due from banks                              $7,213        $9,891
 Investments available for sale, at fair value        76,626        93,696
 Investments held to maturity (fair value:
   $14,621 in 1996 and $14,763 in 1995)               14,561        15,100
 Loans, less allowance for loan losses of
   $2,914 in 1996 and $2,883 in 1995                 106,080       103,407
 Equipment and leasehold improvements, net of
   accumulated depreciation of $1,981 in 1996
   and $1,897 in 1995                                  1,435         1,456
 Other real estate owned                                 683           603
 Other assets                                          6,310         5,067
                                                     -------       -------
   Total Assets                                     $212,908      $229,220
                                                     =======       =======
 LIABILITIES AND STOCKHOLDERS' EQUITY
 Deposits:
   Demand                                            $23,747       $26,064
   NOW and money market accounts                      72,024        69,200
   Savings deposits                                   12,288        12,858
   Certificates of deposit of $100 and over           10,688        14,056
   Other time deposits                                56,287        55,822
                                                     -------       -------
                                                     175,034       178,000
 Short-term borrowings                                19,001        32,116
 Accrued interest and other liabilities                1,681         2,286
                                                     -------       -------
   Total Liabilities                                 195,716       212,402
                                                     -------       -------
 STOCKHOLDERS' EQUITY
 Preferred Stock, par value $1; 2,000,000 shares
   authorized, none issued and outstanding
 Common Stock, par value $1; 10,000,000 shares
   authorized, 1,833,381 issued
   and outstanding in 1996 and 1995                    1,833         1,833
 Surplus                                              14,123        14,123
 Retained earnings                                     2,123         1,784
 Unrealized loss on investments available for sale      (152)         (187)
 Treasury Stock - 126,900 and 126,935 shares in 1996
   and 1995, respectively, at cost                      (735)         (735)
                                                     -------       -------
   Total Stockholders' Equity                         17,192        16,818
                                                     -------       -------
 Total Liabilities and Stockholders' Equity         $212,908      $229,220
                                                     =======       =======

                      HOMETOWN BANCORPORATION, INC.
                     CONSOLIDATED STATEMENT OF INCOME
             (000'S OF DOLLARS EXCEPT PAR VALUE AND SHARE AMOUNTS)

                                                 FOR THE THREE MONTHS ENDED
                                                          MARCH 31,
                                                      1996          1995
 Interest and dividend income:                    (unaudited)    (unaudited)
   Interest and fees on loans                         $2,303        $1,769
   Interest on investment securities:
   Obligations of U.S. Agencies                          994         1,403
   Other                                                 459           505
   Interest on federal funds sold                          1            --
   Dividends                                              28            33
                                                     -------       -------
     Total interest and dividend income                3,785         3,710
 Interest expense:
   Deposits                                            1,448         1,554
   Short-term borrowings                                 366           312
                                                     -------       -------
     Total interest expense                            1,814         1,866
 Net interest income                                   1,971         1,844
 Provision for loan losses                                25            25
                                                     -------       -------
 Net interest income after provision for
   loan losses                                         1,946         1,819
 Other operating revenue:
   Deposit and other service charges                     162           173
   Mortgage origination fees                              79            56
   Securities losses                                      (2)           --
   Other                                                  58            33
                                                     -------       -------
 Net interest income and operating revenue             2,243         2,081
 Other operating expenses:
   Salaries and benefits                                 853           754
   Occupancy expense                                     136           145
   FDIC insurance premiums                                 1           102
   Depreciation                                           84            91
   Advertising and marketing                              67            55
   Legal and Accounting                                   53            23
   Foreclosure expense and cost of OREO                   41            30
   Other operating expenses-other                        425           309
                                                     -------       -------
   Total other operating expenses                      1,660         1,509

 Income before federal and state income taxes            583           572
 Provision for federal and state income taxes            244           202
                                                     -------       -------
 Net income                                             $339          $370
                                                     =======       =======

   Earnings per share                                   $.19          $.21
                                                       =====         =====
   Average number of shares outstanding            1,780,741     1,762,349
                                                   =========     =========

                      HOMETOWN BANCORPORATION, INC.
                   CONSOLIDATED STATEMENT OF CASH FLOWS
                          (THOUSANDS OF DOLLARS)

                                                  FOR THE THREE MONTHS ENDED
                                                           MARCH 31,
                                                       1996          1995
 Cash Flows from Operating Activities:             (unaudited)    (unaudited)
 Net income                                             $339          $370
 Adjustments to reconcile net income to net cash
  (used) by operating activities:
  Depreciation and amortization, net                     135            91
  Provision for loan losses                               25            25
  Securities losses                                        2            --
  (Increase) decrease in other assets                 (1,329)          179
  (Decrease) in other liabilities                       (605)       (1,659)
                                                     -------       -------
 Net cash (used) by operating activities              (1,433)         (994)
                                                     -------       -------

 Cash Flows from Investing Activities:
 Proceeds from the maturity of investments held
  to maturity                                            539         1,199
 Proceeds from the maturity of investments
  available for sale                                   6,347         1,629
 Purchase of investment securities available
  for sale                                            (1,026)      (16,910)
 Proceeds from the sale of investments available
  for sale                                            11,817         3,742
 Net decrease in loans                                (2,698)          (53)
 Decrease (increase) in OREO                             (80)            1
 Purchase of capital assets                              (63)          (67)
                                                     -------       -------
 Net cash provided (used) by investing activities     14,836       (10,459)
                                                     -------       -------

 Cash Flows from Financing Activities:
 Net (decrease) in demand deposits, NOW
  accounts, money market accounts and
  savings accounts                                       (63)         (266)
 Net (decrease) in certificates of deposit
  and other time deposits                             (2,903)         (142)
 (Decrease) increase in short-term borrowings        (13,115)        9,598
 Exercise of stock options                                --            14
                                                     -------       -------
 Net cash (used) provided by financing activities    (16,081)        9,204
                                                     -------       -------

 Net decrease in cash and cash equivalents            (2,678)       (2,249)
 Cash and cash equivalents at the beginning of
  the period                                           9,891         8,549
                                                     -------       -------
 Cash and cash equivalents at the end of the period   $7,213        $6,300
                                                      ======        ======

          ITEM 2. - MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


 INTRODUCTION
 ------------

     Hometown Bancorporation, Inc. (the "Company") was formed to become a holding company for The Bank of Darien (the "Bank") to raise additional capital and to provide a vehicle for other permitted holding company activities. On July 21, 1987, each share of the Bank's outstanding common stock was exchanged for one share of Common Stock, par value $1.00, of the Company. This transaction was recorded in a manner analogous to a pooling of interests.

     The Bank is the sole subsidiary of the Company. The business of the Company consists of ownership of the capital stock of the Bank.

     The Bank, which currently has branch offices in Darien and Westport, Connecticut, is a full service commercial institution with a market area within Southern Fairfield County. Its commitment to service excellence is supported by a flexible approach to banking, immediate problem resolution and local decision making with fast turnaround. The staff's commitment to excellence is evidenced by low turnover of personnel and courteous and efficient service.

     The Bank, a member of the FDIC, offers a complete line of financial services to the retail and commercial market segments. Deposit products include checking, NOW and money market accounts, savings accounts, certificates of deposit, individual retirement accounts and Keoghs.
 Loan products include personal and commercial loans, mortgages, home equity lines of credit, secured and unsecured loans, MasterCard, VISA and Gold MasterCard credit cards.

 RESULTS OF OPERATIONS
 ---------------------

     The Company earned consolidated net income of $339,000 or $.19 per share and $370,000 or $.21 per share for the three months ended March 31, 1996 and 1995, respectively. The decrease in net income for the first quarter of 1996 as compared to the first quarter of 1995 was primarily the result of increases in other operating expense and the provisions for federal and state income taxes which offset a 7% increase in net interest income.

 NET INTEREST INCOME
 -------------------

     Net interest income increased $127,000 or 7% from $1,844,000 for the three months ended March 31, 1995 to $1,971,000 for the three months ended March 31, 1996. The increase in net interest income was due to a 10% increase in the comparative period interest rate spread which was offset by a $6,629,000 decline in the period's average interest earning assets.

         Below is the yield analysis for the three months ended March 31, 1996 and for the year ended December 31, 1995.

                                                    HOMETOWN BANCORPORATION, INC.
                                                            YIELD ANALYSIS
                                                           (000'S of dollars)
                                         For the Three Months Ended             For the Year Ended
                                               March 31, 1996                   December 31, 1995
                                        Average                            Average
                                        Balance   Interest   Yield         Balance   Interest   Yield
                                        -------   --------   -----         -------   --------   -----
 ASSETS
 ------
 Interest earning assets:
   Loans                                $106,719   $2,303   8.63%         $ 81,948   $ 7,625   9.30%
   Investment securities                  97,219    1,482   6.10%          124,325     7,403   5.95%
   Federal funds sold                         80        1   5.00%              990        52   5.25%
                                        ------------------------------------------------------------
   Total interest earning assets         204,018    3,786   7.42%          207,263    15,080   7.28%
                                        ------------------------------------------------------------

 Non interest earning assets:
   Cash and due from banks                 7,940                            7,288
   Allowance for loan losses              (2,905)                          (2,990)
   Other assets                            5,511                            7,130
                                        --------                         --------
   Total assets                         $214,564                         $218,691
                                        ========                         ========
 LIABILITIES AND STOCKHOLDERS' EQUITY
 ------------------------------------
 Interest bearning liabilities:
   Savings deposits                     $ 12,348       61   1.98%         $13,304        292   2.19%
   NOW accounts                           26,451       82   1.24%          25,448        364   1.43%
   Money market deposits                  43,088      365   3.39%          50,100      1,896   3.78%
   Time deposits                          68,392      901   5.27%          66,830      3,463   5.18%
   Other interest bearning liabilities    25,167      405   6.44%          24,444      1,653   6.76%
                                        ------------------------------------------------------------
   Total interest bearning liabilities   175,446    1,814   4.14%         180,126      7,668   4.26%
                                        ------------------------------------------------------------
 Non interest bearing liabilities:
   Demand deposits                        21,964                           22,209
   Other liabilities                         583                              947
   Stockholders' equity                   16,571                           15,409
                                        --------                         --------
   Total liabilities and stockholders'
     equity                             $214,564                         $218,691
                                        ========                         ========

                                                   ------                             ------
 Net interest income                               $1,972                             $7,412
                                                   ======                             ======

 Net yield on interest earning assets                       3.87%                              3.58%
                                                            ====                               ====


 PROVISION AND ALLOWANCE FOR LOAN LOSSES

     The Company maintains an allowance for loan losses which is recorded through a provision for loan losses. The provision for loan losses is charged to operations based on management's assessment of such loan related factors as loan risk, including collateral and liquidation value of that collateral, loan type, current economic conditions and other pertinent factors.

     The Company, in its assessment of the allowance for loan losses, utilizes a risk rating system. This system involves an ongoing review of the loan portfolio that culminates in loans being assigned a risk factor based upon various credit criteria. If the review indicates a possibility that some portion of the loan may result in a loss, a specific allowance is established for the amount of the estimated loss. If the review indicates that it is probable that some portion of the loan will result in a loss, that portion of the loan is charged-off as a reduction of the loan and allowance for loan losses balance. In determining the allowance for loan losses for the balance of the portfolio, loans are classified as to industry and collateral type with risk assessments made for each category of loans. Reserve requirements are then established for each category and provided for in the allowance for loan losses.

     The Company recorded a $25,000 provision to the allowance for loan losses for the three-month periods ended March 31, 1996 and 1995. The following table illustrates nonperforming assets and allowance for possible loan loss coverage ratios for the Company at March 31, 1996 and December 31, 1995.

                                                 March 31,     December 31,
                                                   1996           1995
                                                 (thousands of dollars)

     Nonaccruing loans                              $1,191      $1,475
     Other real estate owned, net                      683         603
                                                     -----       -----
     Total nonperforming assets                     $1,874      $2,078
                                                     =====       =====
     Restructured and performing loans                $533        $544

     Nonaccruing loans to gross loans                 1.09%       1.39%
     Nonperforming assets to total assets             0.88%       0.91%
     Allowance for loan losses                      $2,914      $2,883
     Coverage Ratios:
     Allowance for loan losses to gross loans         2.67%       2.71%
     Allowance for loan losses to nonperforming     155.50%     138.74%
          assets

     Had the nonaccruing loans in the table above been current, gross interest income on these loans for the three months ended March 31, 1996 would have been approximately $30,000. There was no interest income recorded on these loans during 1996.

 OTHER OPERATING REVENUE
 -----------------------

     For the three months ended March 31, 1996, total other operating revenue increased $35,000 or 13% as compared to the three months ended March 31, 1995. This increase was due to a $23,000 or 41% improvement in mortgage origination fees from $56,000 for the quarter ended March 31, 1995 to $79,000 for the quarter ended March 31, 1996. The increase in mortgage activity was primarily due to improved primary and new market coverage by Company personnel. Other operating income, other, increased $25,000 for the quarter ended March 31, 1996 to $58,000, compared with $33,000 at March 31, 1995. The increase in other revenues was related to increased OREO rental income and increased fees on the merchant credit card processing and other retail-based services.

 OTHER OPERATING EXPENSES
 ------------------------

     Total other operating expenses increased $151,000 or 10% from $1,509,000 for the three months ended March 31, 1995 to $1,660,000 for the three months ended March 31, 1996. The increase in total other operating expenses during the three months ended March 31, 1996 was primarily due to increases in salaries and benefits.

     For the three months ended March 31, 1996 salaries and benefits expense increased $99,000 or 12% versus the three months ended March 31, 1995. This increase reflects increases in the cost of comprehensive benefits, primarily medical and dental insurance offered to employees combined with unemployment and FICA taxes, and an increase in salary expense related to the addition and changes in personnel.

     Occupancy expense decreased $9,000 or 6% for the three months ended March 31, 1996 as compared to the three months ended March 31, 1995. This decrease is due primarily to a renegotiated lease on the Darien facility during the second quarter of 1995.

     For the three months ended March 31, 1996, FDIC insurance premiums decreased $101,000 as compared to the three months ended March 31, 1995. During the second quarter of 1995 the FDIC reduced premiums charged to its member banks as a result of the Bank Insurance Fund's meeting certain federally mandated recapitalization requirements. The decline in premium expense for the quarter ended March 31, 1996 relates to this reduction in premiums.

     Depreciation expense decreased $7,000 or 8% for the three months ended March 31, 1996 as compared to the three months ended March 31, 1995. This decrease was due to more assets becoming fully depreciated during the quarter than were purchased.

     For the three months ended March 31, 1996 advertising and marketing expense increased $12,000 or 22% from $55,000 for the three months ended March 31, 1995 to $67,000 for the three months ended March 31, 1996.
 The increase is due to increased advertising, public relations, and direct marketing of the Bank's products in the first quarter of 1996. Legal and accounting expense increased $30,000 for the three months ended March 31, 1996 as compared to the three month period ended March 31, 1995. The increase reflects increased fees billed by our external independent accountants and increased legal fees related to regulatory matters. Foreclosure expense and cost of OREO increased $11,000 from $30,000 for the three months ended March 31, 1995 to $41,000 for the quarter ended March 31, 1996. The increase is due to increased operating costs this past winter of OREO properties.

     For the three months ended March 31, 1996, other operating expenses-other increased $116,000 as compared to the three months ended March 31, 1995. This increase was due to increased expense related to customer statement preparation, outside consulting assignments and other variable fees and expenses for operations.

 LIQUIDITY AND CAPITAL RESOURCES
 -------------------------------

     Total deposits of the Company decreased $2,966,000 to $175.0 million at March 31, 1996 from December 31, 1995 when total deposits were $178.0 million. This decrease was due primarily to lower demand and time deposit balances at March 31, 1996.

     In addition to deposits (the Bank's primary funding and liquidity source) liquidity is managed through continuous maturity of earning assets, federal funds lines of credit and Federal Home Loan Bank of Boston (the "FHLBB") advances. FHLBB advances decreased $13.1 million from $32.1 million at December 31, 1995 to $19.0 million at March 31, 1996.

     The Company's total capital increased $374,000 from December 31, 1995 to March 31, 1996. The improvement was due to the net income realized during the quarter of $339,000 and to an improvement in net unrealized loss on the available-for-sale investment portfolio in the amount of $35,000. Illustrated below are the Company's capital to asset ratios and the corresponding regulatory minimums.

                                                    Capital Ratios
                                                 March 31,       Regulatory
                                                   1996           Minimum
                                                   ----           -------

 HOMETOWN BANCORPORATION, INC.
 -----------------------------
 Tier one leverage capital ratio                    7.88%         4.00%
 Risk-based capital ratio                          17.21%         8.00%

     The following summarizes the Company's investment portfolio by type of security at March 31, 1996:

                                                   Carrying     Approximate
                                                    Amount      Fair Value
                                                    ------      ----------
                                                   (thousands of dollars)

 Investments held to maturity:

     U. S. Agency Mortgage-Backed Securities         $5,293        $5,284
     Obligations of U. S. Government Agencies         2,950         2,944
     Other mortgage-backed securities                 6,318         6,066
                                                     ------        ------
 Total investments held-to-maturity                 $14,561       $14,294
                                                     ======        ======
 Investments available for sale:

     U. S. Agency Mortgage-Backed Securities        $50,601       $50,485
     Obligations of U. S. Government Agencies         1,019         1,038
     Other mortgage-backed securities                19,523        19,383
     U. S. Treasury Securities                        4,026         4,003
     FHLBB stock                                      1,717         1,717
                                                     ------        ------
 Total investments available-for-sale               $76,886       $76,626
                                                     ======        ======

 Part II

 ITEM 6 - EXHIBITS AND REPORTS ON FORM 8-K
 -----------------------------------------

     (a)  Exhibits

          NO.                 DESCRIPTION
          ---                 -----------

          27              Financial Data Schedule


     (b) During the quarter ended March 31, 1996, the Company filed a Current Report on Form 8-K dated March 5, 1996, as amended, reporting information pursuant to Item 4.

                                SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                            Hometown Bancorporation, Inc.



 Date:  May 14, 1996                   By:     /S/ KEVIN E. GAGE
                                           ---------------------------
                                           Kevin E. Gage
                                           President and
                                           Chief Executive Officer



 Date:  May 14, 1996                   By:     /S/ ALBERT T. JARONCZYK
                                          ----------------------------
                                           Albert T. Jaronczyk
                                           Senior Vice President and
                                           Chief Financial Officer

                                                                  ANNEX D




                                             April 26, 1996


 PRIVATE AND CONFIDENTIAL
 ------------------------

 The Board of Directors
 Hometown Bancorporation, Inc.
 20 West Avenue
 Darien, CT 06820

 Gentlemen:

     You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Hometown Bancorporation ("Hometown") of the terms of a proposed merger (the "Merger") whereby Hometown will be merged with and into HUBCO, Inc. ("HUBCO"). The terms of the Merger are set forth in the Agreement and Plan of Merger dated April 27, 1996 (the "MERGER AGREEMENT").

     The terms of the Merger Agreement provide that each share of Hometown common stock other than shares held by persons exercising dissenters' rights will be exchanged for $17.75 in cash (the "CASH PRICE").

     Brown Brothers Harriman & Co., in its capacity as financial advisor, is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, equity and debt financings, and valuations for estate, corporate, and other purposes. We have advised Hometown in its discussions and negotiations with HUBCO and, through our participation in such discussions and our advice to Hometown, have assisted in the development of the terms of the Merger Agreement.

     In connection with our analysis of the proposed transaction, Hometown and HUBCO have furnished us with information concerning the Merger Agreement and their respective businesses and operations, and we have reviewed financial and operating data provided to us by Hometown and HUBCO, as well as information contained in documents filed with regulatory authorities or otherwise available from published sources. We have reviewed the Merger Agreement and all related agreements, including the Stock Option Agreement dated April 27, 1996, between Hometown and HUBCO, supporting documentation and schedules. We have had discussions with management personnel of Hometown and HUBCO with respect to the foregoing. Our review also included consideration of the following:

     1. financial and statistical information for Hometown and HUBCO, including comparative per share data and the pro forma financial effects of the combination;

     2. the business, operations, and general prospects of Hometown as discussed by management with us;

     3. the reported share price range and dividend history for the equity securities of Hometown;

     4. general financial and statistical comparative analyses of Hometown, with selected public companies in the same industry;

     5. the terms and conditions of other business combinations in the U.S. commercial banking industry which we deemed to be comparable or otherwise relevant; and

     6. such other financial studies, analyses and investigations as we deemed necessary.

     In rendering our opinion, we have assumed and relied upon the accuracy and completeness of information furnished to us by Hometown, and we have not assumed any responsibility for independent verification of such information or any independent valuation or appraisal of any of the assets of Hometown.

     On the basis of the foregoing, as of the date hereof, we are of the opinion that the Cash Price to be received by holders of the Common Stock pursuant to the Merger Agreement is fair to the stockholders of Hometown from a financial point of view.

                                            Yours  very truly,




                                            Brown Brothers Harriman & Co.

                                                                ANNEX E
                                                         CONFORMED COPY


                             STOCK OPTION AGREEMENT

                  THIS STOCK OPTION AGREEMENT (this "Agreement") dated April 28, 1996, is by and between HUBCO, Inc., a New Jersey corporation and registered bank holding company ("HUBCO") for Hudson United Bank (the "Bank"), and Hometown Bancorporation, Inc., a Delaware corporation and registered bank holding company ("HBI") for The Bank of Darien ("Darien").

                                   BACKGROUND

     1. HUBCO, the Bank, HBI and Darien have executed an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which HUBCO will acquire HBI through a merger of HBI with and into HUBCO (the "Merger").

     2. As an inducement to HUBCO to enter into the Merger Agreement and in consideration for such entry, HBI desires to grant to HUBCO an option to purchase authorized but unissued shares of common stock of HBI in an amount and on the terms and conditions hereinafter set forth.

                                    AGREEMENT

     In consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, HUBCO and HBI, intending to be legally bound hereby, agree:

     1. GRANT OF OPTION. HBI hereby grants to HUBCO the option to purchase 435,000 shares of common stock, $1.00 par value (the "Common Stock") of HBI at an exercise price of $13.75 per share (the "Option Price"), on the terms and conditions set forth herein (the "Option").

     2. EXERCISE OF OPTION. This Option shall not be exercisable until the occurrence of a Triggering Event (as such term is hereinafter defined). Upon or after the occurrence of a Triggering Event, HUBCO may exercise the Option, in whole or in part, at any time or from time to time until the termination of this Agreement in accordance with Section 19 and in accordance with the terms and conditions hereof.

     As used in this Agreement, the term "Triggering Event" means the occurrence of any of the following events:

     A person or group (as such terms are defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder) other than HUBCO or an affiliate of HUBCO, without HUBCO's prior written consent:

          a. acquires beneficial ownership (as such term is defined in Rule 13d-3 as promulgated under the Exchange Act) of at least 20% of the then outstanding shares of Common Stock;

          b. enters into a letter of intent or an agreement, whether oral or written, with HBI pursuant to which such person or any affiliate of such person would (i) merge or consolidate, or enter into any similar transaction with HBI, (ii) acquire all or a significant portion of the assets or liabilities of HBI, or (iii) acquire beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 20% or more of the then outstanding shares of Common Stock;

          c. makes a filing with any bank regulatory authorities or publicly announces a bona fide proposal (a "Proposal") for (i) any merger, consolidation or acquisition of all or a significant portion of all the assets or liabilities of HBI or any other business combination involving HBI, or (ii) a transaction involving the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 20% or more of the outstanding shares of Common Stock, and thereafter, if such Proposal has not been Publicly Withdrawn
(as such term is hereinafter defined) at least 15 days prior to the meeting of stockholders of HBI called to vote on the Merger and HBI stockholders fail to approve the Merger by the vote required by applicable law at the meeting of stockholders called for such purpose;

          d. makes a bona fide Proposal and thereafter, but before such Proposal has been Publicly Withdrawn, HBI willfully takes any action in any manner which would materially interfere with its desire or ability to consummate the Merger or materially reduce the value of the Merger transaction to HUBCO; or

          e. which is the holder of more than 5% of the Common Stock solicits proxies in opposition to approval of the Merger.

     The term "Triggering Event" also means the taking of any direct or indirect action by HBI or any of its directors, officers or agents to invite or solicit any proposal which has as its purpose a tender offer for the shares of HBI Common Stock, a merger, consolidation, plan of exchange, plan of acquisition or reorganization of HBI, or a sale of shares of HBI Common
Stock or 25% or more of the assets or liabilities of HBI.

     "Publicly Withdrawn", for purposes of clauses (c) and (d) above, shall mean an unconditional bona fide withdrawal of the Proposal coupled with a public announcement of no further interest in pursuing such Proposal or in acquiring any controlling influence over HBI or in soliciting or inducing any other person (other than HUBCO or any affiliate) to do so.

     Notwithstanding the foregoing, the Option may not be exercised at any time (i) in the absence of any required governmental or regulatory approval or consent necessary for HBI to issue the shares of Common Stock subject to the Option (as such number of shares may be adjusted pursuant to Section 5 hereof, the "Option Shares") or HUBCO to exercise the Option or prior to the expiration or termination of any waiting period required by law, or (ii) so long as any injunction or other order, decree or ruling issued by any federal or state court of competent jurisdiction is in effect which prohibits the sale or delivery of the Option Shares.

     HBI shall notify HUBCO promptly in writing of the occurrence of any Triggering Event known to it, it being understood that the giving of such notice by HBI shall not be a condition to the right of HUBCO to exercise the Option. HBI will not take any action which would have the effect of preventing or disabling HBI from delivering the Option Shares to HUBCO upon exercise of the Option or otherwise performing its obligations under this Agreement.

     In the event HUBCO wishes to exercise the Option, HUBCO shall send a written notice to HBI (the date of which is hereinafter referred to as the "Notice Date") specifying the total number of Option Shares it wishes to purchase and a place and date for the closing of such a purchase (a "Closing"); provided, that a Closing shall not occur prior to two days after the later of receipt of any necessary regulatory approvals and the expiration of any legally required notice or waiting period, if any.

     3. PAYMENT AND DELIVERY OF CERTIFICATES. At any Closing hereunder (a) HUBCO will make payment to HBI of the aggregate price for the Option Shares so purchased by wire transfer of immediately available funds to an account designated by HBI, (b) HBI will deliver to HUBCO a stock certificate or certificates representing the number of Option Shares so purchased, free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever created by or through HBI, registered in the name of HUBCO or its designee, in such denominations as were specified by HUBCO in its notice of exercise and bearing a legend as set forth below, and (c) HUBCO shall pay any transfer or other taxes required by reason of the issuance of the Option Shares so purchased.

     Unless a registration statement is filed and declared effective under
Section 4 hereof, a legend will be placed on each stock certificate evidencing Option Shares issued pursuant to this Agreement, which legend will read substantially as follows:

                    The shares of stock evidenced by this certificate have not been registered for sale under the Securities Act of 1933 (the "1933 Act"). These shares may not be sold, transferred or otherwise disposed of unless a registration statement with respect to the sale of such shares has been filed under the 1933 Act and declared effective or, in the opinion of counsel reasonably acceptable to Hometown Bancorporation, Inc., said transfer would be exempt from registration under the provisions of the 1933 Act and the regulations promulgated thereunder.

      4. REGISTRATION RIGHTS. Upon or after the occurrence of a Triggering Event and upon receipt of a written request from HUBCO, HBI shall prepare and file a registration statement with the Securities and Exchange Commission, covering the Option and such number of Option Shares as HUBCO shall specify in its request, and HBI shall use its best efforts to cause such registration statement to be declared effective in order to permit the sale or other disposition of the Option and the Option Shares, provided that HUBCO shall in no event have the right to have more than one such registration statement become effective.

     In connection with such filing, HBI shall use its best efforts to cause to be delivered to HUBCO such certificates, opinions, accountant's letters and other documents as HUBCO shall reasonably request and as are customarily provided in connection with registrations of securities under the Securities Act of 1933, as amended. All expenses incurred by HBI in complying with the provisions of this Section 4, including without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for HBI and blue sky fees and expenses shall be paid by HUBCO. Underwriting discounts and commissions to brokers and dealers relating to the Option Shares, fees and disbursements of counsel to HUBCO and any other expenses incurred by HUBCO in connection with such registration shall be borne by HUBCO. In connection with such filing, HBI shall indemnify and hold harmless HUBCO against any losses, claims, damages or liabilities, joint or several, to which HUBCO may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement with respect to HBI or alleged untrue statement with respect to HBI of any material fact contained in any preliminary or final registration statement or any amendment or supplement thereto, or arise out of a material fact with respect to HBI required to be stated therein or necessary to make the statements therein with respect to

HBI not misleading; and HBI will reimburse HUBCO for any legal or other expense reasonably incurred by HUBCO in connection with investigating or defending any such loss, claim, damage, liability or action; provided, that HBI will not be liable in any case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement of omission or alleged omission made in such preliminary or final registration statement or such amendment or supplement thereto in reliance upon and in conformity with written information furnished by or on behalf of HUBCO specifically for use in the preparation thereof. HUBCO will indemnify and hold harmless HBI to the same extent as set forth in the immediately preceding sentence but only with reference to written information specifically furnished by or on behalf of HUBCO for use in the preparation of such preliminary or final registration statement or such amendment or supplement thereto; and HUBCO will reimburse HBI for any legal or other expense reasonably incurred by HBI in connection with investigating or defending any such loss, claim, damage, liability or action.

     5. ADJUSTMENT UPON CHANGES IN CAPITALIZATION. In the event of any change in the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, conversions, exchanges of shares or the like, then the number and kind of Option Shares and the Option Price shall be appropriately adjusted.

     Subject to the last sentence of this paragraph, in the event (i) any capital reorganization or reclassification of the Common Stock, or (ii) any consolidation, merger or similar transaction of HBI with another entity, or
(iii) any sale of all or substantially all of the assets of HBI, shall be effected in such a way that the holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provisions (in form reasonably satisfactory to the holder hereof) shall be made whereby the holder hereof shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions specified herein and in lieu of the Common Stock immediately theretofore purchasable and receivable upon exercise of the rights represented by this Option, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore purchasable and receivable upon exercise of the rights represented by this Option had such reorganization, reclassification, consolidation, merger or sale not taken place; provided, that if such transaction results in the holders of Common Stock receiving only cash, the holder hereof shall be paid the difference between the Option Price and such cash consideration without the need to exercise the Option. Notwithstanding the foregoing, if the holder hereof is given reasonable notice and opportunity to exercise this Option and receive the Option Shares prior to any merger of HBI, then the holder's rights with respect to this Option shall be limited to such right to exercise the Option and receive the Option Shares prior to the merger and it shall not required as a condition to the merger that provision be made to convert this into an option to acquire the consideration payable or issuable in the merger.

     6. FILINGS AND CONSENTS. Each of HUBCO and HBI will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement.

     Exercise of the Option herein provided shall be subject to compliance with all applicable laws including, in the event HUBCO is the holder hereof, approval of the Board of Governors of the Federal Reserve System, and HBI agrees to cooperate with and furnish to the holder hereof such information and documents as may be reasonably required to secure such approvals.

     7. REPRESENTATIONS AND WARRANTIES OF HBI. HBI hereby represents and warrants to HUBCO as follows:

          a. DUE AUTHORIZATION. HBI has full corporate power and authority to execute, deliver and perform this Agreement and all corporate action necessary for execution, delivery and performance of this Agreement has been duly taken by HBI.

          b. AUTHORIZED SHARES. HBI has taken and, as long as the Option is outstanding, will take all necessary corporate action to authorize and reserve for issuance the Option Shares.

          c. NO CONFLICTS. Neither the execution and delivery of this Agreement nor consummation of the transactions contemplated hereby (assuming all appropriate regulatory approvals) will violate or result in any violation or default of or be in conflict with or constitute a default under any term of the certificate of incorporation or by-laws of HBI or, to its knowledge, any agreement, instrument, judgment, decree, statute, rule or order applicable to HBI.

     8. SPECIFIC PERFORMANCE. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement and that the obligations of the parties hereto shall be specifically enforceable. Notwithstanding the foregoing, HUBCO shall have the right to seek money damages against HBI for a breach of this Agreement.

     9. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

     10. ASSIGNMENT OR TRANSFER. HUBCO may not sell, assign or otherwise transfer its rights and obligations hereunder, in whole or in part, to any
person or group of persons other than to an affiliate of HUBCO.   HUBCO
represents that it is
acquiring the Option for HUBCO's own account and not with a view to or for sale in connection with any distribution of the Option. HUBCO is aware that presently neither the Option nor the Option Shares are being offered by a registration statement filed with, and declared effective by, the Securities and Exchange Commission, but instead are being offered in reliance upon the exemption from the registration requirements pursuant to Section 4(2) of the Securities Act of 1933, as amended.

     11. AMENDMENT OF AGREEMENT. By mutual consent of the parties hereto, this Agreement may be amended in writing at any time, for the purpose of facilitating performance hereunder or to comply with any applicable regulation of any governmental authority or any applicable order of any court or for any other purpose.

     12. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

     13. NOTICES. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered personally, by express service, cable, telegram or telex, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

                     If to HUBCO, to:

                     HUBCO, Inc.
                     1000 MacArthur Blvd.
                     Mahwah, New Jersey 07430
                     Attn.:  Kenneth T. Neilson, President
                     and Chief Executive Officer

                     Copy to:

                     1000 MacArthur Blvd.
                     Mahwah, New Jersey 07430
                     Attn.: D. Lynn Van Borkulo-Nuzzo, Esq.

                     And copy to:

                     Pitney, Hardin, Kipp & Szuch
                     (Delivery) 200 Campus Drive
                     Florham Park, New Jersey
                     (Mail) P.O. Box 1945
                     Morristown, New Jersey 07962-1945
                     Attn.: Michael W. Zelenty, Esq.

                     If to HBI, to:

                     Hometown Bancorporation, Inc.
                     20 West Avenue
                     Darien, Connecticut  06820-0513
                     Attn.:  Kevin E. Gage, President
                     and Chief Executive Officer

                     Copy to:

                     Donovan Leisure Newton & Irvine
                     30 Rockefeller Plaza
                     New York, New York 10112
                     Attn.: Peter G. Smith, Esq.

or to such other address as the person to whom notice is to be given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

     14. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

     15. CAPTIONS. The captions in the Agreement are inserted for convenience and reference purposes, and shall not limit or otherwise affect any of the terms or provisions hereof.

     16. WAIVERS AND EXTENSIONS. The parties hereto may, by mutual consent, extend the time for performance of any of the obligations or acts of either party hereto. Each party may waive (i) compliance with any of the covenants of the other party contained in this Agreement and/or (ii) the other party's performance of any of its obligations set forth in this Agreement.

     17. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except as provided in Section 10 permitting HUBCO to assign its rights and obligations hereunder only to an affiliate of HUBCO.

     18. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     19. TERMINATION. This Agreement shall terminate upon either (i) the termination of the Merger Agreement as provided therein or (ii) the consummation of the transactions contemplated by the Merger Agreement; provided, that if termination of the Merger Agreement occurs after the occurrence of a Triggering Event, this Agreement shall not terminate until 18 months after the later of the date of the termination of the Merger Agreement or the consummation of any proposed transactions which constitute the Triggering Event.

     20. EFFECTIVENESS AND TERMINATION FEE. Solely for the purposes of the Connecticut Banking Laws, Section 36a-184, this Agreement shall not be considered effective until and unless it is submitted to and approved by the Commissioner of the Connecticut Department of Banking (the "Commissioner"). HBI shall pay Earth a termination fee of $3,000,000 (the "Termination Fee"), forthwith on demand, in lieu of all its other rights hereunder, if each of the following conditions are met: (a) the Option never becomes effective due to a failure by the Commissioner to make a determination that the Option may be exercised, after a request for approval by Earth to do so is submitted by Earth to the Commissioner, and either the Commissioner makes a determination that the Option may not be exercised or a period of five months elapses from the date the request is submitted by Earth; (b) a Triggering Event has occurred, which would allow Earth to exercise the Option; and (c) HBI is merged or acquired by another financial institution within 18 months following the Triggering Event. In the event that Earth is due the Termination Fee hereunder and HBI fails to pay such Fee on demand by Earth, HBI shall in addition reimburse Earth for the legal fees and expenses incurred by Earth in seeking to enforce and in collecting the Termination Fee.

     IN WITNESS WHEREOF, each of the parties hereto, pursuant to resolutions adopted by its Board of Directors, has caused this Agreement to be executed by its duly authorized officer, all as of the day and year first above written.


                                              HOMETOWN BANCORPORATION, INC.


                                              By:/s/ Kevin E. Gage
                                                 ---------------------------


                                              HUBCO, INC.


                                              By:/s/ Kenneth T. Neilson
                                                 ---------------------------

                                                                     ANNEX F

                  APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS

                         GENERAL CORPORATION LAW OF THE

                               STATE OF DELAWARE



            <section> 262 APPRAISAL RIGHTS.

         (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to
<section> 228 of this title shall be entitled to an appraisal by the Court of
Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

         (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to <section> 251, 252, 254, 257, 258, 263 or 264 of this title:

                  (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in SUBSECTIONS (F) OR (G) OF <section> 251 OF THIS TITLE.

                  (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to <section><section> 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                           a.   Shares of stock of the corporation surviving
or resulting from such merger or consolidation, or depository receipts in respect thereof;

                           b.   Shares of stock of any other corporation, or
depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                           c.   Cash in lieu of fractional shares or
fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

                           d.   Any combination of the shares of stock,
depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

                  (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under <section> 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

                           (c)   Any corporation may provide in its
certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

                           (d)   Appraisal rights shall be perfected as follows:

                  (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

                  (2) If the merger or consolidation was approved pursuant to <section> 228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

                           (e)   Within 120 days after the effective date of
the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

                           (f)   Upon the filing of any such petition by a
stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

                           (g)   At the hearing on such petition, the Court
shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

                           (h)   After determining the stockholders entitled
to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

                           (i)   The Court shall direct the payment of the
fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock.
The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

                            (j)   The costs of the proceeding may be
determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

                             (k)   From and after the effective date of the
merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

                             (l)   The shares of the surviving or resulting
corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                       HOMETOWN BANCORPORATION, INC.
              20 West Avenue, Darien, Connecticut 06820-1265


 PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS FOR MEETING OF STOCKHOLDERS TO BE HELD AUGUST 20, 1996



     The undersigned hereby appoints Douglas D. Milne, III, Kevin E. Gage and Albert T. Jaroncyzk, and each of them, as proxies for the undersigned with full powers of substitution to vote all shares of the Common Stock of Hometown Bancorporation, Inc. which the undersigned may be entitled to vote at the Special Meeting of Stockholders of Hometown Bancorporation, Inc. to be held at the main office of The Bank of Darien, 20 West Avenue, Darien, Connecticut at 4:00 p.m. on August 20, 1996 or any adjournment thereof as follows:



(TO BE SIGNED AND DATED ON REVERSE SIDE)

    1. Proposal to approve the Amended and Restated Agreement and Plan of Merger, dated as of April 28, 1996 among Hometown Bancorporation, Inc., The Bank of Darien, HUBCO, Inc., Hometown Acquisition Corporation and Hudson United Bank pursuant to which Hometown Acquisition Corporation would merge with and into Hometown Bancorporation, Inc. and, at HUBCO, Inc.'s option, The Bank of Darien would merge with and into a subsidiary of HUBCO, Inc., and each outstanding share of Common Stock of Hometown Bancorporation, Inc. (other than shares the holders of which have exercised dissenters' rights under the Delaware General Corporation Law) would be converted into the right to receive $17.75 in cash.


     FOR [   ]      AGAINST [   ]       ABSTAIN [   ]

     2. In their discretion the proxies are authorized to vote upon such other business as may properly come before the Special Meeting of Stockholders or any adjournment thereof.

 THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS SPECIFIED, THIS PROXY WILL BE VOTED "FOR" PROPOSAL 1.

     The undersigned acknowledges receipt of the Notice of Meeting and Proxy Statement.

 Signature


____________________________(L.S.)

 Signature


____________________________(L.S.)


 Dated______________________________, 1996


 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee, guardian or for a corporation, please give your full title as such. If shares are owned jointly, both owners should sign.

 TO HELP OUR PREPARATIONS FOR THE MEETING, PLEASE CHECK HERE IF YOU PLAN TO
 ATTEND. [    ]


  PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.